Data

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

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 1998

                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  ZILOG, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           3674                          13-3092996
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

      910 EAST HAMILTON AVENUE, CAMPBELL, CALIFORNIA 95008, (408) 558-8550 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            RICHARD R. PICKARD, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                  ZILOG, INC.
                            910 EAST HAMILTON AVENUE
                           CAMPBELL, CALIFORNIA 95008
                                 (408) 558-8550
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                          COPIES OF CORRESPONDENCE TO:

           KATHARINE A. MARTIN, ESQ.                         STEPHEN H. SHALEN, ESQ.
         PILLSBURY MADISON & SUTRO LLP                  CLEARY, GOTTLIEB, STEEN & HAMILTON
              2550 HANOVER STREET                               ONE LIBERTY PLAZA
        PALO ALTO, CALIFORNIA 94304-1115                        NEW YORK, NY 10006

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
TITLE OF EACH CLASS OF      AGGREGATE PRINCIPAL       PROPOSED MAXIMUM        PROPOSED MAXIMUM
  SECURITIES TO BE              AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
  REGISTERED                     REGISTERED                 UNIT                  PRICE(1)            REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------

9 1/2% Senior Secured
  Notes due 2005.........       $280,000,000                100%                $280,000,000              $82,600
=========================================================================================================================

(1) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 28, 1998

PROSPECTUS

                                  ZILOG, INC.

           Offer to Exchange Series B 9 1/2% Senior Secured Notes due
          2005, which have been registered under the Securities Act of
         1933, as amended, for any and all outstanding Series A 9 1/2%
                         Senior Secured Notes due 2005

    The Exchange Offer will expire at 5:00 p.m., New York City time, on
           , 1998, unless extended.

    Zilog, Inc., a Delaware corporation (the "Issuer" or "Zilog"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and, together with this Prospectus, the "Exchange Offer"), to exchange its Series B 9 1/2% Senior Secured Notes due 2005 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus is a part, for the outstanding Series A 9 1/2% Senior Secured Notes due 2005 of the Issuer (the "Old Notes"). The New Notes and the Old Notes are collectively referred to herein as the "Notes."

    Any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires,
which will be            , 1998 (30 calendar days following the commencement of
the Exchange Offer) unless the Exchange Offer is extended (such date, including as extended, the "Expiration Date"), will be accepted for exchange. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived by the Issuer, and to the terms of the Registration Rights Agreement, dated as of February 27, 1998, by and among the Issuer and Goldman Sachs & Co., BancBoston Securities Inc. and Citicorp Securities, Inc. (the "Initial Purchasers") (the "Registration Rights Agreement"). Old Notes may only be tendered in integral multiples of $1,000. See "The Exchange Offer."

    The New Notes will be obligations of Zilog and will be entitled to the benefits of the same Indenture (as defined herein) that governs the Old Notes. The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes, except that the New Notes do not contain terms with respect to [liquidated damages provisions] and the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "The Exchange Offer" and "Description of the New Notes."

    The New Notes will be represented by permanent global notes in fully registered form and will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in the permanent global notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants.

    The New Notes are being offered hereunder to satisfy certain obligations of Zilog contained in the Registration Rights Agreement. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13, 1988), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993) (collectively, the "Exchange Offer No-Action Letters"), the Issuer believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder (other than a broker-dealer who acquires such New Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined in Rule 405 under the Securities Act) of the Issuer) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in a distribution of such New Notes. By tendering Old Notes in exchange for New Notes, each holder, other than a broker-dealer, will represent to the Issuer that: (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer; (ii) it is not a broker-dealer tendering Old Notes acquired for its own account directly from the Issuer; (iii) any New Notes to be received by it will be acquired in the ordinary course of its business; and (iv) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If a holder of Old Notes is engaged in or intends to engage in a distribution of New Notes or has any arrangement or understanding with respect to the distribution of New Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS PROSPECTUS.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

               The date of this Prospectus is             , 1998

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. Pursuant to the Registration Rights Agreement, the Issuer has agreed that it will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. See "Plan of Distribution."

     The Issuer will not receive any proceeds from the Exchange Offer. The Issuer has agreed to pay the expenses of the Exchange Offer. No underwriter is being utilized in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUER ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES AND BLUE SKY LAWS OF SUCH JURISDICTION.

     The Old Notes have been designated as eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") market. Prior to this Exchange Offer, there has been no public market for the New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount. The Issuer does not intend to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes on The Nasdaq Stock Market's National Market or otherwise. The Initial Purchasers have previously made a market in the Old Notes, and the Issuer has been advised that the Initial Purchasers currently intend to make a market in the New Notes, as permitted by applicable laws and regulations, after consummation of the Exchange Offer. The Initial Purchasers are not obligated, however, to make a market in the Old Notes or the New Notes and any such market making activity may be discontinued at any time without notice at the sole discretion of the Initial Purchasers. There can be no assurance as to the liquidity of the public market for the New Notes or that any active public market for the New Notes will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the New Notes may be adversely affected. See "Risk Factors -- Absence of a Public Market."

                             AVAILABLE INFORMATION

     The Issuer is not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Issuer will become subject to such requirements upon the effectiveness of the Registration Statement (as defined below). Pursuant to the indenture by and among the Issuer and State Street Bank and Trust Company (as trustee), dated as of February 27, 1998 (the "Indenture"), the Issuer has agreed to file with the Commission and provide to the holders of the Old Notes annual reports and the information, documents and other reports which are required to be delivered pursuant to Sections 13 and 15(d) of the Exchange Act. This Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by the Issuer with the Commission, through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"), under the Securities Act, with respect to the New Notes offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Issuer and the securities offered hereby. Although statements concerning and summaries of certain documents are included herein, reference is made to the copies of such documents filed as exhibits to the Registration Statement or otherwise filed with the Commission. These documents may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained at fees and charges prescribed by the Commission. Copies of such materials may also be obtained from the Web site that the Commission maintains at http://www.sec.gov.

     Zilog(R) and Z-80(R) are trademarks of Zilog, Inc. Trademarks of other corporations and organizations are also referenced in this Prospectus.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of various provisions of the Securities Act and the Exchange Act. All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that Zilog expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of Zilog's and its subsidiaries' business and operations, product introduction schedules, plans, references to future success and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by Zilog in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform to Zilog's expectations and predictions is subject to a number of risks and uncertainties that may cause actual results to differ materially, including the significant considerations and risks discussed in this Prospectus; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Zilog and its subsidiaries; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond the control of Zilog and its subsidiaries. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the results or developments anticipated by Zilog will be realized or, even if substantially realized, that they will have the expected consequences to or effects on Zilog and its subsidiaries or their business or operations. The Issuer expressly disclaims any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements to reflect events or circumstances that occur or arise or are anticipated to occur or arise after the date hereof.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     All reports and any definitive proxy or information statements filed by the Issuer pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the New Notes offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF ANY AND ALL DOCUMENTS INCORPORATED THEREIN BY REFERENCE (EXCLUDING EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED THEREIN BY REFERENCE) WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY AFTER RECEIPT OF SUCH REQUEST. WITH RESPECT TO DOCUMENTS OF ZILOG INCORPORATED HEREIN BY REFERENCE, REQUESTS SHOULD BE DIRECTED TO ZILOG, INC., ATTN: INVESTOR RELATIONS MANAGER, 910 EAST HAMILTON AVENUE, CAMPBELL, CALIFORNIA 95008, (408) 558-8550. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE EXPIRATION DATE, ANY SUCH REQUEST
SHOULD BE MADE BY                , 1998.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and the Unaudited Pro Forma Consolidated Financial Data of the Issuer, including the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise set forth herein, references herein to "pro forma" financial data of the Issuer are to financial data of the Issuer which gives effect to the Recapitalization, including the issuance of the Notes, the issuance of the Non-voting Common Stock (as defined herein) and the issuance of the Preferred Stock (as defined herein). All references herein to a fiscal year refer to the 12 months ended on December 31, of the year referenced. All references herein to a fiscal quarter refer to a period which is thirteen weeks in duration (except for the fiscal quarter ended April 5, 1998, which was fourteen weeks) ending on the last Sunday of each quarter.

                                   THE ISSUER

     Zilog is a worldwide designer, manufacturer and marketer of application specific standard products ("ASSPs") for use in the high-growth consumer electronics, data communications and computer peripherals end markets. Through proprietary design technology, Zilog works with customers to customize its ASSPs to control the basic function and performance of electronic devices. ASSPs typically comprise some combination of a microprocessor, digital signal processor, memory and input/output functions on a single semiconductor. Examples of Zilog's product applications include chips in televisions that provide picture-in-picture display and in remote control units that send instructions to televisions and video cassette recorders, and chips that operate keyboards and mouse-type pointing devices. Through its worldwide distribution network of more than 120 representatives and distributors, the Issuer supplies over 800 customers with over 700 products. The average life cycles of these products are over eight years.

     The Issuer places significant emphasis on anticipating and meeting its customers' needs as new electronic devices are designed. As customers "design in" Zilog's products, the Issuer is able to gain a greater share of its customers' purchases while maintaining its embedded position within its customers' existing products. The Issuer believes that this design strategy is at the core of its ability to achieve a high degree of customer acceptance within specific applications. Reflecting the proprietary and often sole-source nature of its products within its customers' applications, the Issuer's relationships with its top 10 customers average seven years. In addition, Zilog's customer base includes many leaders in their respective industries, including Black & Decker, Cellnet, Cisco, DSC Communications, Fujitsu, General Instrument, Hewlett-Packard, International Business Machines ("IBM"), Logitech, Lucky Goldstar, Microsoft, Minebea ("NMB"), Samsung, Sharp and VeriFone.

     Founded in 1974, Zilog is a pioneer in the semiconductor market. The Issuer's Z-80(R) product, introduced in 1975, is the largest selling 8-bit microprocessor in history and is still being sold today. In 1997, Zilog products based on the Z-80 architecture accounted for approximately $75 million in revenue, representing 29% of the Issuer's total revenue. Headquartered in Campbell, California, the Issuer has two fabrication facilities in Nampa, Idaho and two test and assembly centers in the Philippines. For the three months ended April 5, 1998, Zilog had revenue of $49.5 million and pro forma EBITDA of $2.5 million.

                                  THE INDUSTRY

     According to trade statistics published by the Semiconductor Industry Association (the "SIA"), revenue for the worldwide semiconductor market was $137 billion in 1997. The overall semiconductor market has expanded at a compound annual growth rate of 17% from 1991 to 1997. The semiconductor industry is comprised of three broad product segments: logic devices, including microprocessors, microcontrollers and digital signal processors, which process data (approximately 50% of total industry sales); memory devices, which store data (approximately 22% of total industry sales); and analog and discrete devices, which process electronic signals (approximately 28% of total industry sales). Zilog develops, manufactures and markets products in the logic device segment. The logic device segment further consists of three distinct categories:
(i) general purpose logic products, such as the Intel Pentium(R) microprocessor, which are neither application nor customer specific, are used for a wide array of logic-related functions and are typically capable of more functions than are actually required for any given application; (ii) application or customer specific integrated circuits ("ASICs"), which are designed to meet particular application requirements, are usually proprietary to one customer and are generally produced in relatively small volumes; and (iii) ASSPs, which are designed for a particular application, but are not proprietary to a single customer. The Issuer's ASSPs typically comprise some combination of a microprocessor, digital signal processor, memory and input/output functions on a single semiconductor to control the basic function and performance of its customers' products.

     Revenue for the ASSP segment of the semiconductor industry has grown from $14.6 billion in 1994 to $27.8 billion in 1997, a compound annual growth rate of approximately 24%, and is forecasted to grow to $44.6 billion by the year 2000. The Issuer believes that the market for ASSPs is distinct from other logic and memory markets in that it is less cyclical and that ASSPs typically have longer product life cycles. Applications in the ASSP market generally do not demand the processing power of general purpose microprocessors such as the Intel Pentium(R) microprocessor, which operates personal computers; rather, Zilog's products operate or perform specialized functions in everyday products such as telephones, garage door openers and televisions, all of which exhibit growing degrees of silicon content.

                             THE ISSUER'S STRENGTHS

     As a pioneer in the industry, Zilog has established a well-recognized and respected brand name in its markets and has developed strong, long-term relationships with numerous customers who are leaders in their respective markets. The Issuer's franchise is built upon several specific strengths, including the following:

     LEADING MARKET POSITION WITH HIGH QUALITY CUSTOMER BASE. The Issuer believes it maintains a leading market position in several niches, including television remote controls, keyboards and mouse-type pointing devices. Approximately 70% of its revenue is derived from relationships with customers for a particular proprietary product design. The Issuer believes that these relationships provide a significant recurring revenue stream and represent a strong competitive advantage for Zilog as a redesign of the customer's hardware and software to use a competitor's ASSP would often involve substantial costs to the customer. In addition, Zilog believes that it has established strong, long-term relationships by partnering with customers throughout the interactive product design and manufacturing process. Currently, the Issuer sells to more than 800 customers worldwide, and its relationships with its top 10 customers average seven years. In consumer electronics, Zilog sells to customers that include Black & Decker, Samsung, SGS-Thomson, Sony and Zenith. In data communications, Zilog's customers include Lucent Technologies ("Lucent"), Cisco, IBM, Motorola and VeriFone. Zilog's computer peripheral customers include Hewlett-Packard, Microsoft and NMB, the largest keyboard manufacturer in the world.

     DIVERSIFIED PRODUCTS AND MARKETS. Within the consumer electronics, data communications and computer peripherals end markets, Zilog sells and markets over 700 products to more than 800 customers worldwide. The Issuer sells either directly through its 29 sales offices or indirectly through its more than 120 sales representatives and distributors located throughout the world. In 1997, no single product or single customer accounted for more than 8% of total revenue. The Issuer believes that its product and market diversity, its independence from reliance on any one customer and its numerous sales personnel and locations around the world help to insulate the Issuer from some of the volatility that affects other companies in the semiconductor industry. The Issuer also believes no competitor addresses exactly the same diverse set of markets.

     COMPREHENSIVE PROPRIETARY DESIGN LIBRARY. Based upon over 20 years of design expertise, Zilog's proprietary design library allows customers to select or modify proven components that can be combined and assembled to create new products or new applications. Zilog's customers that have designed their products using one or more of the Issuer's devices can redesign and upgrade to new Zilog ASSPs, often without the loss of hardware or software compatibility. This methodology allows customers to leverage Zilog's vast component library to advance their own product development processes. Because of extensive customization, Zilog's customers depend upon Zilog's expertise for much of their end-product functionality. A Zilog customer switching to a non-Zilog design could incur significant learning, design, software and manufacturing costs.

     OWNERSHIP OF STATE-OF-THE-ART MANUFACTURING FACILITIES. Over the last three years, Zilog has spent $235 million to increase capacity and improve efficiency by building a new wafer fabrication facility, renovating an existing facility and equipping both facilities with state-of-the-art equipment. These facilities contain fabrication modules equipped to manufacture products with competitive submicron dimensions. Overall, the Issuer estimates that it is operating its fabrication facilities at 60% capacity, enabling Zilog to capitalize on future upswings in industry demand. The present building also has sufficient space and infrastructure to accommodate the additional machinery for a 50% increase in total capacity. The Issuer believes that its manufacturing facilities will remain competitive in the current market environment without additional significant capital expenditures, and that the Issuer's manufacturing, assembly and test facilities are among the most efficient in the industry.

                               BUSINESS STRATEGY

     Under the leadership of Curtis J. Crawford, formerly Group President of the Microelectronics Group and President of the Intellectual Property Division of Lucent, and now Zilog's President and Chief Executive Officer ("CEO"), the Issuer intends to capitalize on its core strengths with the following business strategies:

     INCREASE CUSTOMER FOCUS. The Issuer intends to increase the number of field application engineers, sales personnel, design engineers and distribution partners to respond more effectively to its customers' changing product needs. As competition occurs primarily at the design stage, Zilog believes that once a customer commits to a design (a "design win"), it typically results in a proprietary supplier relationship. Zilog believes a strong focus on design wins through an increase in field application engineers and improvements in design tools should lead to an increased base of recurring revenue from its customers. The Issuer increased its design wins from 180 in 1995 to over 220 in each of 1996 and 1997.

     BROADEN APPLICATIONS. Utilizing its library of proprietary designs, the Issuer has introduced an average of 39 new products annually since 1993, including 36 new products in 1997. The Issuer's strategy is to upgrade its existing product lines to meet the changing requirements of evolving applications and to design new products in new markets. In addition to releasing new or upgraded products in its historic market applications (e.g., keyboards, mouse-type pointing devices and television remote controls), Zilog expects to introduce products in several new areas in 1998, including transaction processing (credit card) modems, internet-access devices for televisions and telephones and enhanced universal serial bus ("USB") keyboard and pointing device microcontrollers for personal computers.

     EXPAND PRODUCT CAPABILITIES. The Issuer's position within its markets depends in part upon the strength and capabilities of its library of proprietary designs. Zilog intends to expand its existing library by recruiting additional engineers, investing in computer-aided development tools to assist the Issuer's design engineers and acquiring additional design technology from third parties. By investing in its design library, Zilog will be able to offer more products with broader functionalities and enhance its competitive position with new and existing customers.

     STRENGTHEN INTERNAL SYSTEMS AND CUSTOMER SUPPORT TOOLS. The Issuer intends to increase the efficiency of its experienced employee workforce by investing in appropriate productivity tools and upgrading office workspace. For example, the Issuer intends to invest over $8 million in 1998 in improved internal systems such as E-mail, computer networks and voicemail. In addition, the Issuer intends to move its headquarters to a nearby facility providing approximately 30,000 additional square feet of office space. Zilog also intends to improve its offering of customer support tools such as compilers, emulators and debuggers, which facilitate customer adoption of Zilog products. With these tools, Zilog believes the value of its existing product portfolio to its customers, as well as its ability to create new products, should be significantly enhanced.

     LEVERAGE MANUFACTURING CAPABILITIES. The Issuer's ownership of a substantial portion of its manufacturing resources provides an important strategic advantage. Direct control over fabrication, assembly and test operations allows Zilog to offer its customers continuous supply, shortens the Issuer's design and production cycles and allows Zilog to capture the manufacturing margin. Having spent $235 million over the last three years in order to increase capacity and improve efficiency in its manufacturing facilities, Zilog believes it is well positioned to increase revenue and margins in the future.

                              THE RECAPITALIZATION

     The Issuer was established in 1974 and became a wholly owned subsidiary of Exxon Corporation in 1981. In 1989, Zilog was acquired in a leveraged buyout transaction sponsored by Warburg Pincus Capital Company, L.P. In 1991, Zilog became a publicly traded company, and its Common Stock was initially listed on Nasdaq and traded under the symbol "ZLOG". Zilog's Common Stock was subsequently listed on the New York Stock Exchange and traded under the symbol "ZLG" until February 27, 1998.

     Pursuant to an Agreement and Plan of Merger, dated as of July 20, 1997, as amended (the "Merger Agreement"), entered into by and among TPG Partners II, L.P., a Delaware limited partnership ("TPG II"), TPG Zeus Acquisition Corporation, a Delaware corporation ("Merger Sub"), and Zilog, Merger Sub merged with and into Zilog (the "Merger"), and Zilog continues as the surviving corporation. By virtue of the Merger, shares of Zilog common stock having an implied value of approximately $7.5 million held by certain of Zilog's stockholders were converted into common stock of Zilog. All other shares of outstanding common stock were converted into the right to receive cash consideration as set forth in the Merger Agreement. In the Merger, the common stock of Merger Sub was converted into new shares of Common Stock, Non-Voting Common Stock and Preferred Stock of Zilog. Also, in connection with the Merger, options to purchase shares of Common Stock issued under Zilog's stock plans outstanding immediately prior to the consummation of the Merger were canceled and, in certain instances, were converted into the right to receive an amount in cash, as set forth in the Merger Agreement. Zilog paid approximately $4.1 million to redeem outstanding options as a result of the Merger. The Merger was approved by Zilog's stockholders on January 27, 1998.

     Effective immediately after the consummation of the Merger on February 27, 1998, the Board of Directors of Zilog, the surviving corporation, declared a 4-for-1 stock split in the form of a dividend for each share of Common Stock and Class A Non-Voting Common Stock and designated 1,500,000 shares of Series A Cumulative Preferred Stock. Unless otherwise specified, all share amounts in this Prospectus do not give effect to this stock split.

     Cash funding requirements for the Merger were satisfied through the following: (i) a cash equity investment by TPG II and certain other investors of $117.5 million in Merger Sub (the "Equity Investment"); (ii) use of approximately $36.1 million of Zilog's cash and cash equivalents; and (iii) $280.0 million of gross proceeds from the offering of the Old Notes (the "Offering"). See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources." Upon consummation of the Merger, Zilog became able to borrow up to $25.0 million under a new senior secured revolving credit facility with Goldman Sachs Credit Partners L.P. as arranger and syndication agent and BankBoston, N.A. as administrative agent (the "Revolving Credit Facility").

     The Merger was accounted for as a recapitalization transaction for accounting purposes. The Merger, the Equity Investment, and the Offering are herein referred to collectively as the "Recapitalization." See "The Recapitalization."

                          NEW CHIEF EXECUTIVE OFFICER

     Curtis J. Crawford became President, CEO and a Director of Zilog upon completion of the Recapitalization. Mr. Crawford, 50, has more than 24 years of experience in software, systems and semiconductors. He recently served as Group President of the Microelectronics Group and President of the Intellectual Property Division of Lucent, a leading designer and manufacturer of a wide range of communications technologies.

     As President of Lucent's Microelectronics Group, Mr. Crawford managed the worldwide development, design, manufacture and sale of semiconductors and optoelectronic components for applications in telecommunications, networked computing, multimedia, wireless and consumer electronics. During Mr. Crawford's tenure, the Microelectronics Group grew external sales from $0.8 billion in 1991 to $2.8 billion in 1997, representing a 23% compound annual growth rate. As President of Lucent's Intellectual Property Division, Mr. Crawford managed a broad portfolio of technology patents and licenses.

                              TEXAS PACIFIC GROUP

     Texas Pacific Group ("TPG") was founded by David Bonderman, James G. Coulter and William S. Price, III in 1992 to pursue public and private investment opportunities through a variety of methods, including leveraged buyouts, recapitalizations, joint ventures, restructurings and strategic public securities investments. The principals of TPG manage TPG Partners, L.P. and TPG II, both Delaware limited partnerships, which, with affiliated partnerships, have aggregate committed capital of over $3.2 billion. Among TPG's investments are technology and telecommunications companies Paradyne Corporation, GlobeSpan Semiconductor and GT Com. Other TPG portfolio companies include America West Airlines, Belden & Blake, Beringer Wine Estates, Del Monte Foods, Denbury Resources, Ducati Motor, Favorite Brands International, Genesis ElderCare, J. Crew, Virgin Entertainment, and Vivra Specialty Partners. In addition, the principals of TPG led the $9 billion reorganization of Continental Airlines in 1993.

                                     OTHER

     Zilog's principal executive offices are located at 910 East Hamilton Avenue, Campbell, California 95008-6600, and its telephone number is (408) 558-8550.

                         SUMMARY OF THE EXCHANGE OFFER

REGISTRATION RIGHTS
AGREEMENT.....................   The Old Notes were issued on February 27, 1998
                                 to the Initial Purchasers. The Initial
                                 Purchasers placed the Old Notes with
                                 institutional investors. In connection
                                 therewith, the Issuer and the Initial
                                 Purchasers entered into the Registration Rights
                                 Agreement, providing, among other things, for the Exchange Offer. See "The Exchange Offer."

THE EXCHANGE OFFER............   New Notes are being offered in exchange for an
                                 equal principal amount of Old Notes. As of the date hereof, $280,000,000 aggregate principal amount of Old Notes is outstanding. Old Notes may be tendered only in integral multiples of $1,000.

RESALE OF NEW NOTES...........   Based on interpretations by the staff of the
                                 Commission, as set forth in no-action letters issued to third parties, including the Exchange
                                 Offer No-Action Letters, the Issuer believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder thereof (other than a broker-dealer who acquires such New Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined under Rule 405 of the Securities Act) of the Issuer) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New
                                 Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in a distribution of such New Notes. By tendering the Old Notes in exchange for New Notes, each holder, other than a broker-dealer, will represent to the Issuer that: (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the

                                 Issuer; (ii) it is not a broker-dealer
                                 tendering Old Notes acquired for its own account directly from the Issuer; (iii) any New Notes to be received by it were acquired in the ordinary course of its business; and (iv) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of the New Notes. If a holder of Old Notes is engaged in or intends to engage in a distribution of the New Notes or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Issuer has agreed that it will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Issuer has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit consummation of the Exchange Offer.

CONSEQUENCES OF FAILURE TO
EXCHANGE OLD NOTES............   Upon consummation of the Exchange Offer,
                                 subject to certain exceptions, holders of Old
                                 Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Old Notes, unless such Old Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Issuer will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk
                                 Factors -- Risk Factors Relating to the
                                 Notes -- Consequences of Failure to Exchange" and "The Exchange Offer -- Terms of the
                                 Exchange Offer."

EXPIRATION DATE...............   5:00 p.m., New York City time, on             ,
                                 1998 (30 calendar days following the
                                 commencement of the Exchange Offer), unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

INTEREST ON THE NEW NOTES.....   Interest on the New Notes will accrue and be
                                 payable, at a rate of 9 1/2% per annum, on March 1 and September 1 of each year commencing
                                 September 1, 1998.

CONDITIONS TO THE EXCHANGE
OFFER.........................   The Exchange Offer is not conditioned upon any
                                 minimum principal amount of Old Notes being tendered for exchange. However, the Exchange
                                 Offer is subject to certain customary
                                 conditions, which may, under certain
                                 circumstances, be waived by the Issuer. See
                                 "The Exchange Offer -- Conditions." Except for the requirements of applicable federal and state securities laws, there are no federal or state regulatory requirements to be complied with or obtained by the Issuer connection in with the Exchange Offer.

PROCEDURES FOR TENDERING OLD
NOTES.........................   Each holder of Old Notes wishing to accept the
                                 Exchange Offer must complete, sign and date the Letter of Transmittal, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, together with the Old Notes to be exchanged and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein. See
                                 "The Exchange Offer -- Procedures for
                                 Tendering" and "-- Book Entry Transfer."

GUARANTEED DELIVERY
PROCEDURES....................   Holders of Old Notes who wish to tender their
                                 Old Notes and whose Old Notes are not
                                 immediately available or who cannot deliver their Old Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange
                                 Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS.............   Tenders of Old Notes may be withdrawn at any
                                 time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes, a written notice of withdrawal must be received by the Exchange Agent at its address set forth herein under "The Exchange
                                 Offer -- Exchange Agent" prior to 5:00 p.m.,
                                 New York City time, on the Expiration Date.

ACCEPTANCE OF OLD NOTES AND
DELIVERY OF NEW NOTES.........   Subject to certain conditions, any and all Old
                                 Notes that are properly tendered in the
                                 Exchange Offer prior to 5:00 p.m., New York
                                 City time, on the Expiration Date will be accepted for exchange. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration
                                 Date. See "The Exchange Offer -- Terms of the
                                 Exchange Offer."

CERTAIN TAX CONSIDERATIONS....   The exchange of New Notes for Old Notes should
                                 not be considered a sale or exchange or
                                 otherwise a taxable event for Federal
                                 income tax purposes. See "Certain United States
                                 Federal Tax Considerations."

EXCHANGE AGENT................   State Street Bank and Trust Company is serving
                                 as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

FEES AND EXPENSES.............   All expenses incident to consummation of the
                                 Exchange Offer and compliance with the
                                 Registration Rights Agreement will be borne by the Issuer. See "The Exchange Offer -- Fees and
                                 Expenses."

USE OF PROCEEDS...............   There will be no cash proceeds payable to the
                                 Issuer from the issuance of the New Notes pursuant to the Exchange Offer. See "Use of Proceeds."

                         SUMMARY OF TERMS OF NEW NOTES

     The Exchange Offer relates to the exchange of up to $280,000,000 aggregate principal amount of Old Notes for up to an equal aggregate principal amount of New Notes. The New Notes will be entitled to the benefits of the same Indenture that governs the Old Notes and that will govern the New Notes. The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "Description of the New Notes."

MATURITY DATE.................   March 1, 2005.

GUARANTEES....................   The Issuer's payment obligations under the
                                 Notes will be jointly and severally guaranteed
                                 (the "Subsidiary Guarantees") by each of the Issuer's domestic subsidiaries and each other subsidiary of the Issuer that guarantees any indebtedness of the Issuer or any other subsidiary of the Issuer. See "Description of Notes -- Guarantees."

INTEREST PAYMENT DATES........   March 1 and September 1 of each year,
                                 commencing September 1, 1998.

OPTIONAL REDEMPTION...........   Except as described below, the New Notes are
                                 not redeemable at the Issuer's option prior to March 1, 2002. From and after March 1, 2002, the New Notes will be subject to redemption at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption.

                                 In addition, prior to March 1, 2001, up to 35% of the aggregate principal amount of the New Notes will be redeemable at the option of the Issuer from the net proceeds of one or more Public Equity Offerings (as defined herein) at a price of 109.50% of the principal amount of the Notes, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the date of redemption; provided that at least $100.0 million in aggregate principal amount of New Notes remains outstanding immediately after each such redemption; and provided, further, that the notice of any such redemption shall occur within 90 days of the date of closing of such Public Equity Offering.

SECURITY......................   The New Notes and the Subsidiary Guarantees
                                 will be secured by: (a) a first priority
                                 security interest in substantially all of the

                                 Issuer's and its domestic Subsidiaries' real and personal property, including all plant and equipment at operating facilities, subject to Permitted Liens (as defined herein), and excluding, among other things, inventory, accounts receivable and the proceeds thereof and (b) a pledge of all of the capital stock of the Issuer's domestic subsidiaries and 65% of the capital stock of the Issuer's foreign subsidiaries (collectively, the "Collateral"). The Collateral also includes proceeds resulting from an Event of Loss (as defined herein) or a Collateral Asset Sale (as defined herein) pending application thereof. No appraisals of any of the Collateral have been prepared by or on behalf of the Issuer in connection with the sale of the Notes. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. See "Description of Notes -- Security."

CHANGE OF CONTROL.............   In the event of a Change of Control, the Issuer
                                 will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See
                                 "Risk Factors -- Ability to Effect Repurchase of the Notes upon Change of Control."

RANKING.......................   The New Notes and the Subsidiary Guarantees
                                 will be senior secured indebtedness of the Issuer and the Guarantors ranking pari passu in right of payment with all other senior borrowings of the Issuer and the Guarantors and the New Notes will be structurally subordinated to all indebtedness and other liabilities and commitments (including trade payables and capital lease obligations) of the Issuer's foreign subsidiaries. Any right of the Issuer to receive assets of any of its foreign subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the New Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Issuer is itself recognized as a creditor of such subsidiary, in which case the claims of the Issuer would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Issuer.
                                 As of April 5, 1998, the indebtedness
                                 (including trade payables and capital lease obligations) of the Issuer's foreign subsidiaries was $1.9 million. See "Description of Notes -- Ranking."

RESTRICTIVE COVENANTS.........   The Indenture governing the New Notes contains
                                 certain covenants that among other things, limit the ability of the Issuer and its Subsidiaries to incur additional Indebtedness
                                 (as defined herein), issue Disqualified Stock
                                 (as defined herein), pay dividends or
                                 distributions, make investments or certain other Restricted Payments (as defined herein), enter into certain transactions with affiliates, dispose of certain assets, incur liens and engage in mergers and consolidations.
                                 See "Description of Notes."

                                USE OF PROCEEDS

     There will be no cash proceeds payable to the Issuer from the issuance of the New Notes pursuant to the Exchange Offer. The proceeds from the sale of the Old Notes were used to fund the Recapitalization. See "Use of Proceeds" and "The Recapitalization."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Notes.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     Set forth below are summary historical and pro forma financial data of the Issuer. The summary historical consolidated financial data as of December 31, 1997 and for each of the three years in the period ended December 31, 1997 have been derived from, and should be read in conjunction with, consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors, appearing elsewhere in this Prospectus. The summary historical consolidated financial data for each of the two years in the period ended December 31, 1994 have been derived from consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors, which are not included or incorporated herein. The summary historical financial data as of April 5, 1998 and for the three months in the periods ended March 30, 1997 and April 5, 1998 have been derived from the unaudited financial statements of the Company included elsewhere in this Prospectus. The Pro Forma Consolidated Statements of Operations Data and Other Data for the year ended December 31, 1997 and the three months in the period ended April 5, 1998 give effect to the Recapitalization as though it had occurred on January 1, 1997. The pro forma adjustments as applied to the respective historical consolidated financial information of the Issuer reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of the Issuer's assets and liabilities has not been impacted by the Recapitalization. The information presented below should be read in conjunction with "Capitalization," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements and Notes thereto and other financial information included elsewhere in this Prospectus. See also "Available Information" and "Disclosure Regarding Forward-Looking Statements."

                                                                                                       HISTORICAL
                                                                                                  --------------------
                                                 HISTORICAL                                           THREE MONTHS         PRO
                            ----------------------------------------------------    PRO FORMA            ENDED            FORMA
                                          YEAR ENDED DECEMBER 31,                  ------------   --------------------   --------
                            ----------------------------------------------------   DECEMBER 31,   MARCH 30,   APRIL 5,   APRIL 5,
                              1993       1994       1995       1996       1997         1997         1997        1998       1998
                            --------   --------   --------   --------   --------   ------------   ---------   --------   --------
                                     (IN THOUSANDS, EXCEPT RATIO DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Sales.....................  $202,727   $223,316   $265,122   $298,425   $261,097     $261,097      $70,136    $ 49,539   $ 49,539
Costs and expenses:
Cost of sales.............   105,727    111,288    135,066    175,319    171,722      171,722       44,028      40,767     40,767
Research and
  development.............    20,833     23,048     24,546     30,548     30,467       30,467        6,632       8,104      8,104
Selling, general and
  administrative..........    37,619     37,790     41,943     47,934     47,806       47,806       12,052      13,941     13,941
Recapitalization..........        --         --         --         --         --           --           --      13,304         --
                            --------   --------   --------   --------   --------     --------      -------    --------   --------
Total costs and
  expenses................   164,179    172,126    201,555    253,801    249,995      249,995       62,712      76,116     62,812
                            --------   --------   --------   --------   --------     --------      -------    --------   --------
Operating income (loss)...    38,548     51,190     63,567     44,624     11,102       11,102        7,424     (26,577)   (13,273)
Other income (expense):
Interest income...........     2,463      2,496      2,676      2,443      2,892        1,596          595       1,159      1,099
Interest expense..........        --         --         --         --         --      (28,429)          --      (2,978)    (7,339)
Other.....................       813        860       (360)      (911)       832          832         (880)        (88)       (88)
                            --------   --------   --------   --------   --------     --------      -------    --------   --------
Income (loss) before
  income taxes............    41,824     54,546     65,883     46,156     14,826      (14,899)       7,139     (28,484)   (19,601)
Provision (benefit) for
  income taxes............    15,057     19,637     23,418     16,155      2,965       (7,439)       2,356      (8,545)    (5,436)
                            --------   --------   --------   --------   --------     --------      -------    --------   --------
Net income (loss).........  $ 26,767   $ 34,909   $ 42,465   $ 30,001   $ 11,861     $ (7,460)     $ 4,783    $(19,939)  $(14,165)
                            ========   ========   ========   ========   ========     ========      =======    ========   ========
OTHER DATA:
EBITDA(1).................  $ 55,489   $ 72,908   $ 90,421   $ 92,028   $ 75,684     $ 75,684      $21,694    $(10,790)  $  2,514(2)
Depreciation..............    16,128     20,858     27,214     48,315     63,750       63,750       15,150      16,015     16,015
Capital expenditures......    39,658     60,708     79,346    117,065     38,437       38,437       11,991       7,260      7,260
Ratio of earnings to fixed
  charges(3)..............      53.9x      79.7x      81.3x      56.4x      18.2x         N/M         34.1x        N/M        N/M

                                                               HISTORICAL      PRO FORMA       HISTORICAL
                                                              ------------    ------------    -------------
                                                              DECEMBER 31,    DECEMBER 31,      APRIL 5,
                                                                  1997            1997            1998
                                                              ------------    ------------    -------------
CONSOLIDATED BALANCE SHEET DATA (AT END OF PERIOD):
Cash, cash equivalents and short-term investments(2)........    $106,311        $ 70,446         $66,890
Working capital.............................................     131,594          92,405          93,791
Net property, plant and equipment...........................     223,577         223,577         214,962
Total assets................................................     415,639         392,574         373,105
Total debt..................................................          --         280,000         280,000
Stockholders' equity........................................     340,482          34,093          23,204

---------------
(1) EBITDA represents earnings (losses) from operations before interest income and expense (including amortization of deferred financing costs), income taxes, depreciation, amortization of goodwill and non-cash stock option compensation expenses. EBITDA is presented because it is a widely accepted financial indicator of a leveraged company's ability to service and/or incur indebtedness and because management believes that EBITDA is a relevant measure of the Issuer's ability to generate cash without regard to the Issuer's capital structure or working capital needs. EBITDA as presented may not be comparable to similarly titled measures used by other companies, depending upon the non-cash charges included. When evaluating EBITDA, investors should consider that EBITDA (i) should not be considered in isolation but together with other factors which may influence operating and investing activities, such as changes in operating assets and liabilities and purchases of property and equipment; (ii) is not a measure of performance calculated in accordance with generally accepted accounting principles; (iii) should not be construed as an alternative or substitute for income from operations, net income or cash flows from operating activities in analyzing the Issuer's operating performance, financial position or cash flows; and (iv) should not be used as an indicator of the Issuer's operating performance or as a measure of its liquidity.

(2) Reflects the elimination of certain non-recurring Merger related expenses. See "Unaudited Pro Forma Consolidated Information."

(3) For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes, plus fixed charges and (ii) fixed charges consist of interest expense incurred and the estimated portion of rental expense deemed by the Company to be representative of the interest factor of rental payments under operating leases. The pro forma ratio of earnings to fixed charges reflects the interest expense on the Notes, as if the Notes had been issued at the beginning of the respective periods presented. On a pro forma basis, for the year ended December 31, 1997 and the three months ended April 5, 1998, the deficiency of earnings from continuing operations before income taxes to cover fixed charges was $14.9 million and $19.6 million, respectively. For the historical three months ended April 5, 1998, the deficiency of earnings from continuing operations before income taxes to cover fixed charges was $28.5 million.

                                  RISK FACTORS

     Prospective holders of the New Notes should carefully consider the following factors in addition to the other information contained and incorporated by reference in this Prospectus before making an investment in the Notes offered hereby. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act. Actual results could differ materially from those projected in the forward-looking statements as a result of certain factors and uncertainties set forth below and elsewhere in this Prospectus. See "Disclosure Regarding Forward-Looking Statements."

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE INDEBTEDNESS

     The Issuer has incurred substantial indebtedness in connection with the Recapitalization. At April 5, 1998, Zilog had (i) $280 million of consolidated long-term indebtedness and (ii) equity of $23.2 million. On a pro forma basis, the Issuer's earnings would have been insufficient to cover fixed charges by $19.6 million for the three months ended April 5, 1998.

     The Issuer and its Subsidiaries also may incur additional indebtedness in the future, subject to the limitations imposed by the Indenture dated as of February 27, 1998 by and between the Issuer, certain of its subsidiaries and State Street Bank and Trust Company, as trustee (the "Indenture"). The high degree to which the Issuer is leveraged may have important consequences to Zilog, including the following: (i) Zilog's ability to obtain additional financing for future acquisitions (if any), working capital, capital expenditures, product development or other purposes may be impaired or any such financing may not be available on terms favorable to Zilog; (ii) a substantial portion of Zilog's cash flow available from operations after satisfying certain liabilities arising in the ordinary course of business will be dedicated to the payment of debt service, thereby reducing funds that would otherwise be available to Zilog; (iii) a decrease in net operating cash flows or an increase in expenses of Zilog could make it difficult for Zilog to meet its debt service requirements or force it to modify its operations; and (iv) high leverage may place Zilog at a competitive disadvantage, limit its flexibility in reacting to changes in its operating environment and make it vulnerable to a downturn in its business or the economy generally. Moreover, the degree to which the Issuer is leveraged could prevent it from repurchasing all of the New Notes tendered to it upon the occurrence of a Change of Control. See "-- Ability to Effect Repurchase of the New Notes upon Change of Control."

     In order to satisfy the Issuer's obligations under the New Notes and any future obligations under the Revolving Credit Facility, the Issuer will be required to generate substantial operating cash flow. The ability of the Issuer to meet debt service and other obligations or to refinance any such obligation will depend on the future performance of the Issuer, which will be subject to prevailing economic conditions and to financial, business and other factors, certain of which may be beyond the control of the Issuer. While the Issuer believes that, based on current levels of operations and its business plan, it will be able to meet its debt service and other obligations or to refinance its indebtedness, there can be no assurances with respect thereto. See "Unaudited Pro Forma Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources' for information regarding the operating cash flow and debt service obligations of the Issuer.

RISK OF NOT REALIZING COLLATERAL VALUE

     No appraisals of any of the Collateral have been prepared by, or on behalf of, the Issuer in connection with the sale of the New Notes. The proceeds from a sale of the Collateral in the event of a foreclosure would depend on various factors at the time of the sale, including the strength of the market for ASSPs and general economic conditions, and whether certain components of the Collateral could be sold intact or would have to be disassembled and sold in parts, which would likely result in proceeds significantly lower than the Issuer's investment. The Collateral is currently dedicated to the production of ASSPs. Because significant time and expense would be required to reconfigure certain operating facilities, the proceeds from a sale of the Collateral in a foreclosure would likely be lower if few or none of the parties interested in purchasing the Collateral intended to utilize the Collateral to produce ASSPs. Accordingly, there can be no assurance that the proceeds of any sale of the Collateral following a default would be sufficient to satisfy the aggregate amounts due on the

New Notes. If such proceeds were not sufficient to repay all such amounts, holders of the New Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the Issuer's remaining assets. See "Description of New Notes -- Security." In addition, the ability of holders of New Notes to realize upon the Collateral may be subject to certain federal bankruptcy law limitations in the event of a bankruptcy involving the Issuer. See "Description of New Notes -- Certain Bankruptcy Limitations."

RISKS IN CONNECTION WITH AN EVENT OF LOSS AFFECTING COLLATERAL

     The New Notes are intended to be secured by liens on substantially all of the Issuer's and its domestic subsidiaries' real property and personal property, including all plant and equipment at operating facilities, including any insurance or condemnation proceeds resulting from an Event of Loss (as herein defined) with respect to the Collateral. Such proceeds will be held in an account with the Collateral Agent pending expenditure by the Issuer or until used to redeem all or a portion of the New Notes. There is no statutory or otherwise clearly established method for perfecting a security interest in such an account under the law applicable to the Issuer Security Agreement, dated as of February 27, 1998 by and between Zilog and the Trustee. Consequently, no assurance can be given that the holders of the New Notes will obtain the benefit of a valid and perfected security interest in any insurance or condemnation proceeds resulting from an Event of Loss. See "Description of Notes -- Security."

OPERATING SUBSIDIARIES; STRUCTURAL SUBORDINATION

     Certain operations of the Issuer are conducted through its foreign subsidiaries. Except to the extent the Issuer may itself be a creditor with recognized claims against its foreign subsidiaries, the claims of creditors of the foreign subsidiaries will have priority with respect to the assets and earnings of the foreign subsidiaries over the claims of creditors of the Issuer, including holders of the New Notes, even though subsidiary obligations do not constitute senior indebtedness of the Issuer. As of April 5, 1998, the indebtedness (including trade payables and capital lease obligations) of the Issuer's foreign subsidiaries was $1.9 million. See "Description of New
Notes -- Ranking."

RECENT AND ANTICIPATED OPERATING RESULTS

     Zilog's operating results are affected by a wide variety of factors which could have a material adverse effect on it including, but not limited to, Zilog's ability to introduce new products and technologies on a timely basis, changes in product mix or fluctuations in manufacturing yields which affect Zilog's gross margins, market acceptance of Zilog's and its customers' products, the level of orders that are received and can be shipped in a quarter, customer order patterns and seasonality, cyclicality in the semiconductor industry, increases in freight costs, gain or loss of a significant customer and whether Zilog's customers buy from a distributor or directly from Zilog. Certain of the Issuer's products have sustained decreases in average selling prices and the Issuer has sustained product mix shifts that have caused average selling prices of Zilog's products in the aggregate to decrease by 24% in 1997 and this trend may continue. Significant reductions in selling prices may have a material adverse effect on the Issuer. Zilog will likely experience substantial period-to-period fluctuations in future operating results due to general industry conditions including cyclical periods of diminished product demand, accelerated erosion of average selling prices and production over-capacity or events occurring in the United States economy or the economies of the worldwide markets Zilog serves. A significant decline in demand for Zilog's products could have a material adverse effect on the Issuer, and there can be no assurance that any new products will receive or maintain substantial market acceptance.

     Zilog's revenue and EBITDA have declined from $298.4 million and $92.0 million, respectively, for 1996 to $261.1 million and $75.7 million, respectively, for 1997. For the three months ended April 5, 1998, Zilog had revenues of $49.5 million and pro forma EBITDA of $2.5 million. Although the Issuer believes that it has developed a business strategy that will improve its operating performance, it is anticipated that revenue and EBITDA will decline significantly in 1998 while this business strategy is being implemented. Many of the factors which affect the Issuer's operating performance are outside the Issuer's control and there can be no assurance that the Issuer's business strategy will be successful or that results of operations will not continue to decline. Implementation of the Issuer's business plan requires significant expenditures and there can be no assurance that the Issuer will be in a position to implement it fully or that such expenditures will be offset by any increase in revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Continued significant declines in operating performance could have a material adverse effect on the Issuer and its ability to meet its debt service and other obligations.

     In connection with the Recapitalization, Zilog incurred a significant amount of non-recurring expenses, which may result in a decrease in Zilog's current cash balance and interest income as compared to those of previous periods. See "The Recapitalization."

THE SEMICONDUCTOR INDUSTRY

     The semiconductor industry has been characterized by cyclicality. The industry has experienced significant economic downturns at various times in the last three decades, characterized by diminished product demand, accelerated erosion of average selling prices and production over-capacity. During 1995, the semiconductor industry in general, including Zilog, experienced a period of increased demand. During 1996, the industry experienced a slowdown from the growth levels of 1995. Zilog experienced this slowdown during the last two quarters of 1996. Additionally, during 1997, Zilog's revenue and profit have been lower than their respective levels in 1996 and there can be no assurance that revenue and profit will return to historic levels. Zilog will likely experience substantial period-to-period fluctuations in future operating results due to general industry conditions or events occurring in the general economy. The fluctuations are difficult to foresee and there can be no assurance that future fluctuations will not be more severe or prolonged or otherwise would not have a material adverse effect on the Issuer.

     Certain of Zilog's products are incorporated into printers, mouse-type pointing devices, keyboards and modems. As a result, a slowdown in the demand for personal computers and related peripherals could adversely affect Zilog's operating results. A significant portion of Zilog sales are to the consumer electronics markets for use in products such as television sets, infrared remote controls and telephone answering machines. The consumer electronics markets are volatile and rapid changes in customer preferences for electronics products could have a material adverse effect on Zilog.

DEPENDENCE ON NEW PRODUCTS AND TECHNOLOGIES

     Zilog's operating results will depend to a significant extent on its ability to continue to introduce new products. The success of new product introductions is dependent on several factors, including proper new product selection, timely completion and introduction of new product designs, complexity of the new products to be designed and manufactured, development of support tools and collateral literature that make complex new products easy for engineers to understand and use and market acceptance of customers' end products. There can be no assurance that any new products will receive or maintain substantial market acceptance. The Issuer's new business strategy includes increased focus on design wins. However, there is a substantial delay between a design win and sales of new products. Any such sales are subject to the success or failure of the customer's product. There can be no assurance that the Issuer will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner, or that products or technologies developed by others will not render the Issuer's products or technologies obsolete or noncompetitive. A fundamental shift in technology in the Issuer's product markets could have a material adverse effect on the Issuer.

NEW MANAGEMENT AND KEY PERSONNEL

     As of February 27, 1998, upon completion of the Recapitalization, Curtis J. Crawford became President and CEO of Zilog, replacing Dr. Edgar Sack, the former CEO. Although Mr. Crawford has significant experience in the industry in which Zilog competes, there can be no assurance that this management transition and the implementation of a new management strategy will not adversely affect operating results. In addition, the Issuer depends upon its ability to hire and retain qualified technical, sales and management personnel. The competition for such personnel is intense, and there can be no assurance that the Issuer will be successful in attracting and retaining such personnel.

CUSTOMER CONCENTRATION

     In 1997, the Issuer's 10 largest customers accounted for approximately 44% of the Issuer's total revenue, although no single customer accounted for more than 8% of the Issuer's total revenue. Particular customers may change from period to period but the Issuer expects that sales to a limited number of customers will continue to account for a significant percentage of its revenue in any particular period for the foreseeable future. The Issuer has no long-term contracts with its customers and there can be no assurance that its current customers will place additional orders, or that the Issuer will obtain orders of similar magnitude from other customers. The loss of one or more major customers or any reduction, delay or cancellation of orders by any such customer or the failure of the Issuer to market successfully to new customers, could have a material adverse effect on the Issuer. During 1997, purchases by a major customer, which had accounted for approximately 13% of the Issuer's total revenue in 1996, declined to approximately 6% of the Issuer's total revenue in 1997. This decline was primarily attributable to a technology shift at the customer resulting in a product that did not require a controller. There can be no assurance that sales to one or more significant customers will not decline in the future or that any such decline will not have a material adverse effect on the Issuer.

PRODUCTION YIELDS AND MANUFACTURING RISKS; NEW WAFER FABRICATION FACILITY

     The manufacture of semiconductor products is highly complex and production yields are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used and the performance of personnel and equipment. In addition, as is common in the semiconductor industry, Zilog has from time to time experienced difficulty in beginning production at new facilities or in effecting transitions to new manufacturing processes and, consequently, has suffered delays in product deliveries or reduced yields. Zilog believes that an important competitive factor will be its ability to continue to successfully increase production capacity to meet customer demand and shorten delivery time. No assurance can be given that Zilog or its outside wafer foundries will not experience production yield problems in the future which could have a material adverse effect on the Issuer. While the Issuer believes its manufacturing capacity to be sufficient, the failure to increase production capacity through the successful and efficient expansion of production at its new facility in Nampa, Idaho or to obtain wafers from outside suppliers as needed during periods of increased demand could have a material adverse effect on the Issuer.

     Zilog's future success is dependent upon its ability to develop and implement new design and process technologies. Semiconductor design and process methodologies are subject to rapid technological change, requiring large expenditures for research and development. Most new products are extremely complex in design and many use Zilog's 0.65 micron CMOS process. Zilog has developed a 0.35 micron CMOS process, and the first test wafers in this process were produced in January 1998. A failure to make a successful transition to the
0.35 micron CMOS process could have a material adverse effect on the Issuer. Manufacture of large complex die involves a significant technological risk. The failure to complete new product designs in time to meet market requirements and achieve volume production of new products at acceptable yields using the new manufacturing processes would have a material adverse effect on the Issuer. See "Business -- Research and Development."

     Zilog also uses outside contract assemblers for packaging a portion of its production. Shortages in contract assembly capacity could adversely impact Zilog's financial results. Should Zilog be unable to obtain additional assembly capacity, Zilog's ability to achieve continued revenue growth may be restricted. Shortage of product could also result in the loss of customers. See
"Business -- Manufacturing."

COMPETITION

     The semiconductor industry is intensely competitive and is characterized by price erosion, rapid technological change and heightened foreign competition in many markets. The industry consists of major domestic and international semiconductor companies, many of which have substantially greater financial and other resources than Zilog with which to pursue engineering, manufacturing, marketing and distribution of their products. Emerging companies are also increasing their participation in the semiconductor market. The ability of Zilog to compete successfully in its markets depends on factors both within and outside of its control including, but not limited to, success in designing and manufacturing new products that implement new technologies, protection of the Issuer products by effective utilization of intellectual property laws, product quality, reliability, ease of use, price, diversity of product line, efficiency of production, the pace at which customers incorporate Zilog's microprocessors, microcontrollers and digital signal processors into their products, success of competitors' products and general economic conditions. See "Business -- Competition."

EXPORT SALES; INTERNATIONAL OPERATIONS

     Approximately 59% of Zilog's sales in 1997 were to foreign customers and Zilog expects that export sales will continue to represent a significant portion of sales, although there can be no assurance that export sales, as a percentage of net sales, will remain at current levels. Beginning in the fourth quarter of 1997, certain countries in Asia, which accounted for approximately 42% of Zilog's 1997 revenue, experienced general market instability characterized by a substantial decrease in demand that resulted in significant capital constraints throughout the region. In many cases, these constraints were exacerbated by the continuing need of businesses in the region to service indebtedness denominated in dollars or other foreign currencies. As a result, many businesses in the region have explored ways to preserve capital, including reducing capital investment, reducing working capital, outsourcing manufacturing functions, selling assets and discontinuing lines of business. In addition, substantial devaluations of local currencies have significantly improved the competitive position of certain competitors of the Issuer that operate in the affected regions. Although the Issuer believes that this instability did not have a material effect on the Issuer's revenue in 1997, there can be no assurance that, as the instability continues, the Issuer's customers in these regions will not significantly delay purchases of the Issuer's products, significantly reduce the production of products which utilize the Issuer's ASSPs or purchase ASSPs from the Issuer's competitors that operate in the affected regions. Consequently, there can be no assurance that this instability will not have a material adverse effect on the Issuer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments -- Asian Revenue."

     Zilog purchases a substantial portion of its raw materials and equipment from foreign suppliers. While Zilog's export sales are primarily United States dollar denominated transactions, Zilog is subject to the risks of conducting business internationally, including unexpected changes in, or impositions of, legislative or regulatory requirements, fluctuations in the United States dollar against foreign currencies, which could increase the sales price in local currencies of Zilog's products in foreign markets or increase the cost of wafers purchased by Zilog, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, potentially longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse taxes and the burdens of complying with a variety of foreign laws. In addition, Zilog is subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, which could affect, among other things, customers' ordering patterns and inventory levels. Although Zilog has not to date experienced any material adverse effect on its operations as a result of such regulatory, geopolitical, economic and other factors, there can be no assurance that such factors will not adversely impact Zilog in the future or require the Issuer to modify its current business practices. In addition, the laws of certain foreign countries may not protect Zilog's intellectual property rights to the same extent as do the laws of the United States.

     Zilog operates two primary assembly and test facilities in the Philippines through two wholly owned subsidiaries. Zilog has a significant capital investment at these facilities. Zilog's reliance on personnel and assets and its maintenance of inventories at these facilities entails certain political and economic risks, including political instability and expropriation, currency controls and exchange fluctuations, as well as changes in tax laws, tariff and freight rates. Political stability in the Philippines appears to have increased markedly during the past three years, but no assurances of continued stability can be given. Zilog has not experienced any significant interruptions in its business operations in the Philippines to date. Nonetheless, any loss or disruption of production in the Philippines could have a material adverse effect on the Issuer, particularly if operations or air transportation from the Philippines were disrupted for a substantial period of time.

INTELLECTUAL PROPERTY RIGHTS

     Zilog's ability to compete will be affected by its ability to protect its proprietary information. Zilog relies primarily on its trade secrets and technological know-how in the conduct of its business. There can be no assurance that the steps taken by Zilog to protect its intellectual property will be adequate to prevent misappropriation of its technology or that Zilog's competitors will not independently develop technologies that are substantially equivalent or superior to Zilog's technology. The semiconductor industry is characterized by frequent claims and related litigation regarding patent and other intellectual property rights. There can be no assurance that third parties will not assert additional claims or initiate litigation against Zilog, its foundries or its customers with respect to existing or future products. In addition, Zilog may initiate claims or litigation against third parties for infringement of Zilog's proprietary rights or to determine the scope and validity of the proprietary rights of Zilog or others. Litigation by or against Zilog could result in significant expense to Zilog and divert the efforts of Zilog's technical and management personnel, whether or not litigation is determined in favor of Zilog. In the event of an adverse result in any such litigation, Zilog could be required to pay substantial damages, cease the manufacture, use, sale, offer for sale and importation of infringing products, expend significant resources to develop or obtain non-infringing technology, discontinue the use of certain processes, or obtain licenses to the technology which is the subject of the litigation. There can be no assurance that Zilog would be successful in such development or acquisition or that any such licenses, if available, would be available on commercially reasonable terms, and any such development or acquisition could require expenditures by Zilog of substantial time and other resources. Any such litigation or adverse result therefrom could have an adverse effect on Zilog.

     Zilog has been notified by three parties that it may be infringing certain patent ownership and other intellectual property rights. In the event Zilog determines that such notices may involve meritorious claims, Zilog may seek a license. Based on industry practice, Zilog believes that in most cases any necessary licenses or other rights could be obtained on commercially reasonable terms. However, no assurance can be given that licenses could be obtained on acceptable terms or that litigation will not occur. The failure to obtain necessary licenses or other rights or the advent of litigation arising out of such claims could have a material adverse effect on Zilog. See
"Business -- Patents and Licenses."

ENVIRONMENTAL REGULATION

     Zilog is subject to a variety of government regulations related to the discharge or disposal of hazardous materials used in its manufacturing process. Although Zilog believes that it is in substantial compliance with all relevant regulations and has all permits necessary to conduct its business, the failure to comply with present or future regulations or the loss of any permit could result in fines being imposed on Zilog, limitation or suspension of production or cessation of operations. Compliance with any such future regulations could require Zilog to acquire additional equipment or to incur substantial other expenses. Any failure by Zilog to control the use of, or adequately restrict the discharge of, hazardous materials could subject it to future liabilities.

     In 1996, the U.S. District Court for the District of Idaho entered orders approving a settlement in the lawsuit entitled Tsotung Ko, et al. v. Zilog, Inc. In the suit, 31 plaintiffs alleged that the Issuer endangered their health and safety by chemical exposures at one of the Issuer's Nampa, Idaho facilities. In addition, the plaintiffs alleged that the Issuer discriminated against them after they were injured by chemical exposures. Although the Issuer made payments in connection with the settlement, the Issuer strongly denied these allegations.

     In January 1998, the newspaper USA Today published a series of articles about environmental and employee health and safety conditions at semiconductor manufacturing facilities. The Issuer's operations during 1993 and 1994 and the Tsotung Ko lawsuit were the primary subject of one article and were mentioned in other articles. Since 1993, the Issuer has constructed its MOD III facility, expanded MOD II, closed

MOD I and has upgraded the environmental monitoring and control equipment at its MOD II facility. The Issuer believes it is in substantial compliance with all applicable environmental and employee health and safety regulations. However, this recent public attention focused on the environmental and employee health and safety conditions at the Issuer's facilities could increase the incidence of environmental or employee health and safety complaints or governmental investigations into the Issuer's operations Zilog recently underwent a multimedia inspection and is currently being inspected by OSHA. There can be no assurance that the Issuer will not incur significant expense in connection with these and other governmental investigations and/or environmental or employee health and safety matters.

ABILITY TO EFFECT REPURCHASE OF THE NEW NOTES UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Issuer will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. Certain events constituting a Change of Control could result in a default under future indebtedness of the Issuer. There can be no assurance that the Issuer would have sufficient resources available at the time of any Change of Control to repurchase the New Notes and/or to pay its obligations under such indebtedness.

FRAUDULENT CONVEYANCES

     In certain circumstances, the incurrence by the Issuer of indebtedness such as the New Notes may be subject to review under relevant state and federal fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of the Issuer. Under these laws, if a court were to find that, after giving effect to the sale of the New Notes and the application of the net proceeds therefrom, either (a) the Issuer incurred such indebtedness with the intent of hindering, delaying or defrauding creditors or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (b) the Issuer received less than reasonably equivalent value or consideration for incurring such indebtedness and (i) was insolvent or rendered insolvent by reason of such transaction, (ii) was engaged in a business or transaction for which the assets remaining with the Issuer constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate such indebtedness to presently existing and future indebtedness of the Issuer, avoid the issuance of such indebtedness and direct the repayment of any amounts paid thereunder to the Issuer's creditors or take other action detrimental to the holders of such indebtedness.

     Zilog obligations under the New Notes are guaranteed by certain of the Issuer's subsidiaries (the "Guarantors"). In certain circumstances, the incurrence by a Guarantor of a Guarantee (as defined herein) may be subject to review under relevant state and federal fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of such Guarantor. Under these laws, if a court were to find that either (a) a Guarantee was incurred by a Guarantor with the intent of hindering, delaying or defrauding creditors or such Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or
(b) such Guarantor received less than reasonably equivalent value or consideration for incurring such Guarantee and (i) was insolvent or rendered insolvent by reason of such transaction, (ii) was engaged in a business or transaction for which the assets remaining with such Guarantor constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate such Guarantee to presently existing and future indebtedness of such Guarantor, avoid the issuance of such Guarantee and direct the repayment of any amounts paid thereunder to such Guarantor's creditors or take other action detrimental to the holders of such Guarantee. A legal challenge of a Guarantee on fraudulent conveyance grounds, may, among other things, focus on the benefits, if any, realized by the Guarantor as a result of the issuance of the New Notes by the Issuer.

     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Issuer or a Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the salable value of all of its assets at a fair valuation or if the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or
(ii) it could not pay its debts as they become due. Similar fraudulent conveyance and other concerns may be applicable to the Subsidiary Guarantees to be issued by certain of the Issuer's subsidiaries and similar and other concerns as to enforceability may apply to Subsidiary Guarantees that may be granted in the future.

     To the extent that any Guarantee was voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the New Notes would cease to have any claim in respect of such Guarantee and would be creditors solely of the Issuer and any Guarantor whose Guarantee was not voided or held unenforceable. In such event, the claims of the holders of the applicable New Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities and preferred stock claims of such Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the holders of the applicable New Notes relating to any voided portions of any of the Guarantees.

     Based upon financial and other information currently available to it, management of the Issuer believes that the New Notes and the Guarantees are being incurred for proper purposes and in good faith and that, at the time the New Notes and the Guarantees are issued, the Issuer and each Guarantor, as the case may be, were (i) neither insolvent nor rendered insolvent thereby, (ii) in possession of sufficient capital to run its business effectively and (iii) incurring debts within its ability to pay as the same mature or become due. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." In reaching these conclusions, the Issuer has relied upon various valuations and estimates of future cash flow that necessarily involve a number of assumptions and choices of methodology. No assurance can be given, however, that the assumptions and methodologies chosen by the Issuer would be adopted by a court or that a court would concur with the Issuer's conclusions.

SECURITIES CLASS ACTION AND OTHER LEGAL MATTERS

     Zilog has been named as a defendant in a purported class action lawsuit which was filed on January 23, 1998 in the United States District Court for the Northern District of California. Certain executive officers of the Issuer are also named as defendants. The plaintiff purports to represent a class of all persons who purchased the Issuer's Common Stock between June 30, 1997 and November 20, 1997 (the "Class Period"). The complaint alleges that the Issuer and certain of its executive officers made false and misleading statements regarding the Issuer that caused the market price of its Common Stock to be "artificially inflated" during the Class Period. The complaint does not specify the amount of damages sought. The Issuer believes the lawsuit lacks merit and intends to defend it vigorously. There can be no assurance that the Issuer will prevail in its defense of the lawsuit or that any judgment against the Issuer will not be material.

     Zilog is participating in other litigation and responding to claims arising in the ordinary course of business. Zilog intends to defend itself vigorously in these matters. Zilog's management believes that it is unlikely that the outcome of these matters will have a material adverse effect on the Issuer, although there can be no assurance in this regard.

RESTRICTIVE DEBT COVENANTS

     The Indenture contains a number of significant covenants that, among other things, restrict the ability of the Issuer to dispose of assets, incur additional indebtedness, prepay other indebtedness (including the New Notes) or amend certain debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by Issuer or its subsidiaries, make capital expenditures or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the Revolving Credit Facility, the Issuer is required to comply with specified financial ratios and tests, including minimum interest coverage ratios, leverage ratios below a specified maximum, minimum net worth levels and minimum ratios of inventory to senior debt. See "Description of the New Notes" and "Description of the Issuer Indebtedness."

     Zilog's ability to comply with such agreements may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in a default under the Revolving Credit Facility and the Indenture, which would permit the senior lenders, or the holders of the New Notes to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the senior lenders to make further extensions of credit under the Revolving Credit Facility could be terminated. If the Issuer were unable to repay its indebtedness to its senior lenders, such lenders could proceed against the collateral securing such indebtedness as described under "Description of the Issuer Indebtedness."

PROCEDURES FOR TENDER OF OLD NOTES

     The New Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Failure by a holder in following such procedures may result in delay in receiving an Exchange Note on a timely basis. Neither the Exchange Agent nor the Issuer is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. See "The Exchange Offer -- Procedures for Tendering" and "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

LACK OF PUBLIC MARKET FOR THE NOTES

     The Old Notes have been designated as eligible for trading in the PORTAL market. Prior to this Exchange Offer, there has been no public market for the New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount. The Issuer does not intend to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes on The Nasdaq Stock Market. The Initial Purchasers have previously made a market in the Old Notes, and the Issuer has been advised that the Initial Purchasers currently intend to make a market in the New Notes, as permitted by applicable laws and regulations, after consummation of the Exchange Offer. The Initial Purchasers are not obligated, however, to make a market in the Old Notes or the New Notes and any such market making activity may be discontinued at any time without notice at the sole discretion of the Initial Purchasers. There can be no assurance as to the liquidity of the public market for the New Notes or that any active public market for the New Notes will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the New Notes may be adversely affected.

                               THE EXCHANGE OFFER

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement and a copy of which is available as set forth under the heading "Available Information."

TERMS OF THE EXCHANGE OFFER

     In connection with the issuance of the Old Notes pursuant to the Purchase Agreement by and among the Issuer and the Initial Purchasers, the Initial Purchasers and their respective assignees became entitled to the benefits of the Registration Rights Agreement.

     Under the Registration Rights Agreement, the Issuer is required to file within 60 days after February 27, 1998 (the date the Registration Rights Agreement was entered into (the "Closing Date")) a registration statement (the "Exchange Offer Registration Statement") for a registered exchange offer with respect to an issue of new notes identical in all material respects to the Old Notes except that the new notes shall contain no restrictive legend thereon. Under the Registration Rights Agreement, the Issuer is required to (i) cause the Exchange Offer Registration Statement to be filed with the Commission no later than 60 days after the Closing Date, (ii) use its best efforts to cause such Exchange Offer Registration Statement to become effective no later than 135 days after the Closing Date, (iii) use its best efforts to keep the Exchange Offer open for at least 20 Business Days (or longer if required by applicable law),
(iv) use its best efforts to consummate the Exchange Offer as soon as practicable following the date on which the Exchange Offer Registration Statement is declared effective by the Commission, but in no event later than 180 days after the Closing Date and (v) cause the Exchange Offer to comply with all applicable federal and state securities laws. The Exchange Offer being made hereby, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Registration Rights Agreement.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. New Notes of the same class will be issued in exchange for an equal principal amount of outstanding Old Notes accepted in the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000. This Prospectus, together with the Letter of Transmittal, is being sent to all
registered holders as of             , 1998. The Exchange Offer is not
conditioned upon any minimum principal amount of Old Notes being tendered in exchange. However, the obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under "-- Conditions."

     Old Notes shall be deemed to have been accepted as validly tendered when, as and if the Trustee has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes and delivering New Notes to such holders.

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, including the Exchange Offer No-Action Letters, the Issuer believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder thereof (other than a broker-dealer who acquires such New Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined in Rule 405 under the Securities Act) of the Issuer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in a distribution of such New Notes. By tendering the Old Notes in exchange for New Notes, each holder, other than a broker-dealer, will represent to the Issuer that: (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer; (ii) it is not a broker-dealer tendering Old Notes acquired for its own account directly from the Issuer; (iii) any New Notes to be received by it will be acquired in the ordinary course of its business; and (iv) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of the New Notes. If a holder of Old Notes is engaged in or intends to engage in a distribution of the New Notes or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Issuer has agreed that it will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. See "Plan of Distribution."

     In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit the Issuer to effect the Exchange Offer, or (ii) if any holder of Old Notes shall notify the Issuer within 20 business days following the consummation of the Exchange Offer that (A) such holder was prohibited by law or Commission policy from participating in the Exchange Offer or (B) such holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (C) such holder is a broker-dealer and holds Old Notes acquired directly from the Issuer or one of its affiliates, then the Issuer shall (x) cause to be filed a shelf registration statement pursuant to Rule 415 under the Act (the "Shelf Registration Statement") on or prior to 60 days after the date on which the Issuer determines that it is not required to file the Exchange Offer Registration Statement pursuant to clause (i) above or 60 days after the date on which the Issuer receives the notice specified in clause (ii) above and shall (y) use its best efforts to cause such Shelf Registration Statement to become effective within 135 days after the date on which the Issuer becomes obligated to file such Shelf Registration Statement. If, after the Issuer has filed an Exchange Offer Registration Statement, the Issuer is required to file and make effective a Shelf Registration Statement solely because the Exchange Offer shall not be permitted under applicable federal law, then the filing of the Exchange Offer Registration Statement shall be deemed to satisfy the requirements of clause (x) above. Such an event shall have no effect on the requirements of clause (y) above. The Issuer shall use its best efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of Transfer Restricted Securities (as defined below) by the holders thereof for a period of at least two years following the date on which such Shelf Registration Statement first becomes effective under the Securities Act. The term "Transfer Restricted Securities" means each Note, until the earliest to occur of (a) the date on which such Note is exchanged in the Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Act, (b) the date on which such Note has been disposed of in accordance with a Shelf Registration Statement, (c) the date on which such Note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the prospectus contained therein) or (d) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

     If (i) the Exchange Offer Registration Statement or the Shelf Registration Statement is not filed with the Commission on or prior to the date specified in the Registration Rights Agreement, (ii) any such Registration Statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement, (iii) the Exchange Offer has not been consummated within 180 days after the Closing Date or (iv) any Registration Statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to such Registration Statement that cures such failure and that is itself declared effective immediately (each such event referred to in clauses (i) through (iv), a "Registration Default"), then the Issuer has agreed to pay liquidated damages to each holder of Transfer Restricted Securities. With respect to the first 90-day period immediately following the occurrence of such Registration Default the liquidated damages shall equal $.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues. The amount of the liquidated damages shall increase by an additional $.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.25 per week per $1,000 principal amount of Transfer Restricted Securities. Notwithstanding anything to the contrary set forth herein, (1) upon filing of the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement), in the case of (i) above, (2) upon the effectiveness of the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement), in the case of (ii) above, (3) upon consummation of the Exchange Offer, in the case of (iii) above, or (4) upon the filing of a post-effective amendment to the Registration Statement or an additional Registration Statement that causes the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement) to again be declared effective or made usable in the case of (iv) above, the liquidated damages payable with respect to the Transfer Restricted Securities a result of such clause (i), (ii), (iii) or (iv), as applicable, shall cease.

     All accrued liquidated damages shall be paid to the holder of the global note representing the Old Notes by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by mailing checks to their registered addresses on each June 15 and December 15. All obligations of the Issuer set forth in the preceding paragraph that are outstanding with respect to any Transfer Restricted Security at the time such security ceases to be a Transfer Restricted Security shall survive until such time as all such obligations with respect to such security shall have been satisfied in full.

     Upon consummation of the Exchange Offer, subject to certain exceptions, holders of Old Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Old Notes, unless such Old Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Issuer will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors-Risk Factors Relating to the Notes -- Consequences of Failure to Exchange."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     The term "Expiration Date" shall mean             , 1998 (30 calendar days
following the commencement of the Exchange Offer), unless the Exchange Offer is extended, if and as required by applicable law, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Issuer will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Old Notes by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Issuer reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Old Notes not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by the Issuer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by the Issuer to constitute a material change, the Issuer will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

INTEREST ON THE NEW NOTES

     The New Notes will accrue interest at a rate of 9 1/2%. Commencing September 1, 1998, cash interest on the New Notes will accrue and be payable, at a rate of 9 1/2% per annum, semi-annually in arrears on each March 1 and September 1.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS OF THE NOTES. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE ISSUER. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders of Notes may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The tender by a holder of Old Notes will constitute an agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Issuer or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Issuer, evidence satisfactory to the Issuer of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Old Notes will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted, would, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer shall determine. Neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Issuer reserves the right in its sole discretion, subject to the provisions of the Indenture, to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions," (ii) to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (iii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Old Notes properly tendered will be accepted, promptly after the Expiration Date, and the New Notes will be issued promptly after acceptance of the old Notes. See "-- Conditions" below. For purposes of the Exchange Offer, Old Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes, and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal and Notice of Guaranteed Delivery, substantially in the form provided by the Issuer (by mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time on the Expiration Date at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes) and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" and "-- Book-Entry Transfer" above at any time on or prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, Old Notes will not be required to be accepted for exchange, nor will New Notes be issued in exchange for any Old Notes, and the Issuer may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if because of any change in law, or applicable interpretations thereof by the Commission, the Issuer determines that they are not permitted to effect the Exchange Offer. The Issuer has no obligation to, and will not knowingly, permit acceptance of tenders of Old Notes from affiliates (within the meaning of Rule 405 under the Securities Act) of the Issuer or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Commission, or if the New Notes to be received by such holder or holders of Old Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                  By Mail:                                By Overnight Mail or Courier:
                P.O. Box 778                                 Two International Place
        Boston, Massachusetts 02102                        Boston, Massachusetts 02102
   Attention: Corporate Trust Department              Attention: Corporate Trust Department
      By Hand in New York to 5:00 p.m                     By Hand in Boston to 5:00 p.m.
              (as drop agent):                               Two International Place
                61 Broadway                                        Fourth Floor
                 15th Floor                                     Corporation Trust
           Corporate Trust Window                          Boston, Massachusetts 02110
          New York, New York 10006

                             For information call:
                                 (617) 664-5587

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Issuer. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Issuer.

     The Issuer will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Issuer, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Issuer may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer will be paid by the Issuer, including fees and expenses of the Exchange Agent and Trustee and accounting, legal, printing and related fees and expenses.

     The Issuer will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of, any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                              THE RECAPITALIZATION

     Zilog was established in 1974 and became a wholly owned subsidiary of Exxon Corporation in 1981. In 1989, Zilog was acquired in a leveraged buyout transaction sponsored by Warburg Pincus Capital Issuer, L.P. In 1991, Zilog became a publicly traded company, and its Common Stock was initially listed on Nasdaq and traded under the symbol "ZLOG". Zilog's Common Stock was subsequently listed on the New York Stock Exchange and traded under the symbol "ZLG" until February 27, 1998.

     Pursuant to the Merger Agreement, Merger Sub merged with and into Zilog on February 27, 1998, and Zilog continues as the surviving corporation (the "Merger"). By virtue of the Merger, shares of Zilog common stock having an implied value of approximately $7.5 million held by certain of Zilog's stockholders prior to the Merger were converted into common stock of Zilog. All other shares of outstanding common stock were canceled and, except for shares of common stock held in Zilog's treasury, owned by Zilog or any subsidiary of Zilog, or held by a stockholder of Zilog who has properly exercised appraisal rights under Delaware law, were converted into the right to receive cash consideration, all as set forth in the Merger Agreement. By virtue of the Merger, the common stock of Merger Sub was converted into new shares of Common Stock, Non-Voting Common Stock and Preferred Stock of Zilog. Also, in connection with the Merger, options to purchase shares of Common Stock issued under Zilog's stock plans outstanding immediately prior to the consummation of the Merger were canceled and, in certain instances, were converted into the right to receive an amount in cash, as set forth in the Merger Agreement. Zilog has paid approximately $4.1 million to redeem outstanding options as a result of the Merger. The Merger was approved by Zilog's stockholders on January 27, 1998.

     Effective immediately after the consummation of the Merger on February 27, 1998, the Board of Directors of Zilog, the surviving corporation, declared a 4-for-1 stock split in the form of a dividend for each share of Common Stock and Class A Non-Voting Common Stock and designated 1,500,000 shares of Series A Cumulative Preferred Stock. Unless otherwise specified, all share amounts in this Prospectus do not give effect to this stock split.

     Cash funding requirements for the Merger were satisfied through the following: (i) the Equity Investment; (ii) use of approximately $36.1 million of Zilog's cash and cash equivalents; and (iii) $280.0 million of gross proceeds from the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Upon the consummation of the Merger, Zilog became able to borrow up to $25.0 million under a revolving credit facility (the "Revolving Credit Facility").

     The Merger was accounted for as a recapitalization transaction for accounting purposes. The following table sets forth the sources and uses of funds in connection with the Recapitalization.

                                                                 AMOUNT
                                                             --------------
                                                             (IN THOUSANDS)
SOURCES:
  Notes.....................................................    $280,000
  New Equity Contribution...................................     117,500
  Continuing Equity Investment..............................       7,500
                                                                --------
          Total.............................................    $405,000
  Excess Cash...............................................      36,067
                                                                --------
          Total.............................................    $441,067
                                                                ========
USES:
  Continuing Equity Investment..............................    $  7,500
  Payment for Outstanding Shares............................     399,472
  Payment for Outstanding Stock Options.....................       4,095
  Estimated Fees and Expenses...............................      30,000(1)
                                                                --------
          Total.............................................    $441,067
                                                                ========

---------------
(1) Includes approximately $9.3 million of debt issuance costs which will be capitalized and amortized over the terms of the related debt, and approximately $20.7 million of non-financing related transaction expenses which will primarily be netted against stockholder's equity. As of April 5, 1998, Zilog has paid $28.1 million of the estimated $30.0 million in fees and expenses.

                          NEW CHIEF EXECUTIVE OFFICER

     Curtis J. Crawford became President, CEO and a Director of Zilog upon completion of the Recapitalization. Mr. Crawford, 50, has more than 24 years of experience in software, systems and semiconductors. He recently served as Group President of the Microelectronics Group and President of the Intellectual Property Division of Lucent, a leading designer and manufacturer of a wide range of communications technologies.

     As President of Lucent's Microelectronics Group, Mr. Crawford managed the worldwide development, design, manufacture and sale of semiconductors and optoelectronic components for applications in telecommunications, networked computing, multimedia, wireless and consumer electronics. During Mr. Crawford's tenure, the Microelectronics Group grew external sales from $0.8 billion in 1991 to $2.8 billion in 1997, representing a 23% compound annual growth rate. As President of Lucent's Intellectual Property Division, Mr. Crawford managed a broad portfolio of technology patents and licenses.

                              TEXAS PACIFIC GROUP

     TPG was founded by David Bonderman, James G. Coulter and William S. Price, III in 1992 to pursue public and private investment opportunities through a variety of methods, including leveraged buyouts, recapitalizations, joint ventures, restructurings and strategic public securities investments. The principals of TPG operate TPG Partners, L.P. and TPG Partners II, both Delaware limited partnerships with aggregate committed capital of over $3.2 billion. Among TPG's investments are technology and telecommunications companies Paradyne Corporation, GlobeSpan Semiconductor and GT Com. Other TPG portfolio companies include America West Airlines, Belden & Blake, Beringer Wine Estates, Del Monte Foods, Denbury Resources, Ducati Motor, Favorite Brands International, Genesis ElderCare, J. Crew, Virgin Entertainment, and Vivra Specialty Partners. In addition, the principals of TPG led the $9 billion reorganization of Continental Airlines in 1993. The principal executive office of TPG is located at 201 Main Street, Suite 2420, Fort Worth, Texas 76102 and its telephone number is (817) 871-4000.

                                USE OF PROCEEDS

     There will be no cash proceeds payable to Zilog from the issuance of the New Notes pursuant to the Exchange Offer. The proceeds from the sale of the Old Notes were used by Zilog to finance the Recapitalization.

                                 CAPITALIZATION

     The following table sets forth the cash and historical consolidated capitalization of Zilog as of April 5, 1998. The following table should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Information, the Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                              APRIL 5, 1998
                                                              --------------
                                                              (IN THOUSANDS)
Cash and cash equivalents...................................     $ 66,890
Long-term debt:
  The Notes.................................................     $280,000
                                                                 --------
          Total debt(1).....................................      280,000
Stockholders' equity:
  Stock and paid-in capital.................................       25,200
  Retained earnings (deficit)...............................       (1,996)
  Net unrealized gain on securities.........................           --
                                                                 --------
          Total stockholders' equity........................     $ 23,204
                                                                 --------
          Total capitalization..............................     $303,204
                                                                 ========

---------------
(1) In addition, subject to the satisfaction of certain conditions precedent, Zilog is able to borrow up to $25.0 million under the Revolving Credit Facility.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1997 and the three months in the period ended April 5, 1998 give effect to the Recapitalization as though it had occurred on January 1, 1997. The pro forma adjustments as applied to the respective historical consolidated financial information of the Issuer reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of the Issuer's assets and liabilities has not been impacted by the Merger. The pro forma adjustments presented are based upon available information and certain assumptions that Zilog's management believes are reasonable.

     The following should be read in conjunction with Zilog's Consolidated Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The Unaudited Pro Forma Consolidated Financial Information and related notes are provided for informational purposes only and are not necessarily indicative of the results that actually would have occurred had the Recapitalization been completed on the date indicated nor is such financial information necessarily indicative of the results that may be expected to occur in the future.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                  YEAR ENDED DECEMBER 31, 1997          THREE MONTHS ENDED APRIL 5, 1998
                              -------------------------------------   -------------------------------------
                              HISTORICAL   ADJUSTMENTS    PRO FORMA   HISTORICAL   ADJUSTMENTS    PRO FORMA
                              ----------   -----------    ---------   ----------   -----------    ---------
Sales.......................   $261,097                   $261,097     $ 49,539                   $ 49,539
Costs and expenses:
  Cost of sales.............    171,722                    171,722       40,767                     40,767
  Research and
     development............     30,467                     30,467        8,104                      8,104
  Selling, general and
     administrative.........     47,806                     47,806       13,941                     13,941
  Recapitalization..........                                             13,304    $  (13,304)(1)       --
                               --------     --------      --------     --------    ----------     --------
     Total costs and
       expenses.............    249,995                    249,995       76,116       (13,304)      62,812
                               --------     --------      --------     --------    ----------     --------
Operating income (loss).....     11,102                     11,102      (26,577)       13,304      (13,273)
Other income (expense):
  Interest income...........      2,892     $ (1,296)(1)     1,596        1,159           (60)(2)    1,099
  Interest expense..........         --      (28,429)(2)   (28,429)      (2,978)       (4,361)(3)   (7,339)
  Other.....................        832           --           832          (88)           --          (88)
                               --------     --------      --------     --------    ----------     --------
Income (loss) before income
  taxes.....................     14,826      (29,725)      (14,899)     (28,484)        8,883      (19,601)
Provision (benefit) for
  income taxes..............      2,965      (10,404)(3)    (7,439)      (8,545)        3,109(4)    (5,436)
                               --------     --------      --------     --------    ----------     --------
Net income (loss)...........   $ 11,861     $(19,321)     $ (7,460)    $(19,939)   $    5,774     $(14,165)
                               ========     ========      ========     ========    ==========     ========

---------------
(1) Represents the elimination of non-recurring Merger related expenses in executive and employee bonuses, severance payments and consulting fees and payments in respect of employee stock options outstanding prior to the Merger and approximately $10 million in executive and employee bonuses will be recorded during the second and third quarters of fiscal 1998.

(2) Represents reduction of interest income due to the reduction of cash and cash equivalents as a result of the Merger.

(3) Represents interest expense and amortization of debt issuance costs as a result of the Merger.

(4) Benefit provided at United States statutory rate.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table summarizes certain selected consolidated financial data of the Issuer and its subsidiaries. The selected consolidated financial data as of December 31, 1997 and for each of the three years in the period ended December 31, 1997 have been derived from, and should be read in conjunction with, consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors, appearing elsewhere herein. The selected consolidated financial data for each of the two years in the period ended December 31, 1994 have been derived from consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors, which are not included or incorporated herein. The selected consolidated financial data for the three months in the periods ended March 30, 1997 and April 5, 1998 and as of April 5, 1998 have been derived from, and should be read in conjunction with, the unaudited consolidated financial statements included elsewhere herein and include, in the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results for the three months in the period ended April 5, 1998 are not necessarily indicative of the results that may be expected for the entire year, and includes charges related to the Recapitalization. The information presented below should be read in conjunction with "Capitalization," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements and Notes thereto and other financial information included elsewhere in this Prospectus. See also "Available Information" and "Disclosure Regarding Forward-Looking Statements."

                                                                                                         THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                  --------------------
                                                 ----------------------------------------------------   MARCH 30,   APRIL 5,
                                                   1993       1994       1995       1996       1997       1997        1998
                                                 --------   --------   --------   --------   --------   ---------   --------
                                                          (IN THOUSANDS, EXCEPT RATIO DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Sales..........................................  $202,727   $223,316   $265,122   $298,425   $261,097    $70,136    $ 49,539
Costs and expenses:
  Cost of sales................................   105,727    111,288    135,066    175,319    171,722     44,028      40,767
  Research and development.....................    20,833     23,048     24,546     30,548     30,467      6,632       8,104
  Selling, general and administrative..........    37,619     37,790     41,943     47,934     47,806     12,052      13,941
  Recapitalization.............................                                                                       13,304
                                                 --------   --------   --------   --------   --------    -------    --------
Total costs and expenses.......................   164,179    172,126    201,555    253,801    249,995     62,712      76,116
                                                 --------   --------   --------   --------   --------    -------    --------
Operating income (loss)........................    38,548     51,190     63,567     44,624     11,102      7,424     (26,577)
Other income (expense):
  Interest income..............................     2,463      2,496      2,676      2,443      2,892        595       1,159
  Interest expense.............................                                                                       (2,978)
  Other........................................       813        860       (360)      (911)       832       (880)        (88)
                                                 --------   --------   --------   --------   --------    -------    --------
Income (loss) before income taxes..............    41,824     54,546     65,883     46,156     14,826      7,139     (28,484)
Provision (benefit) for income taxes...........    15,057     19,637     23,418     16,155      2,965      2,356      (8,545)
                                                 --------   --------   --------   --------   --------    -------    --------
Net (loss) income..............................  $ 26,767   $ 34,909   $ 42,465   $ 30,001   $ 11,861    $ 4,783    $(19,939)
                                                 ========   ========   ========   ========   ========    =======    ========
OTHER DATA:
EBITDA(1)......................................  $ 55,489   $ 72,908   $ 90,421   $ 92,028   $ 75,684    $21,694    $(10,790)
Depreciation...................................    16,128     20,858     27,214     48,315     63,750     15,150      16,015
Capital expenditures...........................    39,658     60,708     79,346    117,065     38,437     11,991       7,260
Ratio of earnings to fixed charges(2)..........      53.9x      79.7x      81.3x      56.4x      18.2x      34.1x        N/M

CONSOLIDATED BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash, cash equivalents and short-term
  investments..................................                                              $106,311               $ 66,890
Working capital................................                                               131,594                 93,791
Net property, plant and equipment..............                                               223,577                214,962
Total assets...................................                                               415,639                373,105
Total debt.....................................                                                    --                280,000
Stockholders' equity...........................                                               340,482                 23,204

---------------
(1) EBITDA represents earnings (losses) from operations before interest income and expense (including amortization of deferred financing costs), income taxes, depreciation, amortization of goodwill and non-cash stock option compensation expenses. EBITDA is presented because it is a widely accepted financial indicator of a leveraged company's ability to service and/or incur indebtedness and because management believes that EBITDA is a relevant measure of the Issuer's ability to generate cash without regard to the Issuer's capital structure or working capital needs. EBITDA as presented may not be comparable to similarly titled measures used by other companies, depending upon the non-cash charges included. When evaluating EBITDA, investors should consider that EBITDA (i) should not be considered in isolation but together with other factors which may influence operating and investing activities, such as changes in operating assets and liabilities and purchases of property and equipment; (ii) is not a measure of performance calculated in accordance with generally accepted accounting principles; (iii) should not be construed as an alternative or substitute for income from operations, net income or cash flows from operating activities in analyzing the Issuer's operating performance, financial position or cash flows; and (iv) should not be used as an indicator of the Issuer's operating performance or as a measure of its liquidity.

(2) For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes, plus fixed charges and (ii) fixed charges consist of interest expense incurred and the estimated portion of rental expense deemed by the Company to be representative of the interest factor of rental payments under operating leases. For the three months ended April 5, 1998, the deficiency of earnings from continuing operations before income taxes to cover fixed charges was $28.5 million.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is management's discussion and analysis of the financial condition and results of operations of Zilog for the fiscal years ended December 31, 1995, 1996 and 1997 and the three months in the periods ended March 30, 1997 and April 5, 1998. This discussion and analysis should be read in conjunction with, and is qualified in its entirety by, the sections entitled "Selected Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Information" and the financial statements and notes thereto included elsewhere herein. Management's discussion and analysis provides information concerning Zilog's business environment, consolidated results of operations and liquidity and capital resources. In addition to historical information, management's discussion and analysis includes certain forward-looking statements regarding events and financial trends that may affect Zilog's future operating results and financial position. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such statements are subject to risks and uncertainties that could cause Zilog's actual results and financial position to differ materially. Such risks and uncertainties include, but are not limited to, those specifically discussed below as well as those set forth in "Risk Factors" and "Disclosure Regarding Forward-Looking Statements."

GENERAL

     Zilog is a worldwide designer, manufacturer and marketer of ASSPs for use in the consumer electronics, data communications, and computer peripherals end markets. ASSPs are logic devices designed for a particular application but are not proprietary to a specific customer. Zilog's products, many of which are "designed in" to customers' end-products, demonstrate generally greater customer acceptance, longer life cycles, and less obsolescence than general purpose microprocessors.

     Zilog, a pioneer in the semiconductor market, is headquartered in Campbell, California, and operates two fabrication facilities in Nampa, Idaho and two test and assembly centers in the Philippines. For the fiscal year ended December 31, 1997, Zilog generated revenue and EBITDA of $261.1 million and $75.7 million, respectively. For the three months in the period ended April 5, 1998, Zilog's revenue and pro forma EBITDA were $49.5 million and $2.5 million, respectively.

RECENT DEVELOPMENTS

     Asian Revenue. In 1997, Zilog generated approximately $110.5 million, or 42.3% of its total revenue, from sales to customers located in Korea, Singapore, Taiwan, Hong Kong, Japan, and China. While economic activity in some of these countries, most notably Korea, has been adversely affected by recent developments in local currency and banking markets, Zilog believes that the effect of these developments on Zilog's business is somewhat mitigated by the financial condition of many of Zilog's customers in these markets, such as Samsung, Hitachi, Logitech, and NMB. Many of these customers are leaders in their respective industries and conduct their business on a multinational basis. In addition, a substantial portion of Zilog's total revenue generated from the Asian region in 1997 was related to end-products subsequently exported to non-Asian markets such as the United States and Europe and therefore represent an important source of foreign currency for these customers. Zilog does not believe that economic conditions in Asia had a material effect on 1997 revenue. Zilog believes that it will continue to benefit from the geographic diversity of its customers and the diverse end-markets for its customers' products. No assurance can be given that continued negative developments in the Asian region will not have an adverse effect on Zilog's future operating performance. See "Risk Factors -- Export Sales; International Operations."

     Standard & Poors's. On April 18, 1998, Standard & Poor's revised its outlook on Zilog to negative from positive, while affirming Zilog's credit rating, and the ratings on the Notes and the Revolving Credit Facility.

     QUARTER ENDED MARCH 31, 1997 AND APRIL 5, 1998

     Sales in the first quarter of 1998 were $49.5 million, compared to $70.1 million in the first quarter of 1997, a decrease of $20.6 million, or 29.4%. The decline in sales was primarily attributable to a decline of $13.1 million in the data communications group as a result of lower volume and prices, particularly in the modem product line. The modem volume decline was affected by the loss of a significant design position with a data communications equipment manufacturer. The customer placed no orders in the first quarter of 1998 and Zilog does not anticipate receiving future orders. Revenue declined approximately $3.7 million in the peripherals group, primarily as a result of the discontinuation of the development and marketing of the hard disk products. This reflected Zilog's strategic decision to refocus its development efforts on other market opportunities. In addition, sales of keyboard products declined as a result of the industry slowdown in personal computer sales. Revenue also declined further due to approximately $3.8 million in price declines in the television and infrared remote product lines of the consumer group.

     Overall unit volumes declined by 13.0% in the first quarter of 1998 compared to the same period in 1997 largely due to lower shipments in the modem and keyboard product lines as described above. Average selling prices also declined as a result of changes in the sales mix and factors described above, together with the continuing over-capacity in the industry.

     Domestic and international sales in the first quarter of 1998 were 36.8% and 63.2% of revenue, respectively, compared to 38.0% and 62.0%, respectively, in the first quarter of 1997.

     Cost of Sales in the first quarter of 1998 was $40.8 million, or 82.3% of sales, compared to $44.0 million, or 62.8% of sales in the first quarter of 1997, a decrease of $3.3 million, or 7.4%. This increase in cost of sales as a percentage of sales was primarily attributable to a decrease in revenue as a result of lower average selling prices. The decrease in cost of sales in absolute dollars in the first quarter of 1998, when compared to the same period of 1997, is a result of producing less units.

     Research and Development expenses in the first quarter of 1998 were $8.1 million, compared to $6.6 million in the first quarter of 1997, an increase of $1.5 million, or 22.2%. This increase primarily reflects continued investments in outside design services to assist in the development of new products and added depreciation due to the capital investments in Zilog's new research and development technology center in Idaho. Zilog plans to invest a major portion of its estimated $37 million capital expenditures budget for 1998 in completing its research and development technology center, which will have the capability of designing to a 0.35 micron feature size in mixed signal processes.

     Selling, General and Administrative expenses in the first quarter of 1998 were $13.9 million compared to $12.1 million in the first quarter of 1997, an increase of $1.8 million, or 15.7%. This increase was due to higher personnel costs associated with increasing the sales force and a worldwide sales meeting.

     Operating Income (loss) in the first quarter of 1998 was ($26.6) million compared to $7.4 million of income in the first quarter of 1997. The reduction in operating income in the first quarter of 1998 was primarily due to recapitalization expenses associated with the Merger and lower revenue as a result of lower average selling prices and product mix.

     Benefit for Taxes. The benefit for income taxes was 30.0% for the first quarter of 1998, compared to 33.0% in the first quarter of 1997. The 1998 benefit differs from the federal statutory rate primarily as a result of foreign taxes, and the expiration of the Philippines tax holiday. The tax provision for the first quarter of 1997 differed from the federal statutory rate primarily as a result of tax exempt earnings and foreign earnings taxed at a lower than U.S. tax rate offset by state taxes.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Sales for 1997 were $261.1 million, compared to $298.4 million in 1996, a decrease of $37.3 million, or 12.5%. The sales decline was primarily attributable to (i) the loss of a significant design position with a data communications equipment manufacturer and (ii) the decrease of microprocessor sales to hard disk manufacturers. The data communications customer, which generated approximately 12.8% of 1996 revenues, changed the technology of its newest model(s) of its modem product, which resulted in a decrease to Zilog of approximately $23 million in revenue versus the year-earlier period, although this particular customer continues to purchase Zilog's products for other applications. No single customer accounted for more than 8% of revenue in 1997. The discontinuation of the development and marketing of the hard disk products, which resulted in a decrease to Zilog of approximately $8.5 million in revenue versus the year-earlier period, reflected Zilog's strategic decision to refocus its development efforts on other market opportunities.

     Overall unit volume increased by 15.4% in 1997, largely driven by increased demand for Zilog's keyboard and pointing device ASSPs. Revenue growth, however, was adversely affected by generally declining average selling prices as a result of changes in sales mix described above and continuing over-capacity in the industry.

     Cost of Sales in 1997 was $171.7 million or 65.8% of sales, compared to $175.3 million or 58.7% of sales in 1996, a decrease of $3.6 million or 2.1%. The decrease in cost of sales was primarily attributable to the elimination in 1997 of outside wafer foundry cost offset by increased depreciation of $15.8 million and overhead associated with the new MOD III manufacturing facility in Nampa, Idaho, which was completed in 1996. Excluding this increase in depreciation expense associated with the new facility, 1997 cost of sales as a percent of revenues was relatively unchanged at 59.7% compared to 58.7% in 1996.

     Research and Development expenses for 1997 and 1996 were both $30.5 million. Research and Development expenses could increase in 1998 due to higher depreciation charges associated with Zilog's investments in its new Research and Development Technology Center, which is located in the new MOD III manufacturing facility.

     Selling, General and Administrative expenses for 1997 were $47.8 million, which is relatively unchanged from the $47.9 million recorded in 1996. Administrative expenses were $1.5 million less in 1997 than in 1996 due to a litigation settlement in 1996, partially offset by higher recruiting and personnel costs in 1997 associated with increasing the sales force.

     Operating Income for 1997 was $11.1 million, or 4.3% of sales, compared to $44.6 million, or 15.0% of sales, for 1996. The reduction in operating income in 1997 was primarily due to a higher percentage of cost of goods sold as a result of lower revenues and increased depreciation charges associated with Zilog's new MOD III manufacturing facility.

     Provision for Taxes. Zilog's effective tax rate was 20% for 1997 compared to 35% for 1996. The lower provision for income taxes for 1997 is primarily attributable to a larger impact of tax exempt interest income, foreign earnings taxed at a lower rate than the United States rate and the reinstatement of the research and development tax credit on reduced pre-tax earnings. During 1997, the President signed new legislation into law retroactively reinstating the research and development tax credit for 1997. In addition, through December 27, 1997, Zilog was entitled to a partial tax holiday in the Philippines. As of 1998, Zilog's Philippines earnings will effectively be taxed at higher rates.

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Sales for 1996 were $298.4 million, compared to $265.1 million in 1995, an increase of $33.3 million, or 12.6%. The growth in 1996 was driven by increased unit volumes of data communications and consumer electronics products with no single customer accounting for more than 12.8% of sales. See "Risk Factors -- Key Customers."

     Cost of Sales in 1996 was $175.3 million, compared to $135.1 million for 1995, an increase of 29.8%. As a percentage of sales, cost of sales increased to 58.7% in 1996 from 50.9% in 1995, primarily as a result of additional depreciation expenses and production overhead costs related to Zilog's new MOD III manufacturing facility.

     Research and Development expenses for 1996 were $30.5 million, compared to $24.5 million for 1995, an increase of 24.5%. The increase primarily reflects continued investment in new product development.

     Selling, General and Administrative expenses for 1996 were $47.9 million, compared to $41.9 million for 1995, an increase of 14.3%. As a percentage of sales, selling, general and administrative expenses increased to 16.1% in 1996 from 15.8% in 1995. This increase in absolute dollars and as a percentage of sales is primarily attributable to costs associated with a litigation settlement. See "Risk Factors -- Environmental Regulation."

     Operating Income for 1996 was $44.6 million, or 15.0% of sales, compared to $63.6 million, or 24.0% of sales, for 1995. The decrease in operating income in 1996 was primarily due to a higher percentage of costs of goods sold as a result of increased depreciation charges and production overhead associated with Zilog's new MOD III manufacturing facility.

     Provision for Taxes. Zilog's effective tax rate was 35% for 1996 compared to 35.5% for 1995. The 1996 effective tax rate differs from the 1995 effective tax rate primarily because of Zilog's increased investment in tax exempt securities and state income tax credits.

LIQUIDITY AND CAPITAL RESOURCES

     On February 27, 1998, Zilog issued $280 million principal amount of the Old Notes. Proceeds, net of debt issuance costs, were approximately $270.7 million and were used to finance the Merger.

     In conjunction with the Merger, the Issuer entered into the Revolving Credit Facility. To date, no amount has been borrowed under the Revolving Credit Facility.

     During the first quarter of fiscal 1998, Zilog incurred operating and net losses due in large part to the $13.3 million recapitalization charges, depreciation expense and amortization and interest expenses related to the Notes.

     Cash used by operating activities was $5.9 million for the three months ended April 5, 1998, as compared to cash provided by operating activities of $11.2 million for the three months ended March 30, 1997. Because of the sale of short term investments, cash provided from investing activities was $6.9 million for the three months ended April 5, 1998, as compared to cash used by investing activities of $15.6 million for the three months ended March 30, 1997. Cash used by financing activities for the three months ended April 5, 1998 was $26.2 million and was primarily attributable to cash transactions related to the Merger, compared to $0.4 million in cash provided by financing activities for the three months ended March 30, 1997.

     Zilog expects to make total capital expenditures of approximately $37.0 million in 1998. These expenditures will primarily be used to complete Zilog's investment in its new research and development technology facility in Idaho, to purchase production equipment for its fabrication facility, and for computer networks and office productivity tools.

     Subject to the fulfillment of certain conditions precedent, Zilog may borrow on the Revolving Credit Facility, if needed. At present, the Company would not be able to satisfy such conditions; however, Zilog believes its current cash and cash equivalents, together with funds expected to be generated from operations, will provide adequate cash to fund the Issuer's anticipated liquidity needs for at least the next twelve months.

     Zilog's primary cash needs are working capital and capital expenditures. Zilog has financed these cash requirements primarily through internally generated cash flow and cash received upon the exercise of stock options. As of December 31, 1997, Zilog had cash and short term investments of approximately $106.3 million.

     Cash provided by operating activities for fiscal 1997 was $72.6 million compared to $91.6 million for fiscal 1996. The major component for both periods was depreciation and amortization of $63.8 million and $48.3 million for 1997 and 1996, respectively, as well as a reduction in outstanding accounts receivable and higher net income in 1996.

     Zilog generated cash from investing activities of $1.1 million in 1997 compared to using cash of $96.9 million in 1996 and $71.4 million in 1995, primarily as a result of capital expenditures of $117.1 million and $79.3 million in 1996 and 1995, respectively. Zilog has made approximately $38.4 million of capital expenditures through the end of fiscal 1997, principally for equipment in the new research and development technology center for development of 0.35 micron and mixed signal process.

     Cash provided by financing activities was $3.0 million and $13.0 million for 1997 and 1996, respectively, representing the proceeds from the exercise of stock options and purchases under Zilog's Stock Purchase Plan.

     Zilog expects its capital expenditures for 1998 to be approximately $37.3 million, principally for equipment for the MOD III fabrication facility and the technology center, computer networks and office productivity tools (E-mail, voicemail and personal computers). Zilog estimates that in 1998 following the Recapitalization it will spend approximately $20 million on non-recurring expenses relating to the Recapitalization including executive and employee bonuses and severance payments, payments in respect of outstanding employee stock options and consulting fees. Zilog also intends to move to a larger headquarters building and to increase the number of its design engineers, sales personnel, field application engineers and distribution partners. See
"Business -- Business Strategy." While Zilog is unable to estimate the annual cost of this increase, Zilog anticipates that it may be significant. Zilog expects to fund these capital expenditures and other costs from cash on hand and internally generated cash flows. As of December 31, 1997, after giving effect to the Recapitalization, Zilog would have had $70.4 million of cash and short-term investments on hand. See "Risk Factors -- Recent and Anticipated Operating Results."

     As a result of the Recapitalization, Zilog's capital structure changed substantially. At the closing of the Recapitalization, Zilog's capital structure consisted of the Old Notes, a $25.0 million Revolving Credit Facility (as to which no amount was drawn at closing) and stockholders' equity of $34.1 million. Upon consummation of the Merger, the Revolving Credit Facility became available to fund Zilog's working capital needs. The Revolving Credit Facility will mature in 2003 and has no scheduled interim amortization.

     Zilog's ability to make scheduled payments of the principal of, or to pay the interest or premium, if any, on, or to refinance, its indebtedness (including the Notes), or to fund planned capital and other expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations, management believes that cash flow from operations and available cash, together with available borrowings under the Revolving Credit Facility, will be adequate to meet Zilog's anticipated future requirements for working capital, budgeted capital and other expenditures and scheduled payments of principal and interest on its indebtedness, including the New Notes, for the next several years. There can be no assurance that Zilog's business will generate sufficient cash flow from operations or that future borrowings will be available under the Revolving Credit Facility in an amount sufficient to enable Zilog to service its indebtedness, including the New Notes, or make anticipated capital and other expenditures.

     Zilog currently recognizes revenue in respect of orders from distributors at the time the products are shipped by Zilog. Zilog is considering changing this practice to defer recognition of revenue until products are shipped by distributors, which could adversely impact revenue.

     As part of its business strategy, Zilog plans to replace the majority of its computer systems. Such systems will function properly with respect to dates in the year 2000 and thereafter. Zilog is investigating Year 2000 compliance by its vendors and customers. There can be no assurance that the systems of such other companies will be converted in a timely manner and will not have an adverse effect on Zilog.

INFLATION

     Zilog does not believe that inflation has had a material impact on its results of operations.

                                    BUSINESS

THE ISSUER

     Zilog is a worldwide designer, manufacturer and marketer of ASSPs for use in the high-growth consumer electronics, data communications and computer peripherals end markets. Through proprietary design technology, the Issuer works with customers to customize its ASSPs to control the basic function and performance of electronic devices. ASSPs typically comprise some combination of a microprocessor, digital signal processor, memory and input/output functions on a single semiconductor. Examples of the Issuer's product applications include chips in televisions that provide picture-in-picture display and in remote control units that send instructions to televisions and video cassette recorders, and chips that operate keyboards and mouse-type pointing devices. Through its worldwide distribution network of more than 120 representatives and distributors, the Issuer supplies over 800 customers with over 700 products. The average life cycles of these products are over eight years.

     The Issuer places significant emphasis on anticipating and meeting its customers' needs as new electronic devices are designed. As customers "design in" Zilog's products, the Issuer is able to gain a greater share of its customers' purchases while maintaining its embedded position within its customers' existing products. The Issuer believes that this design strategy is at the core of its ability to achieve a high degree of customer acceptance within specific applications. Reflecting the proprietary and often sole-source nature of its products within its customers' applications, the Issuer's relationships with its top 10 customers average seven years. In addition, Zilog's customer base includes many leaders in their respective industries, including Black & Decker, Cellnet, Cisco, DSC Communications, Fujitsu, General Instrument, Hewlett-Packard, IBM, Logitech, Lucky Goldstar, Microsoft, NMB, Samsung, Sharp and VeriFone.

     Founded in 1974, Zilog is a pioneer in the semiconductor market. The Issuer's Z-80 product, introduced in 1975, is the largest selling 8-bit microprocessor in history and is still being sold today. In 1997, Zilog products based on the Z-80 architecture accounted for approximately $75 million in revenue, representing 29% of the Issuer's total revenue. Headquartered in Campbell, California, the Issuer has two fabrication facilities in Nampa, Idaho and two test and assembly centers in the Philippines. For the fiscal year ended December 31, 1997, the Issuer had revenue of $261.1 million and EBITDA of $75.7 million. For the three month period ended April 5, 1998, the Issuer had revenue of $49.5 million and pro forma EBITDA of $2.5 million.

THE INDUSTRY

     According to trade statistics published by the SIA, revenue for the worldwide semiconductor market was $137 billion in 1997. The overall semiconductor market has expanded at a compound annual growth rate of 17% from 1991 to 1997. The semiconductor industry is comprised of three broad product segments: logic devices, including microprocessors, microcontrollers and digital signal processors, which process data (approximately 50% of total industry sales); memory devices, which store data (approximately 22% of total industry sales); and analog and discrete devices, which process electronic signals (approximately 28% of total industry sales). Zilog develops, manufactures and markets products in the logic device segment. The logic device segment further consists of three distinct categories: (i) general purpose logic products, such as the Intel Pentium(R) microprocessor, which are neither application nor customer specific, are used for a wide array of logic-related functions and are typically capable of more functions than are actually required for any given application; (ii) ASICs, which are designed to meet particular application requirements, are usually proprietary to one customer and are generally produced in relatively small volumes; and (iii) ASSPs, which are designed for a particular application, but are not proprietary to a single customer. The Issuer's ASSPs typically comprise some combination of a microprocessor, digital signal processor, memory and input/output functions on a single semiconductor to control the basic function and performance of its customers' products.

     Revenue for the ASSP segment of the semiconductor industry has grown from $14.6 billion in 1994 to $27.8 billion in 1997, a compound annual growth rate of approximately 24%, and is forecasted to grow to $44.6 billion by the year 2000. The Issuer believes that the market for ASSPs is distinct from other logic and memory markets in that it is less cyclical and that ASSPs typically have longer product life cycles. Applications in the ASSP market generally do not demand the processing power of general purpose microprocessors such as the Intel Pentium(R) microprocessor, which operates personal computers; rather, Zilog's products operate or perform specialized functions in everyday products such as telephones, garage door openers and televisions, all of which exhibit growing degrees of silicon content.

ZILOG'S STRENGTHS

     As a pioneer in the industry, Zilog has established a well-recognized and respected brand name in its markets and has developed strong, long-term relationships with numerous customers who are leaders in their respective markets. The Issuer's franchise is built upon several specific strengths, including the following:

     LEADING MARKET POSITION WITH HIGH QUALITY CUSTOMER BASE. The Issuer believes it maintains a leading market position in several niches, including television remote controls, keyboards and mouse-type pointing devices. Approximately 70% of its revenue is derived from proprietary relationships with customers for a particular product design. The Issuer believes that these relationships provide a significant recurring revenue stream and represent a strong competitive advantage for Zilog as a redesign of the customer's hardware and software to use a competitor's ASSP would often involve substantial costs to the customer. In addition, Zilog believes that it has established strong, long-term relationships by partnering with customers throughout the iterative product design and manufacturing process. Currently, the Issuer sells to more than 800 customers worldwide, and its relationships with its top 10 customers average seven years. In consumer electronics, Zilog sells to customers that include Black & Decker, Samsung, SGS-Thomson, Sony and Zenith. In data communications, Zilog's customers include Lucent, Cisco, IBM, Motorola and VeriFone. Zilog's computer peripheral customers include Hewlett-Packard, Microsoft and NMB, the largest keyboard manufacturer in the world.

     DIVERSIFIED PRODUCTS AND MARKETS. Within the consumer electronics, data communications and computer peripherals end markets, Zilog sells and markets over 700 products to more than 800 customers worldwide. The Issuer sells either directly through its 29 sales offices or indirectly through its more than 120 sales representatives and distributors located throughout the world. In 1997, no single product or single customer accounted for more than 8% of total revenue. The Issuer believes that its product and market diversity, its independence from reliance on any one customer and its numerous sales personnel and locations around the world help to insulate the Issuer from some of the volatility that affects other companies in the semiconductor industry. The Issuer also believes no competitor addresses exactly the same diverse set of markets.

     COMPREHENSIVE PROPRIETARY DESIGN LIBRARY. Based upon over 20 years of design expertise, Zilog's proprietary design library allows customers to select or modify proven components that can be combined and assembled to create new products or new applications. Zilog's customers that have designed their products using one or more of the Issuer's devices can redesign and upgrade to new Zilog ASSPs, often without the loss of hardware or software compatibility. This methodology allows customers to leverage Zilog's vast component library to advance their own product development processes. Because of extensive customization, Zilog's customers depend upon Zilog's expertise for much of their end-product functionality. A Zilog customer switching to a non-Zilog design could incur significant learning, design, software and manufacturing costs.

     OWNERSHIP OF STATE-OF-THE-ART MANUFACTURING FACILITIES. Over the last three years, Zilog has spent $235 million to increase capacity and improve efficiency by building a new wafer fabrication facility, renovating an existing facility and equipping both facilities with state-of-the-art equipment. These facilities contain fabrication modules equipped to manufacture products with competitive submicron dimensions. Overall, the Issuer estimates that it is operating its fabrication facilities at 60% capacity, enabling Zilog to capitalize on future upswings in industry demand. The present building also has sufficient space and infrastructure to accommodate the additional machinery for a 50% increase in total capacity. The Issuer believes that its manufacturing facilities will remain highly competitive in the current market environment without additional significant capital expenditures, and that the Issuer's manufacturing, assembly and test facilities are among the most efficient in the industry.

BUSINESS STRATEGY

     Under the leadership of Curtis J. Crawford, formerly Group President of the Microelectronics Group and President of the Intellectual Property Division of Lucent, who joined Zilog as President and CEO upon the closing of the Recapitalization, the Issuer intends to capitalize on its core strengths with the following business strategies:

     INCREASE CUSTOMER FOCUS. The Issuer intends to increase the number of field application engineers, sales personnel, design engineers and distribution partners to respond more effectively to its customers' changing product needs. As competition occurs primarily at the design stage, Zilog believes that once a customer commits to a design (a "design win"), it typically results in a proprietary supplier relationship. Zilog believes a strong focus on design wins through an increase in field application engineers and improvements in design tools should lead to an increased base of recurring revenues from its customers. The Issuer increased its design wins from 180 in 1995 to over 220 in each of 1996 and 1997.

     BROADEN APPLICATIONS. Utilizing its library of proprietary designs, the Issuer has introduced an average of 39 new products annually since 1993, including 36 new products in 1997. The Issuer's strategy is to upgrade its existing product lines to meet the changing requirements of evolving applications and to design new products in new markets. In addition to releasing new or upgraded products in its historic market applications (e.g., keyboards, mouse-type pointing devices and television remote controls), Zilog expects to introduce products in several new areas in 1998, including transaction processing (credit card) modems, internet-access devices for televisions and telephones and enhanced USB keyboard and pointing device microcontrollers for personal computers.

     EXPAND PRODUCT CAPABILITIES. The Issuer's position within its markets depends in part upon the strength and capabilities of its library of proprietary designs. Zilog intends to expand its existing library by recruiting additional engineers, investing in computer-aided development tools to assist the Issuer's design engineers and acquiring additional design technology from third parties. By investing in its design library, Zilog will be able to offer more products with broader functionalities and enhance its competitive position with new and existing customers.

     STRENGTHEN INTERNAL SYSTEMS AND CUSTOMER SUPPORT TOOLS. The Issuer intends to increase the efficiency of its experienced employee workforce by investing in appropriate productivity tools and upgrading office workspace. For example, the Issuer intends to invest over $8 million in 1998 in improved internal systems such as E-mail, computer networks and voicemail. In addition, the Issuer intends to move its headquarters to a nearby facility providing approximately 28,000 additional square feet of office space. Zilog also intends to improve its offering of customer support tools such as compilers, emulators and debuggers, which facilitate customer adoption of Zilog products. With these tools, Zilog believes the value of its existing product portfolio to its customers, as well as from its ability to create new products, should be significantly enhanced.

     LEVERAGE MANUFACTURING CAPABILITIES. The Issuer's ownership of a substantial portion of its manufacturing resources provides an important strategic advantage. Direct control over fabrication, assembly and test operations allows Zilog to offer its customers continuous supply, shortens the Issuer's design and production cycles and allows Zilog to capture the manufacturing margin. Having spent $235 million over the last three years in order to increase capacity and improve efficiency in its manufacturing facilities, Zilog believes it is well positioned to increase revenue and margins in the future.

MARKETS AND PRODUCTS

     Zilog relies upon its knowledge, experience, customer relationships and proprietary core and cell designs to target products in the rapidly growing consumer electronics, data communications and computer peripheral end markets. Because Zilog creates ASSPs which have a high degree of integration and which are designed for a particular application, but which are not proprietary to a single customer, Zilog's ASSPs typically address larger aggregate markets and generally have higher production volumes than ASICs. Zilog works closely with industry leaders in its selected markets to design innovative products. Through its customer relationships, Zilog has been able to establish and maintain technological leadership, attract multiple customers in the same market and create industry standards. The Issuer believes that it is well-positioned with respect to the trends in its target market areas, which trends include the increase in the complexity and sophistication of consumer electronics products and the networking of, and increased demand for, personal computers and peripherals.

     Zilog's ASSP products are primarily based upon 8-bit and 16-bit microprocessor, microcontroller or digital signal processors. Applications in the ASSP market generally do not demand the processing power of microprocessors such as the Intel Pentium(R) microprocessor, which operates personal computers. Rather, Zilog's products operate or perform specialized functions in everyday products such as telephones, garage door openers and televisions, all of which exhibit growing degrees of silicon content.

     Zilog currently offers over 700 products (independent of ROM codes), sold in a wide selection of package, speed grade and other configurations to more than 800 customers worldwide. Zilog's customers include Black & Decker, Cisco, Cellnet, DSC Communication, Fujitsu, General Instrument, Hewlett-Packard, Hitachi, IBM, Logitech, Lucent, Lucky Goldstar, Microsoft, NMB, Motorola, Northern Telecom, Samsung, Sharp, Sony, Texas Instruments, VeriFone and Zenith Electronics. The Issuer believes its product portfolio, with an average product life cycle of over eight years, has relatively less obsolescence risk than those of other semiconductor companies.

     Zilog's three target markets are consumer electronics, data communications and computer peripherals:

     Consumer Electronics. The increase in the use of ASSPs in consumer electronics has created a significant market opportunity for Zilog. Sophisticated ASSPs are increasingly found in consumer electronics such as spread spectrum cordless telephones, audiovisual equipment, telephone answering machines and household appliances. Other consumer electronics applications that use Zilog's products are television controllers, infrared remote controls, internet appliances, battery chargers, garage door openers, home security systems, cable television systems, video cassette recorders and automotive controllers such as airbags.

     Data Communications. The data communications market is growing in response to the need to connect computer systems at remote locations and the need for multiple users to share peripherals such as printers and facsimile machines. By networking computers and peripherals, it is possible to share information files, distribute computer loads more efficiently and facilitate communications between terminals, computers and peripherals, thereby maximizing the benefit from an organization's investment in its installed base of computer equipment. Zilog sells microprocessors optimized for use in the following data communications applications: ethernet routers, bridges, data switches, modems, terminals, printers, workstations, local area networks and wide area networks.

     Computer Peripherals. Strong unit demand for personal computers and peripherals has driven growth for ASSPs. The typical computer system may have up to six or seven peripherals which facilitate the human interface, provide memory functions, or service the communications link with other computers. Among the most common peripherals are the printer, keyboard, monitor, mouse-type pointing device, facsimile and modem. Zilog ASSPs are used in each of these applications.

     The following table summarizes selected applications of the Issuer's products in the consumer electronics, data communications and computer peripherals markets.

                                                                 DATA
          END MARKET:              CONSUMER ELECTRONICS     COMMUNICATIONS    COMPUTER PERIPHERALS
--------------------------------  -----------------------   ---------------   --------------------
     PERCENTAGE OF REVENUE
            FOR 1997                        36%                   37%                 27%
--------------------------------  -----------------------   ---------------   --------------------
Applications:                     Cordless phones           ISDN              Mouse-type pointing
                                  Television controllers    WAN               device
                                  Infrared remote
                                  controls                  XDSL              Keyboard
                                  Battery chargers          Modems            Fax/Printer/Scanner
                                  Household appliances      ATM/frame relay   PCMCIA
                                  Meter reader
                                  Automotive
                                  Card reader/smart cards
                                  Security systems

Customers:                        Black & Decker            Cisco             Acer
                                  Samsung                   Lucent            Hewlett-Packard
                                  SGS-Thomson               Motorola          Logitech
                                  Sharp                     VeriFone          Microsoft
                                  Sony                                        NMB
                                  Zenith
Example of Product Application:   Television                Modem             Mouse
                                                            Transmits and     Causes cursor to
Example of Zilog ASSP Function:   Picture-in-Picture        receives data     move

RESEARCH AND DEVELOPMENT

     Zilog believes that the continued introduction of new ASSPs in its target markets and application support tools for these products are essential to its growth. As of December 31, 1997, Zilog employed 140 people in research and development. Expenditures for research and development in 1995, 1996 and 1997 were approximately $24.5 million, $30.5 million and $30.5 million, respectively, representing approximately 9%, 10% and 12%, respectively, of sales.

     Most of Zilog's new products are created by design engineers through the use of its proprietary design library. All of the designs in Zilog's library are produced by a subset of Zilog's standard manufacturing process. The design rules employed ensure that the need to adjust the library is minimal as manufacturing technology advances to smaller dimensions. Zilog employs the concept of "concurrent engineering." Designers and process engineers work side by side in the product definition and design stages to manufacture a new product that will maximize efficiencies and yields when the design cycle and fabrication processes are completed.

     Zilog has three design centers with different specialties. The Campbell, California, design center specializes in consumer electronics, while the Nampa, Idaho, design center focuses primarily on Zilog's memory libraries. The Austin, Texas, design center concentrates its efforts mainly on digital signal processor products and applications. While cross-fertilization occurs, by concentrating design efforts in these centers, engineers develop valuable expertise in their respective areas.

MANUFACTURING

     Zilog owns a substantial portion of its manufacturing resources and believes this is an important part of its strategy. The Issuer has made significant capital expenditures of $235 million over the last three years to increase capacity and improve efficiency at its facilities. Direct control over wafer fabrication, assembly and test operations allows Zilog to provide customers with continuous supply, shorten Zilog's design and production cycles, and capture manufacturing margins.

     By operating two semiconductor fabrication facilities in Nampa, Idaho, Zilog enjoys significant manufacturing flexibility. These facilities contain fabrication modules equipped to produce products with submicron dimensions. The Issuer can manufacture certain ASSPs using low volume, low cost production runs from its MOD II facility built in 1984, as well as more tightly integrated, newly developed ASSPs from its MOD III facility built in 1996. Additionally, the Issuer's facilities enable Zilog to produce mixed-signal (analog-digital conversion) ASSPs. Zilog's MOD III facility is currently producing ASSPs at 0.65 micron dimensions and produced its first test wafers at 0.35 micron dimensions in January 1998. Overall, the Issuer estimates its facilities are operating at 60% capacity which should enable the Issuer to capitalize on future upswings in industry demand. The Issuer further believes that its manufacturing facilities provide cost and quality competitive advantages. In addition, the Issuer conducts high volume assembly and test operations in two facilities in the Philippines. Zilog also uses outside contract assemblers for packaging a portion of its products. The Issuer believes that its manufacturing facilities will remain competitive in the current market environment without additional significant capital expenditures, and that the Issuer's manufacturing, assembly and test facilities are among the most efficient in the industry.

     The Idaho and Philippines plants operate 24 hours per day, seven days a week. Automated data collection and analysis systems are used to maintain efficient manufacturing line loading and to assure that the production mix is in accord with the Issuer's sales order forecast. A skilled workforce is very important to high productivity in semiconductor manufacturing. Zilog maintains an extensive personnel training and certification program in its plants and believes that this leads to lower turnover and higher worker involvement. All of Zilog's operations are managed through the use of statistical process control techniques.

SALES AND MARKETING

     In 1997, Zilog shipped its products to over 800 customers through its direct sales force and through manufacturers' sales representatives and distributors. The Issuer's products are sold to manufacturers in the consumer electronics, data communications and computer peripherals markets as well as the military and aerospace industries. Zilog's worldwide headquarters are in Campbell, California. The Issuer has sales offices located in the metropolitan areas of Atlanta, Boston, Boulder, Chicago, Cleveland, Dallas, El Paso, Minneapolis, Orange County, Philadelphia, Portland, San Diego, Beijing, Erfurt, Hong Kong, Kuala Lumpur, London, Munich, Seoul, Shanghai, Shenzhen, Singapore, Taipei, Teichung, Tokyo, Toronto and Vancouver. Each of these offices has a direct sales force who calls on large accounts and manages the activities of Zilog's 31 sales representative organizations. The Issuer frequently holds technical sales conferences and training sessions for its direct sales and sales representative personnel.

     Zilog's direct marketing force consists of technical specialists and field application engineers. Zilog's technical specialists are based at corporate headquarters and focus exclusively on one of consumer electronics, data communications or computer peripherals applications. Field application engineers are located in Zilog's sales offices around the world and work directly with local customers in close consultation with the Issuer's technical specialists. Field application engineers typically develop technology expertise in the market segment which is most prominent in their geographic area. The Issuer intends to hire additional field application engineers as part of its business strategy.

     Zilog also markets and sells its products through four North American distributors and 32 international distributors. As is common in the semiconductor industry, Zilog grants price protection and limited rights of return to distributors. In certain circumstances, distributors are granted a credit for the difference between the price they were originally charged for products in inventory at the time of a price reduction and the reduced price which Zilog subsequently charges. In 1997, the aggregate amount of this credit was $67,000.

     For the years ended December 31, 1995, 1996 and 1997, sales to customers located outside of the United States aggregated approximately 57%, 56% and 59%, respectively, of sales for these periods. Total sales to these international customers in each of such periods were approximately $150.4 million, $166.9 million and $154.3 million, respectively. See "Risk Factors -- Export Sales; International Operations."

     During the year ended December 31, 1997, no single customer represented more than 8% of Zilog's sales and no distributor accounted for more than 7% of Zilog's sales. Zilog believes that its customer and geographic balance help it to reduce volatility in operating results.

COMPETITION

     The principal competitive factors in Zilog's markets include design and end-market applications expertise, product features and performance, including the ability to preserve the customers' software, price, time to market and manufacturing. Zilog believes its competitive strengths include its expertise in the technology of a broad range of applications in the consumer electronics, data communications and computer peripherals markets, its design methodology which includes its design system with its extensive library of customer familiar cores and cells and its manufacturing facilities and capabilities.

     The semiconductor industry is intensely competitive and is characterized by price erosion, rapid technological change and heightened foreign competition in many markets. The industry consists of major domestic and international semiconductor companies, many of which have substantially greater financial and other resources than Zilog with which to pursue engineering, manufacturing, marketing and distribution of their products. Emerging companies are also expected to increase their participation in the semiconductor market. The ability of Zilog to compete successfully in its markets depends on factors both within and outside of its control, including, but not limited to, success in designing and manufacturing new products that implement new technologies, protection of the Issuer products by effective utilization of intellectual property laws, product quality, reliability, ease of use, price, diversity of product line, efficiency of production, the pace at which customers incorporate Zilog's microcontrollers, microprocessors and digital signal processors into their products, success of competitors' products and general economic conditions.

     Zilog competes with its licensees on certain products. With respect to certain products, Zilog competes with other ASSP manufacturers which target the same specific market segment. However, no single competitor addresses exactly the same set of products or markets as Zilog.

PATENTS AND LICENSES

     Zilog holds 94 United States patents and has 14 United States patent applications pending, as well as 16 pending foreign patent applications. Zilog has also filed and received one patent outside of the United States. Zilog has more than 49 United States mask work registrations on its products. Copyright registrations are held by Zilog to protect proprietary software employed in over 100 of its products. The Issuer has claimed more than 40 trademarks or servicemarks.

     Zilog's ability to compete may be enhanced by its ability to protect its proprietary information, including the issuance of patents, copyrights, mask work registrations and trademarks. Only a few of these intellectual property rights have been litigated. While no intellectual property right of Zilog has been invalidated or declared unenforceable, there can be no assurance that such rights will be upheld in the future. Accordingly, management believes that, in view of the rapid pace of technological change in the semiconductor industry, the technical experience and creative skills of the Issuer's engineers and other personnel will be extremely important in determining Zilog's future technological success.

     Zilog has more than 100 active licenses for product or technology exchange. The purpose of these licenses has, in general, been to provide second sources for standard products or to convey or receive rights to certain proprietary or patented cores, cells or other technology.

     As is typical in the semiconductor industry, Zilog has from time to time received, and may in the future receive, communications from third parties asserting patent rights, mask work rights, copyrights or trademark rights covering certain of Zilog's products, technologies or information. See "Risk Factors -- Intellectual Property Rights."

PROPERTIES

     Zilog's headquarters and research and development facilities are located at 910 East Hamilton Avenue, Campbell, California. Zilog executed a six-year lease on this new 108,000 square foot headquarters and research and development facility commencing May 1, 1998. Zilog performs wafer fabrication at its 77,000 square foot and 128,000 square foot buildings located on a 65-acre site in Nampa, Idaho. Zilog owns these Idaho facilities.

     Assembly and test operations are performed at Zilog's two facilities in Manila, the Philippines, which are 54,000 square feet and 34,000 square feet, respectively. Zilog owns the larger facility subject to a ground lease which expires in 2004, and leases the second Manila facility. This lease expires in July 1998, but has an option for Zilog to renew for a term of five years. Zilog has leased a 4,000 square foot engineering design center in Austin, Texas. This lease expires in March 1998, prior to which time the Issuer plans to move this facility to a new location. In addition, Zilog has short-term leases for its sales offices located around the world in the United States, Canada, England, Germany, Hong Kong, Japan, Korea, Malaysia, the People's Republic of China, Singapore and Taiwan.

EMPLOYEES

     As of April 5, 1998, Zilog employed 1,706 full-time persons, including 1,302 in manufacturing, 145 in research and development, 192 in sales and marketing and 67 in finance and administration. Approximately one-half of Zilog's employees work at its assembly and test facilities located in Manila, the Philippines. Zilog considers its relations with its employees to be good.

ENVIRONMENTAL

     Zilog is subject to a variety of government regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in its manufacturing process, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Clean Air Act and the Water Pollution Control Act. Zilog believes it has also obtained all necessary environmental permits to conduct its business, which generally relate to the discharge of hazardous wastes. Nevertheless, the failure to comply with present or future regulations could result in fines being imposed on Zilog, suspension of production or cessation of operations. Such regulations could require the Issuer to acquire significant equipment or to incur substantial other expenses to comply with environmental regulations. Any failure by Zilog to control the use of, or adequately restrict the discharge of, hazardous substances could subject it to future liabilities.

     In 1996, the U.S. District Court for the District of Idaho entered orders approving a settlement in the lawsuit entitled Tsotung Ko, et al. v. Zilog, Inc. In the suit, 31 plaintiffs alleged that the Issuer endangered their health and safety by chemical exposures at one of the Issuer's Nampa, Idaho facilities. In addition, the plaintiffs alleged that the Issuer discriminated against them after they were injured by chemical exposures. Although the Issuer made payments in connection with the settlement, the Issuer strongly denied these allegations.

     In January 1998, the newspaper USA Today published a series of articles about environmental and employee health and safety conditions at semiconductor manufacturing facilities. The Issuer's operations during 1993 and 1994 and the Tsotung Ko lawsuit were the primary subject of one article and were mentioned in several other articles. Since 1993, the Issuer has constructed its MOD III facility, expanded MOD II, closed MOD I and has upgraded the environmental monitoring and control equipment at its MOD II facility. The Issuer believes it is in substantial compliance with all applicable environmental and employee health and safety regulations. However, this recent public attention focused on the environmental and employee health and safety conditions at the Issuer's facilities could increase the incidence of environmental or employee health and safety complaints or governmental investigations into the Issuer's operations. Zilog recently underwent a multimedia inspection and is currently being inspected by OSHA. There can be no assurance that the Issuer will not incur significant expense in connection with these and other governmental investigations and/or environmental or employee health and safety matters.

LEGAL MATTERS

     The Issuer has been named as a defendant in a purported class action lawsuit which was filed on January 23, 1998 in the United States District Court for the Northern District of California. Certain executive officers of the Issuer are also named as defendants. The plaintiff purports to represent a class of all persons who purchased the Issuer's Common Stock during the Class Period. The complaint alleges that the Issuer and certain of its executive officers made false and misleading statements regarding the Issuer that caused the market price of its Common Stock to be "artificially inflated" during the Class Period. The complaint does not specify the amount of damages sought. The Issuer believes the lawsuit lacks merit and intends to defend it vigorously. There can be no assurance that the Issuer will prevail in its defense of the lawsuit or that any judgment against the Issuer will not be material.

     Zilog is participating in other litigation and responding to claims arising in the ordinary course of business. Zilog intends to defend itself vigorously in these matters. Zilog's management believes that it is unlikely that the outcome of these matters will have a material adverse effect on the Issuer, although there can be no assurance in this regard.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding individuals who are serving as directors and executive officers of Zilog. It is anticipated that additional individuals will be elected to serve as directors of Zilog. Each director will hold office until the next annual meeting of stockholders or until his or her successor is elected and qualified. Officers are appointed by the Board of Directors and serve at the Board's discretion.

                  NAME                       AGE                       POSITION
                  ----                       ---                       --------
Curtis J. Crawford.......................    50     President and Chief Executive Officer; Director
William S. Price III.....................    42     Director
David M. Stanton.........................    36     Director
Carrie A. Wheeler........................    26     Director
Michael J. Bradshaw......................    49     Senior Vice President, Operations
Thomas C. Carson III.....................    57     Senior Vice President, Worldwide Sales
Richard L. Moore.........................    62     Senior Vice President, Technology
Robert E. Collins........................    50     Vice President and Chief Financial Officer
Richard R. Pickard.......................    44     Vice President, General Counsel and Secretary
Sally M. Baumwell........................    52     Vice President, Human Resources and
                                                    Administration
J. James Magill..........................    50     Vice President and General Manager, Data
                                                    Communications Division

     Curtis J. Crawford became President, Chief Executive Officer and a director of the Issuer upon consummation of the Recapitalization. From 1997 to 1998, Mr. Crawford was Group President of the Microelectronics Group and President of the Intellectual Property division of Lucent (a successor to certain AT&T businesses). From 1995 to 1997, he was the President of the Microelectronics Group. From 1993 to 1995, Mr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. Prior thereto, he served in various sales, marketing and executive management positions at various divisions of IBM. Mr. Crawford holds a B.A. degree in Business Administration and Computer Sciences and a Master of Arts degree in Marketing from Governors State University. In addition, he received an M.B.A. from the Charles H. Kellstadt Graduate School of Business at DePaul University. He currently serves as Chairman of the Board of Directors of the i-STAT Corporation, and as a member of the Board of Directors of ITT Industries, Inc. and Lyondell Petrochemical Company. Mr. Crawford previously served as a member of the Board of Directors of The Sisters of Mercy Hospital Corporation and the SIA.

     William S. Price III became a director of Zilog upon consummation of the Recapitalization. Mr. Price was a founding partner of TPG in 1993. Prior to forming TPG, Mr. Price was Vice President of Strategic Planning and Business Development for GE Capital, and from 1985 to 1991 he was employed by the management consulting firm of Bain & Company, attaining partnership status and acting as co-head of the Financial Services Practice. Mr. Price is a graduate of Stanford University and received a J.D. degree from the Boalt Hall School of Law at the University of California, Berkeley. Mr. Price is Chairman of the Board of Favorite Brands International, Inc. and Co-Chairman of the Board of Beringer Wine Estates. He also serves on the Boards of Directors of Belden & Blake Corporation, Continental Airlines, Inc., Continental Micronesia, Inc., Denbury Resources, Inc. and Vivra Specialty Partners, Inc.

     David M. Stanton became a director of Zilog upon consummation of the Recapitalization. Mr. Stanton is a partner of TPG. From 1991 until he joined TPG in 1994, Mr. Stanton was a venture capitalist with Trinity Ventures, where he specialized in information technology, software and telecommunications investing. Mr. Stanton holds a B.S. degree in Chemical Engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business. Mr. Stanton serves on the Boards of Directors of Belden & Blake

Corporation, Denbury Resources, Inc., GlobeSpan Semiconductor, Inc., Paradyne Corporation and TPG Communications, Inc.

     Carrie A. Wheeler became a director of Zilog upon consummation of the Recapitalization. Ms. Wheeler has served as a Vice President of TPG since 1996. Prior to joining TPG, Ms. Wheeler was a financial analyst in the Mergers and Acquisitions Department and the Principal Investment Area of Goldman, Sachs & Co. from 1993 to 1996. She graduated with distinction from Queen's University in 1993 where she earned a Bachelors of Commerce Honours degree.

     Michael J. Bradshaw has served as Senior Vice President, Operations since March 1992. Previously he served as Vice President, Operations since the Issuer's inception in June 1989 and served as the head of the Operations Group of the Issuer's predecessor since March 1985. Before joining Zilog, Mr. Bradshaw was employed by Texas Instruments and Mostek Corporation, both semiconductor manufacturers, where he served as Director of Worldwide Planning. Immediately prior to his employment by the Issuer's predecessor, he was the Vice President, Operations Planning and Control of General Instrument Microelectronics. He holds a B.S. degree in Engineering Mathematics, with concentration in electrical engineering, from the Missouri School of Mines, and Masters degrees in business administration and science administration from the University of Houston.

     Thomas C. Carson III became Senior Vice President, Worldwide Sales in January 1993. From March 1992 to January 1993, he served as Vice President, Sales, after having joined Zilog in 1987 as Director, Worldwide Sales. Mr. Carson has been a sales and marketing executive for more than 25 years. Previously, he held the positions of Vice President of Sales at Raytheon Data Systems, Vice President of Marketing for Datastream Communications, and Vice President of Sales and Marketing at Enhansys, Inc. Prior to that, Mr. Carson was employed by IBM for more than 17 years, where he held several key sales and marketing management positions. Mr. Carson holds a B.A. in economics and mathematics from East Tennessee State University and pursued post graduate studies in the M.B.A. program at the University of Tennessee.

     Richard L. Moore has served as Senior Vice President, Technology since June 1996. From May 1995 to May 1996, he served as Vice President, Technology. Prior to joining Zilog, Mr. Moore served as President and Chief Executive Officer of Cromemco, Inc., a client/server computer manufacturer, from October 1988 to May 1995. Mr. Moore has worked in various other managerial and executive capacities in the computer and semiconductor industries for the past 35 years. Mr. Moore received a B.S. in Electrical Engineering from the University of Texas (El Paso) and an M.B.A. from Saint Mary's College (Moraga, California).

     Robert E. Collins has served as Vice President and Corporate Controller since January 1996. He was promoted to Chief Financial Officer in June 1996. Previously, he was employed as Senior Vice President and Chief Financial Officer of Chem Trak, Inc., a medical device company. Prior to that, Mr. Collins spent 14 years with Syntex Corporation, a pharmaceutical company, where he held a number of senior financial positions, including Vice President and Treasurer. Mr. Collins holds a B.S. in Business Administration from Adelphi University, New York and an M.B.A. in Finance from California State University Hayward.

     Richard R. Pickard has served as Vice President, General Counsel and Secretary since March 1992. From June 1989 to March 1992, he served as General Counsel and Secretary. Mr. Pickard was General Counsel and Secretary of the predecessor company from 1987 through June 1989. Before joining Zilog, he was corporate counsel at NEC Electronics, Inc., a semiconductor company, and in private practice. Mr. Pickard holds a B.A. in American Civilization from Williams College and a J.D. from the College of William and Mary.

     Sally M. Baumwell has served as Vice President, Human Resources and Administration since June 1996. From March 1992 to June 1996, she served as Vice President and from June 1989 to March 1992 served as Director of Human Resources. Ms. Baumwell held various positions in the Human Resources Department of the predecessor company from 1978 through June 1989. Ms. Baumwell holds a B.A. in Sociology from U.C. Davis.

     J. James Magill has served as Product Marketing Manager since February 1987. Since August 1993 he has been Vice President and General Manager of the Zilog's Data Communications Division. Prior to joining

Zilog, Mr. Magill was employed by Signetics, Inc., a semiconductor company, where he held several management positions in Operations and marketing. Mr. Magill holds a Bsc. in Electrical Engineering from Queen's University in Belfast and an Msc. in Operations from City University in London. He is also a Member of the Institute of Electrical Engineers and a Chartered Engineer in the United Kingdom.

     The aggregate cash and non-cash compensation paid by Zilog during 1997 to its five most highly compensated executive officers was approximately $2.2 million.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Issuer entered into an employment agreement with Mr. Crawford, which provides that, for a period of five years commencing on the consummation date of the Recapitalization, Mr. Crawford will serve as President and CEO of Zilog and as a member of its Board of Directors. The employment agreement provides for an annual base salary of $800,000, and an annual target bonus of at least $600,000 provided the Issuer achieves certain performance objectives to be determined each year, except that, with respect to calendar year 1998, a minimum bonus of $600,000 will be paid in January 1999.

     Upon commencement of his employment with the Issuer, Mr. Crawford received a $1.0 million bonus and the Issuer established a deferred compensation account of $8.0 million, which will earn interest of 8% per annum, compounded annually. The $8.0 million plus earnings will be paid to Mr. Crawford on January 2, 2002 or earlier, if Mr. Crawford elects, upon the occurrence of (i) a change in control of the Issuer (as defined in the employment agreement), (ii) a public offering (as defined in the employment agreement) of any class of stock of the Issuer or (iii) the termination of Mr. Crawford's employment with the Issuer, provided that, if Mr. Crawford voluntarily resigns his employment with the Issuer prior to January 1, 1999, he shall forfeit all rights to the $8.0 million payment. If Mr. Crawford voluntarily resigns his employment with the Issuer prior to January 5, 1999 and returns to his former employer without Zilog's consent, he shall forfeit all rights to the $1.0 million bonus.

     The Issuer will also grant Mr. Crawford 50,000 shares of Common Stock on each of May 1, 1998, 1999, 2000 and 2001 (all share and share price information in this paragraph give effect to a 4-for-1 stock split declared after consummation of the Recapitalization). Such shares shall become fully deliverable prior to such dates on the earlier to occur of a change in control, a public offering or if Mr. Crawford ceases to be employed with the Issuer for any reason, provided that, if Mr. Crawford voluntarily resigns his employment prior to January 5, 1999 and returns to his former employer without Zilog's consent, he shall return any shares granted and shall forfeit any shares that have not yet been granted. Finally, the employment agreement provides that the Issuer will grant Mr. Crawford the option to purchase 500,000 shares of Common Stock at an exercise price of $5.00 per share (the "$5 Option") and 500,000 shares of Common Stock at an exercise price of $10.00 per share (the "$10 Option"). The $5 Option and the $10 Option will each become exercisable as follows: (i) 62,500 shares on the date the Recapitalization is consummated, (ii) 62,500 shares on December 31, 1998 and (iii) 31,250 shares at the end of each calendar quarter in each of calendar years 1999, 2000 and 2001. The options will also become immediately exercisable in full upon the occurrence of any of the following events: (i) change in control of the Issuer, (ii) a public offering or
(iii) the termination of Mr. Crawford's employment by the Issuer without cause (as defined in the employment agreement), by Mr. Crawford for good reason (as defined in the employment agreement) or on account of Mr. Crawford's death or permanent disability. If Mr. Crawford voluntarily resigns his employment with the Issuer for any reason, he shall forfeit any unvested options. Mr. Crawford will have the right to require the Issuer to register his shares of Common Stock acquired pursuant to such option on May 1, 2001, or, at the Issuer's option in lieu of registering such shares, to purchase such shares from Mr. Crawford at an appraised fair market value on such date.

     Dr. Sack stepped down as CEO following consummation of the Merger. Pursuant to Dr. Sack's employment agreement, upon such resignation, Dr. Sack became entitled to receive the following payments in a cash lump sum: (a) the current base salary for the period remaining under his employment agreement, (b) payouts under Zilog's Employee Performance Incentive Plan for awards granted prior to the effective date of termination of employment, and (c) payouts under Zilog's Executive Bonus Plan for awards granted prior to the effective date of termination of employment. In addition, Dr. Sack is entitled to continue his participation in group insurance plans, including basic and supplemental life insurance and disability insurance and health insurance and the flexible spending plan for the health insurance and dependent care coverage, maintained by Zilog for an additional 24 months. In addition, upon consummation of the Merger, all of Dr. Sack's outstanding stock options became fully vested, were canceled and Dr. Sack received cash for the difference, if any, between the exercise price and $20.00. See "The Recapitalization."

     Pursuant to the employment agreements between Zilog and each of Michael J. Bradshaw, Richard L. Moore, Robert E. Collins, Richard R. Pickard, Sally M. Baumwell, J. James Magill, Alan Secor and Thomas C. Carson, upon consummation of the Merger, the term of each such executive officer's employment were automatically extended for 24 months from the earlier of the Effective Time or the expiration date of each respective employment agreement. If any of such executive officers terminates employment with Zilog after the Effective Time, either voluntarily for Good Reason (as defined in each respective employment agreement) or involuntarily for reasons other than for Cause or Detrimental Activity (as defined in each respective employment agreement): (i) the executive officer will be entitled to receive the following payments in a cash lump sum:
(a) the then current base salary for the period remaining under the employment agreement, (b) payouts under Zilog's Employee Performance Incentive Plan for awards granted prior to the effective date of termination of employment, and (c) payouts under Zilog's Executive Bonus Plan for awards granted prior to the effective date of termination of employment; (ii) the executive officer's unvested stock options granted after the Effective Time and outstanding as of the date of such termination will continue to vest for the period of time remaining under the employment agreement; and (iii) the executive officer will be entitled to continue participation in group insurance plans, including basic and supplemental life insurance and disability insurance and health insurance and the flexible spending plan for the health insurance and dependent care coverage, maintained by Zilog through the expiration of the term of the employment agreement. In addition, upon consummation of the Merger, all of the above executives' outstanding stock options became fully vested, were canceled and they received cash for the difference, if any, between the exercise price and $20.00. See "The Recapitalization."

EXECUTIVE COMPENSATION

     The following table sets forth the annual compensation, long-term compensation and other compensation paid to each individual serving as its chief executive officer during 1997 and to each of the four other most highly compensated executive officers of Zilog during the years ended December 31, 1995, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                      COMPENSATION(1)
                                                                      ---------------
                                                                          AWARDS
                                                                      ---------------
                                                                        SECURITIES
                                           ANNUAL COMPENSATION(1)       UNDERLYING        ALL OTHER
            NAME AND                       -----------------------       OPTIONS/        COMPENSATION
       PRINCIPAL POSITION          YEAR    SALARY($)     BONUS($)        SAR(#)(2)          ($)(3)
       ------------------          ----    ----------    ---------    ---------------    ------------
E.A. Sack(4).....................  1997     $526,435     $306,276         115,350          $17,538
President and CEO                  1996      511,750      491,376          60,700           16,869
                                   1995      467,866      445,050          75,000           16,557
M.J. Bradshaw....................  1997      220,823       62,331          20,350           17,538
Senior Vice President, Operations  1996      212,116       87,588          83,275(5)        16,869
                                   1995      206,157       94,650          25,100           16,557
R.L. Moore.......................  1997      215,004       69,834          20,350           17,538
Senior Vice President, Technology  1996      195,185       75,120         116,400(6)        15,008
                                   1995(7)    99,692       54,000          45,000            5,641
A. Secor.........................  1997      218,369       54,448          20,350           17,538
Vice President and General
  Manager,                         1996      215,615       79,358          52,150(8)        16,869
Consumer Products Division         1995      214,854       85,913          20,000           16,557
T.C. Carson......................  1997      217,390       42,468          35,100           17,538
Senior Vice President Sales and    1996      169,995       45,948          82,100(9)        16,869
Strategic Marketing                1995      198,585      121,650          25,000           16,557

---------------
(1) No "Other Annual Compensation," "Restricted Stock Award(s)" or "LTIP Payouts" were made to the Executive Officers during 1995, 1996 or 1997.

(2) Securities underlying Option/SAR share numbers reflect the effect of a 3-for-2 stock split to shareholders of record on February 1, 1993, paid on February 15, 1993.

(3) Amounts represent the Issuer's matching and discretionary contributions to the Zilog, Inc. Tax-Deferred 401(k) Investment Plan, and the Issuer's contribution to the Non-Qualified Deferred Compensation Plan.

(4) Dr. Sack resigned from Zilog effective upon the consummation of the Merger on February 27, 1998.

(5) Includes options granted on November 6, 1996 for 11,250 shares upon cancellation of a previous option granted on June 1, 1994, 525 shares upon cancellation of a previous option granted on December 15, 1994, 100 shares upon cancellation of a previous option granted on March 23, 1995, 25,000 shares upon cancellation of a previous option granted on April 6, 1995, 700 shares upon cancellation of a previous option granted on January 17, 1996, and 20,000 shares upon cancellation of a previous option granted on February 21, 1996.

(6) Includes options granted on November 6, 1996 for 40,000 shares upon cancellation of a previous option granted on June 14, 1995, 5,000 shares upon cancellation of a previous option granted on November 16, 1995, 700 shares upon cancellation of a previous option granted on January 17, 1996, 20,000 shares upon cancellation of a previous option granted on February 21, 1996, 10,000 shares upon cancellation of a previous option granted on May 16, 1996, and 5,000 shares upon cancellation of a previous option granted on July 16, 1996.

(7) Mr. Moore joined Zilog in May 1995.

(8) Includes options granted on November 6, 1996 for 10,000 shares upon cancellation of a previous option granted on June 1, 1994, 700 shares upon cancellation of a previous option granted on December 15,

    1994, 20,000 shares upon cancellation of a previous option granted on April 6, 1995, 700 shares upon cancellation of a previous option granted on January 17, 1996, and 20,000 shares upon cancellation of a previous option granted on July 16, 1996.

(9) Includes options granted on November 6, 1996 for 15,000 shares upon cancellation of a previous option granted on June 1, 1994, 700 shares upon cancellation of a previous option granted on December 15, 1994, 25,000 shares upon cancellation of a previous option granted on April 6, 1995, 700 shares upon cancellation of a previous option granted on January 17, 1996 and 20,000 shares upon cancellation of a previous option granted on February 21, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table provides information with respect to the aggregate option exercises and fiscal year-end option values for each of Zilog's Named Executive Officers for the year ended December 31, 1997.

                                                                                              VALUE OF
                                                                      SECURITIES            UNEXERCISED
                                                                      UNDERLYING            IN-THE MONEY
                                                                      UNEXERCISED           OPTIONS/SARS
                                                                     OPTIONS/SARS            AT FISCAL
                                                                 AT FISCAL YEAR-END(#)      YEAR-END($)
                                                                 ---------------------    ----------------
                                   ACQUIRED ON       VALUE           EXERCISABLE/           EXERCISABLE/
              NAME                 EXERCISE(#)    REALIZED($)        UNEXERCISABLE        UNEXERCISABLE(1)
              ----                 -----------    -----------    ---------------------    ----------------
E. A. Sack(2)....................       0             $0            408,325/206,250        $ 2,002,726/0
M. J. Bradshaw...................       0             $0             148,313/56,275             43,250/0
R. L. Moore......................       0             $0              31,425/69,625                  0/0
A. Secor.........................       0             $0              96,538/41,262           127,649/69
T. C. Carson.....................       0             $0             117,275/67,225            145,000/0

---------------
(1) These amounts represent the difference between the exercise price of the stock options and the closing price of the Issuer's Common Stock on December 31, 1997, for options held by each Named Executive Officer.

(2) Dr. Sack resigned from Zilog effective upon the consummation of the Merger on February 27, 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the Merger, Zilog paid TPG II and certain affiliates financial advisory and other fees and reimbursed certain expenses, in an aggregate amount of approximately [$8] million.

     In connection with the Merger, TPG II and certain other investors received 3,375,000 new shares of common stock, 1,250,000 shares of non-voting common stock and 250,000 shares of preferred stock of Zilog, the surviving corporation. The preferred stock has initial liquidation value of $100 per share. The preferred stock will accumulate dividends at the rate of 13.5% per annum payable quarterly for periods ending on or prior to February 26, 2008. Dividends will compound to the extent not paid in cash. On February 27, 2008, Zilog will be required to pay in cash all accumulated but unpaid dividends on the preferred stock. Thereafter, the preferred stock will accumulate dividends at the rate of 15.5% per annum. Subject to restrictions imposed by certain indebtedness of Zilog, Zilog will be able (but not required) to redeem shares of the preferred stock at any time at redemption prices ranging from 105% of liquidation value plus accumulated and unpaid dividends at February 27, 1998 to 100% of liquidation value plus accumulated and unpaid dividends at February 27, 2003 and thereafter. In certain circumstances involving a change of control of Zilog, subject to restrictions imposed by certain indebtedness of Zilog, holders of preferred stock will be able (but not required) to require Zilog to repurchase shares of preferred stock at liquidation value plus accumulated and unpaid dividends.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of Zilog consists of 35,000,000 shares of Common Stock, par value $0.01 per share, 15,000,000 shares of Class A Non-Voting Common Stock, par value $0.01 per share and 5,000,000 shares of Preferred Stock, par value $100.00 per share.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Approval of matters brought before the stockholders will require the affirmative vote of a majority of the holders of the outstanding shares of Common Stock, except as otherwise required by the General Corporation Law of the State of Delaware (the "DGCL"). Holders of Class A Non-Voting Common Stock do not have any voting rights, except the right to vote as a class to the extent required by DGCL.

     Except for differences in voting rights described above, the rights, powers, preferences and limitations of the Common Stock and Class A Non-Voting Common Stock are identical. Subject to the rights of holders of Preferred Stock and other classes and/or series of preferred stock, if any, all shares of Common Stock and Class A Non-Voting Common Stock are entitled to share in such dividends as the Board of Directors may from time to time declare from sources legally available therefor. Subject to the rights of creditors and holders of Preferred Stock and other classes and/or series of preferred stock, if any, holders of Common Stock and Class A Non-Voting Common Stock are entitled to share ratably in a distribution of assets of the Surviving Corporation upon any liquidation, dissolution or winding up of the Surviving Corporation.

PREFERRED STOCK

     There are currently 250,000 shares of Preferred Stock outstanding. Under the Issuer's Restated Certificate of Incorporation, the Board of Directors has the authority to issue, from time to time, by resolution and without any action by stockholders, up to 5,000,000 shares of preferred stock, par value $100.00 per share, in one or more classes and/or series and may establish the powers, designations, preferences, rights and qualifications, limitations or restrictions (which may differ with respect to each such class and/or series) of such class and/or series. Upon consummation of the Recapitalization, the Board of Directors adopted a resolution providing for the creation of a Series of Preferred Stock into which the shares of capital stock of Merger Sub were converted in the Merger. The Preferred Stock is a non-voting, 13.5% pay-in-kind preferred stock with a stated value of $100.00 per share (the "Series A Cumulative Preferred Stock").

     The Series A Cumulative Preferred Stock accumulates dividends at the rate of 13.5% per annum (payable quarterly) for periods ending on or prior to the anniversary of the Effective Time in 2008, and 15.5% per annum thereafter. Dividends will be payable, at the election of the Board of Directors but subject to availability of funds and the terms of the Revolving Credit Facility, in cash or in kind through a corresponding increase in the liquidation preference (as described below) of the Series A Cumulative Preferred Stock. The Series A Cumulative Preferred Stock has an initial liquidation preference of $100.00 per share.

     To the extent that a quarterly dividend payment in respect of a share of Series A Cumulative Preferred Stock is not made in cash when due, the amount of such unpaid dividend will accumulate (whether or not declared by the Board of Directors) through an increase in the liquidation preference of such share of Series A Cumulative Preferred Stock equal to the amount of such unpaid dividend, and compounding dividends will accumulate on all such accumulated and unpaid dividends. The liquidation preference will be reduced to the extent that previously accumulated dividends are thereafter paid in cash. The Issuer is required on the anniversary of the Effective Time in 2008 to pay in cash all accumulated dividends that have been applied to increase the liquidation preference (the "Clean-Down").

     Shares of Series A Cumulative Preferred Stock may be redeemed at the option of the Issuer, in whole or in part, at the redemption prices ranging from 105%, if redeemed prior to the six-month anniversary of the Effective Time in 1998, to 100%, if redeemed after the six-month anniversary of the Effective Time in 2003, in each case of the sum of (i) the liquidation preference thereof, increased to the extent that accumulated dividends thereon shall not have been paid in cash, plus
(ii) accrued and unpaid dividends thereon to the date of redemption. Optional redemption of the Series A Cumulative Preferred Stock will be subject to, and expressly conditioned upon, certain limitations under the Revolving Credit Facility.

     In certain circumstances, including the occurrence of a change of control of the Issuer, but again subject to certain limitations under the Revolving Credit Facility, the Issuer may be required to repurchase shares of Series A Cumulative Preferred Stock at 101% of the sum of the liquidation preference thereof, increased to the extent that accumulated dividends thereon shall not have been paid in cash, plus accumulated and unpaid dividends to the repurchase date.

     Holders of Series A Cumulative Preferred Stock do not have any voting rights with respect thereto, except for (i) such rights as are provided under the DGCL, (ii) the right to elect, as a class, one director of the Issuer in the event that the Issuer fails to comply with its Clean-Down or repurchase obligations and (iii) class voting rights with respect to transactions adversely affecting the rights, preferences or powers of the Series A Cumulative Preferred Stock and certain transactions involving stock that ranks junior in payment of dividends, or upon liquidation, to the Series A Cumulative Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of the consummation date of the Recapitalization, TPG II and certain related investors owned 3,375,000 shares of Common Stock, 1,250,000 shares of Class A Non-Voting Common Stock and 250,000 shares of Series A Cumulative Preferred Stock, representing in the aggregate, approximately 94% of total equity capital and 90% of the voting interests of Zilog.

                    DESCRIPTION OF REVOLVING CREDIT FACILITY

     On the closing date of the Recapitalization, Merger Sub and Zilog entered into the Revolving Credit Facility with the several lenders from time to time parties thereto (the "Lenders"), Goldman Sachs Credit Partners L.P. as arranger and syndication agent and BankBoston, N.A. as administrative agent for the Lenders. The following is a summary description of the principal terms of the Revolving Credit Facility and the other loan documents. The description set forth below does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms and conditions of the Revolving Credit Facility, which are available upon request from Zilog.

STRUCTURE

     The Lenders have committed, subject to compliance with certain conditions, to provide Zilog with a five-year senior secured Revolving Credit Facility of up to $25.0 million. To date, no amounts have been borrowed under the Revolving Credit Facility. The Revolving Credit Facility may be utilized to fund Zilog's working capital requirements, including issuance of standby letters of credit, and for other general corporate purposes. Loans and letters of credit under the Revolving Credit Facility will be available at any time during its five-year term subject to a borrowing base consisting of 80% of eligible accounts receivable and 25% of eligible inventory and the fulfillment of customary conditions precedent including the absence of any default under the Revolving Credit Facility.

SECURITY; GUARANTY

     Zilog's obligations under the Revolving Credit Facility are guaranteed by each of Zilog's direct and indirect domestic and, to the extent no adverse tax consequences would result, foreign subsidiaries. The Revolving Credit Facility and the guarantees thereof are secured by a perfected first priority security interest in all of the accounts receivable and inventory and proceeds thereof of Zilog and its direct and indirect domestic and, to the extent no adverse tax consequences would result, foreign subsidiaries.

INTEREST

     Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal (at Zilog's option) to: (i) the "Eurodollar Rate" (as defined below) plus an applicable margin or (ii) a base rate equal to the higher of the Administrative Agent's base rate or the Federal Funds Effective Rate plus 1/2 of 1% plus, in each case, an applicable margin. Initially, the applicable margin is expected to be 2.50% for Eurodollar rate loans and 1.50% for base rate loans. "Eurodollar Rate" means the Eurodollar rate appearing on the Telerate Page 3750.

FEES

     Zilog is required to pay the Lenders, on a quarterly basis, a commitment fee on the undrawn portion of the Revolving Credit Facility at a rate initially equal to 1/2 of 1% per annum. Zilog is also obligated to pay (i) a per annum letter of credit fee on the aggregate amount of outstanding letters of credit;
(ii) a fronting bank fee for the letter of credit issuing bank; and (iii) customary agent, arrangement and other similar fees.

COVENANTS

     The Revolving Credit Facility contains a number of covenants that, among other things, restrict the ability of Zilog and its subsidiaries to dispose of assets; incur additional indebtedness; prepay other indebtedness or amend certain debt instruments (including the Indenture); pay dividends; create liens on assets; enter into sale and leaseback transactions; make capital expenditures; make investments, loans or advances; make acquisitions; engage in mergers or consolidations; change the business conducted by Zilog or its subsidiaries; or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, under the Revolving Credit Facility, Zilog is required to maintain specified financial ratios and tests, including minimum interest coverage ratios, minimum fixed charge coverage ratios and leverage ratios below a specified maximum.

EVENTS OF DEFAULT

     The Revolving Credit Facility contains customary events of default, including nonpayment of principal, interest or fees, violation of covenants, cross default and cross-acceleration to certain other indebtedness, certain events of bankruptcy and insolvency, material judgments against Zilog, invalidity of any guaranty or security interest and a change of control of Zilog in certain circumstances as set forth therein. Notwithstanding the foregoing, for the first year following the closing date of the Merger, Zilog's failure to be in compliance with the covenants contained in the Revolving Credit Facility shall not, with certain specified exceptions, constitute an event of default so long as no loans or letters of credit are outstanding thereunder.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     The Old Notes were issued, and the New Notes will be, issued pursuant to the Indenture which is dated as of February 27, 1998 and is between the Issuer and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the New Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The New Notes will be subject to all such terms, and prospective holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

RANKING

     The New Notes will rank senior in right of payment to all subordinated Indebtedness of the Issuer and pari passu in right of payment with all unsubordinated borrowings.

     The New Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and capital lease obligations) of the Issuer's foreign subsidiaries. Any right of the Issuer to receive assets of any of its foreign subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the New Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Issuer is itself recognized as a creditor of such subsidiary, in which case the claims of the Issuer would still be subordinated to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Issuer. As of April 5, 1998, the aggregate amount of indebtedness (including trade payables and capital lease obligations) of the Issuer's foreign subsidiaries was $1.9 million.

SECURITY

     The New Notes will be secured by a first priority security interest, subject to Permitted Liens, in the Collateral. The Collateral will consist of substantially all of the Issuer's and its domestic Subsidiaries' real property and personal property, including all plant and equipment at operating facilities (including its Nampa, Idaho facilities, its headquarters in Campbell, California and its research and development facilities in Austin, Texas), subject to Permitted Liens, and excluding, among other things, (i) inventory, accounts receivable and proceeds of inventory and accounts receivable and (ii) assets of foreign subsidiaries (collectively, with the Pledged Shares (as defined below) the "Collateral"). That portion of the Collateral consisting of interest in real property and improvements thereon to be pledged to the Collateral Agent will be pledged by means of one or more deeds of trust (the "Deeds of Trust"). The remaining Collateral will be pledged pursuant to one or more security agreements, which may be incorporated in the Deeds of Trust (the "Security Agreements"). The Collateral will also include insurance and condemnation proceeds from any Event of Loss or Collateral Asset Sale (each as defined herein). Pursuant to the Indenture, all such proceeds not expended by the Issuer as provided in the Indenture must be used by the Issuer to make an offer to repurchase all or a portion of the New Notes. The preceding description of the Collateral Documents does not purport to be complete and is qualified in it is entirety by reference to the Collateral Documents. Copies of the Collateral Documents will be filed with the Commission and will be available as set forth under "Available Information." See "Business -- Properties."

     In connection with the closing of the offering of the Old Notes, the Issuer was required to provide a mortgagee's title insurance policy (the "Mortgagee Title Policy") in favor of the Collateral Agent, covering the liens on certain real estate portions of the Collateral (the "Parcels"). Because a survey of the Parcels may not be completed prior to the closing of the Offering, the Mortgagee Title Policy may contain an exception to coverage for any title defects that would be disclosed by a survey (the "Survey Exception"). The Issuer does not believe that any such defects of a material nature exist.

     The Issuer also entered into a pledge agreement (the "Issuer Pledge Agreement") providing for the pledge by the Issuer to the Trustee, as collateral agent (in such capacity, the "Collateral Agent") for the Holders of the Notes, of the Capital Stock of all of its directly and indirectly owned domestic Subsidiaries, 65% of the Capital Stock of its foreign subsidiaries and all Subsidiary Intercompany Notes owed to the Issuer or any of its domestic subsidiaries. The Issuer's directly owned Subsidiaries entered into pledge agreements (each, a "Subsidiary Pledge Agreement" and, together with the Issuer Pledge Agreement, the "Pledge Agreements") providing for the pledge by each such Subsidiary to the Collateral Agent of all of the Capital Stock of its directly owned domestic Subsidiaries and 65% of its directly owned foreign Subsidiaries and all Subsidiary Intercompany Notes Indebtedness payable to such Subsidiary by its direct Subsidiaries. Such pledges will secure the payment and performance when due of all of the Obligations of the Issuer under the Indenture and the New Notes as provided in the Pledge Agreements.

     So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Collateral Documents, the Issuer will be entitled to use the Collateral in a manner consistent with normal business practices. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may sell the Collateral or any part thereof in accordance with the terms of the Collateral Documents. All funds distributed under the Collateral Documents and received by the Collateral Agent for the benefit of the Holders of the New Notes shall be distributed by the Collateral Agent in accordance with the provisions of the Collateral Documents.

     Under the terms of the Collateral Documents, the Holders of the New Notes will determine the circumstances and manner in which the Collateral shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Collateral Documents and whether to foreclose on the Collateral following an Event of Default. Moreover, upon the full and final payment and performance of all Obligations of the Issuer under the Indenture and the New Notes, and all Obligations of the Issuer to the Collateral Agent, the Collateral Documents shall terminate and the Collateral shall be released. In addition, in the event that any of the Collateral is sold and the Net Proceeds are applied in accordance with the terms of the covenant entitled "-- Repurchase at the Option of Holders -- Asset Sales, Collateral Asset Sales and Events of Loss," the Collateral Agent shall release the Liens in favor of the Collateral Agent in the assets sold; provided that the Collateral Agent shall have received from the Issuer an Officers' Certificate that such Net Proceeds have been or will be so applied.

     The Collateral Documents and the Indenture provide that the Net Proceeds of all Collateral Asset Sales shall be promptly and without any commingling deposited with the Collateral Agent subject to a charge in favor of the Collateral Agent for the benefit of the Holders until applied as permitted under the covenant described under "-- Repurchase at the Option of Holders -- Asset Sales, Collateral Asset Sales and Events of Loss." Amounts so paid to the Collateral Agent shall be invested or released in accordance with the provisions of the Indenture and the Collateral Documents.

     No appraisals of any of the Collateral have been prepared by or on behalf of the Issuer in connection with the sale of the New Notes. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. See "Risk Factors -- Risk of Not Realizing Collateral Value."

     The release of any Collateral from the terms of the Collateral Documents pursuant to the terms thereof will not be deemed to impair the security under the Indenture in contravention of the provisions thereof and of the Collateral Documents if and to the extent the Collateral is released pursuant to the terms of the Indenture and the Collateral Documents. To the extent applicable, the Issuer shall comply with Section 314(d) of the Trust Indenture Act. The Subsidiary Pledge Agreements limit the proceeds from a sale of pledged Collateral that can be distributed to Holders of New Notes to the maximum distribution that would not be considered to be a fraudulent conveyance. As a result, the Holders of New Notes may not recover the full value of the Collateral pledged pursuant to the Subsidiary Pledge Agreement.

CERTAIN BANKRUPTCY LIMITATIONS

     The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Issuer prior to or possibly even after the Collateral Agent has repossessed and disposed of the Collateral. Under applicable federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided generally that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict if payments under the New Notes would be made following commencement of and during a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent Holders of the New Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Furthermore, in the event the bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the New Notes, the Holders of the New Notes would hold "undersecured claims." Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorneys' fees for "undersecured claims" during the debtor's bankruptcy case.

PRINCIPAL, MATURITY AND INTEREST

     New Notes in an aggregate principal amount of $280.0 million will be issued in the Exchange Offer. The New Notes will mature on March 1, 2005. Interest on the New Notes will accrue at the rate of 9 1/2% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 1998, to Holders of record on the immediately preceding February 15 and August 15, respectively. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium and Liquidated Damages, if any, and interest on the New Notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the New Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium and interest with respect to New Notes represented by one or more permanent global Notes (the "Global Notes") will be required to be made by wire transfer of immediately available funds to the account of The Depository Trust Issuer or any successor thereto. Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the Trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

GUARANTEES

     The Issuer's payment obligations under the New Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") on a senior basis by the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors -- Fraudulent Conveyances."

     The Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Indenture and the Subsidiary Guarantees; and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

     The Indenture will provide that in the event of a sale or other disposition of all of the assets of any Guarantor in accordance with the terms of the Indenture, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee.

OPTIONAL REDEMPTION

     Except as otherwise described below, the New Notes will not be redeemable at the Issuer's option prior to March 1, 2002. Thereafter, the New Notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

                           YEAR                             PERCENTAGE
                           ----                             ----------
2002......................................................   104.750%
2003......................................................   102.375
2004 and thereafter.......................................   100.000

     Notwithstanding the foregoing, at any time and from time to time on or prior to March 1, 2001, the Issuer may (but shall not have the obligation to) redeem up to an aggregate of 35% of the aggregate principal amount of New Notes issued under the Indenture at a redemption price equal to 109.50% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with all or a portion of the net cash proceeds of one or more Public Equity Offerings; provided that at least $100 million in aggregate principal amount of New Notes remain outstanding (and held by Persons other than the Issuer and its Subsidiaries) immediately after the occurrence of such redemption; and provided further, that such redemption shall occur within 90 days of the date of the closing of such Public Equity Offering.

MANDATORY REDEMPTION

     Except as set forth below under "Repurchase at the Option of Holders," the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

REPURCHASE AT THE OPTION OF HOLDERS

     CHANGE OF CONTROL. Upon the occurrence of a Change of Control, each Holder of New Notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the date specified in such notice, which date shall be no earlier than 30 days (or such shorter time period as may be permitted under applicable laws, rules and regulations) and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Change of Control Offer, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

     On the Change of Control Payment Date, the Issuer will, to the extent lawful, (1) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Issuer. The Paying Agent will promptly mail to each Holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each tendering Holder a new Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Notes to require that the Issuer repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

     Future agreements governing indebtedness may prohibit the Issuer from purchasing any New Notes and provide that certain change of control events with respect to the Issuer would constitute a default thereunder. In such case, the Issuer's failure to purchase tendered New Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under any such agreement. Finally, the Issuer's ability to pay cash to the Holders of New Notes upon a repurchase may be limited by the Issuer's then existing financial resources.

     The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of New Notes to require the Issuer to repurchase such New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     ASSET SALES, COLLATERAL ASSET SALES AND EVENTS OF LOSS. The Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Issuer (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Issuer or such Subsidiary is in the form of (A) cash or Cash Equivalents or (B) Qualified Proceeds, provided that the aggregate fair market value of Qualified Proceeds (other than cash or Cash Equivalents), which may be received in consideration for asset sales pursuant to this clause (ii)(B) shall not exceed $5.0 million since the Issue Date; provided further that the amount of (x) any liabilities (as shown on the Issuer's or such Subsidiary's most recent balance sheet), of the Issuer or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Subsidiary from further liability and (y) any securities, notes or other obligations received by the Issuer or any such Subsidiary from such transferee that are converted by the Issuer or such Subsidiary into cash (to the extent of the cash received) within 90 days, shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or any Subsidiary may apply such Net Proceeds to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other property or assets, in each case which is used or useable in the business of the Issuer or its Subsidiaries on the Issue Date or businesses reasonably related thereto. Pending the final application of any such Net Proceeds, the Issuer or such Subsidiary may temporarily reduce amounts available under revolving credit facilities or invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $7.5 million, the Issuer will be required to make an offer to all Holders of New Notes

(an "Asset Sale Offer") to purchase the maximum principal amount of New Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of New Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer or its Subsidiaries may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of New Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the New Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries to, engage in a Collateral Asset Sale unless (a) such Collateral Asset Sale involves the Collateral in its entirety, or, if such Collateral Asset Sale involves less than all of the Collateral (a "Partial Collateral Asset Sale"), such Partial Collateral Asset Sale involves a single Collateral Asset Sale with a fair market value at the time of consummation of such Collateral Asset Sale not exceeding $50.0 million and is not part of a series of Collateral Asset Sales in any eighteen month period with an aggregate value (measured as of the time of consummation of such sales) exceeding $50.0 million in the aggregate; (b) the Issuer receives consideration in respect of and concurrently with such Collateral Asset Sale at least equal to the fair market value of such Collateral; (c) with respect to each such Collateral Asset Sale, the Issuer delivers an Officers' Certificate to the Trustee dated no more than 15 days prior to the date of consummation of the relevant Collateral Asset Sale, certifying that (i) such sale complies with clauses (a) and (b) above and
(ii) if the fair market value of the Collateral being sold exceeds $10.0 million, the fair market value of such Collateral was determined in good faith by the Board of Directors of the Issuer (whose determination, if the Collateral Asset Sale involves Collateral with a fair market value in excess of $50.0 million, was based on the opinion of a nationally recognized qualified independent appraiser prepared contemporaneously with such Collateral Asset Sale and which opinion, in such case, will be attached to the Officers' Certificate) as evidenced by copies of a resolution of the Board of Directors of the Issuer adopted in respect of and concurrently with such Collateral Asset Sale; (d) 100% of such consideration is in cash or Cash Equivalents; and (e) the Net Proceeds therefrom shall be paid directly by the purchaser thereof to the Collateral Agent, pursuant to the applicable security document, as additional Collateral. In the case of a Partial Collateral Asset Sale, the Issuer, within 360 days from the date of consummation of a Partial Collateral Asset Sale, may apply all of the Net Proceeds therefrom to purchase or otherwise invest in Replacement Collateral. Any such Net Proceeds not so applied shall constitute "Excess Proceeds" and shall be applied to make an Asset Sale Offer, in accordance with the terms of the second paragraph of this covenant. In the case of a Collateral Asset Sale other than a Partial Collateral Asset Sale all of the Net Proceeds therefrom shall constitute "Excess Proceeds" and shall be applied to make an Asset Sale Offer in accordance with the terms described above.

     The Indenture provides that if the Issuer suffers an Event of Loss, (a) the Net Proceeds therefrom shall be paid directly by the party providing such Net Proceeds to the Collateral Agent, pursuant to the applicable Collateral Document, as additional Collateral and (b) the Issuer shall take such actions, at its sole expense, as may be required to ensure that the Collateral Agent, pursuant to the applicable security document, has from the date of such deposit a first ranking Lien (subject to Permitted Liens) on such Net Proceeds pursuant to the terms of the applicable Collateral Document. As any portion or all of the Net Proceeds from any such Event of Loss are received by the Collateral Agent, the Issuer may apply all of such amount or amounts, as received, together with all interest earned thereon, individually or in combination, (i) to purchase or otherwise invest in Replacement Collateral or (ii) to restore the relevant Collateral. In the event that the Issuer elects to restore the relevant Collateral pursuant to the foregoing clause (ii), within six months of receipt of such Net Proceeds from an Event of Loss, the Issuer shall (x) give the Trustee irrevocable written notice of such election and (y) enter into a binding commitment to restore such Collateral, a copy of which shall be supplied to the Trustee, and shall have 12 months (and up to an additional 6 months under certain circumstances) from the date of such binding commitment to complete such restoration, which shall be carried out with due diligence. Any such Net Proceeds not so applied shall constitute "Excess Proceeds" and shall be applied to make an Asset Sale Offer in accordance with the terms of the second paragraph of this covenant.

     Under the terms of the Indenture, in the event that the Issuer decides pursuant to the foregoing provisions to apply any portion of the Net Proceeds from a Collateral Asset Sale or an Event of Loss to purchase or otherwise invest in Replacement Collateral, (i) the Issuer shall deliver an Officers' Certificate to the Trustee dated no more than 30 days prior to the date of consummation of the relevant investment in Replacement Collateral, certifying that the purchase price for the amount of the investment in Replacement Collateral does not exceed the fair market value of such Replacement Collateral and, if the fair market value of such Replacement Collateral exceeds $10.0 million, certifying that the fair market value of such Replacement Collateral was determined in good faith by the Board of Directors of the Issuer and, in the event the fair market value of such Replacement Collateral exceeds $50.0 million, was based on the opinion of a nationally recognized qualified independent appraiser attached to the Officers' Certificate, as evidenced by copies of a resolution of the Board of Directors of the Issuer adopted in respect of and concurrently with the investment in such Replacement Collateral; (ii) the Trustee will instruct the Collateral Agent to release such certified purchase price to the Issuer, free of the Lien of the Collateral Documents; and (iii) the Issuer shall take such actions, at its sole expense, as shall be required to permit the Collateral Agent, pursuant to the applicable Collateral Document, to release such Net Proceeds, together with any interest thereon, from the Lien of the applicable Collateral Document and to ensure that the Collateral Agent has, from the date of such purchase or investment, a first ranking Lien (subject to Permitted Liens on such Collateral) on such Replacement Collateral under the applicable Collateral Document.

SELECTION AND NOTICE

     If less than all of the New Notes are to be redeemed or repurchased in an offer to purchase at any time, selection of New Notes for redemption or repurchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed, or, if the New Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate; provided that no New Notes of $1,000 or less shall be redeemed or repurchased in part. Notices of redemption may not be conditional. Notices of redemption or repurchase shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date or repurchase date to each Holder of New Notes to be redeemed or repurchased at its registered address. If any Note is to be redeemed or repurchased in part only, the notice of redemption or repurchase that relates to such Note shall state the portion of the principal amount thereof to be redeemed or repurchased. A new Note in principal amount equal to the unredeemed or unrepurchased portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption or repurchase date, interest will cease to accrue on New Notes or portions of them called for redemption or repurchase.

CERTAIN COVENANTS

     RESTRICTED PAYMENTS. The Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Subsidiaries' Equity Interests (including, without limitation, any such dividend, distribution or other payment in connection with any merger or consolidation involving the Issuer or any Subsidiary) or to the direct or indirect holders of the Issuer's or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or dividends or distributions payable to the Issuer or any Wholly Owned Subsidiary of the Issuer); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any such purchase, redemption, acquisition or retirement for value in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer (other than any such Equity Interests owned by the Issuer or any Wholly Owned Subsidiary of the Issuer);
(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the New Notes, except a payment of interest or a payment of principal at Stated Maturity for such payment; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and immediately after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses
     (ii), (iii), (iv) and (viii) of the next succeeding paragraph), is less than the sum (without duplication) of (i) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate Qualified Proceeds received by the Issuer from contributions to capital or the issue or sale since the date of the Indenture of Equity Interests of the Issuer (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Issuer that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Issuer and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for Qualified Proceeds or otherwise liquidated or repaid the lesser of (A) the Qualified Proceeds with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) $5.0 million.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Issuer or any Guarantor in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, other Equity Interests of the Issuer (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness in exchange for, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend (or the making of any similar distribution or redemption) by a Subsidiary of the Issuer to the holders of its common Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Subsidiary of the Issuer held by any member of the Issuer's (or any of its Subsidiaries') management, employees or consultants pursuant to any management, employee or consultant equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that (x) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (A) $5.0 million and (B) the aggregate cash proceeds received by the Issuer from any reissuance of Equity Interests (other than Disqualified Stock) by the Issuer to members of management of the Issuer and its Subsidiaries (provided that the cash proceeds referred to in this clause (B) shall be excluded from clause (c)(ii) of the preceding paragraph) and (y) no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vi) cash payments in lieu of fractional shares issuable as dividends on preferred securities of the Issuer or any of its Subsidiaries; provided that such cash payments shall not exceed $20,000 in the aggregate in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vii) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or a Guarantor issued after the date of the Indenture in accordance with the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such declaration or payment; and (viii) from and after January 1, 1999 so long no Default or Event of Default has occurred and is continuing, payments by the Issuer not exceeding $35.0 million in the aggregate since the Issue Date in respect of the redemption of shares of Preferred Stock outstanding on the Issue Date (or shares of Preferred Stock issued as dividends thereon) if both before and after giving effect to any such payment, the Fixed Charge Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such payment would be at least 2.5 to 1.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Issuer shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

     INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK. The Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Issuer will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Guarantors may incur Indebtedness or issue shares of preferred stock if the Fixed Charge Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Issuer (and the guarantee thereof by the Guarantors) of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and the Guarantors thereunder) outstanding under all Credit Facilities after giving effect to such incurrence, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i), does not exceed an amount equal to $25.0 million;

          (ii) the incurrence by the Issuer and its Subsidiaries of the Existing Indebtedness;

          (iii) the incurrence by the Issuer and the Guarantors of Indebtedness represented by the New Notes and the Subsidiary Guarantees;

          (iv) the incurrence by the Issuer or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuer or such Subsidiary, in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

          (v) the incurrence by the Issuer or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to exist or be incurred;

          (vi) the incurrence by the Issuer or any of the Guarantors of intercompany Indebtedness between or among the Issuer and any of the Guarantors; provided, however, that (i) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the New Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Guarantor and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Guarantor, as the case may be;

          (vii) the incurrence by the Issuer or any of the Guarantors of Hedging Obligations that are incurred for the purpose of fixing or hedging (i) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or (ii) the value of foreign currencies purchased or received by the Issuer in the ordinary course of business;

          (viii) Indebtedness incurred in respect of worker's compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Issuer in the ordinary course of business;

          (ix) the guarantee by the Issuer or any of the Guarantors of Indebtedness of the Issuer or a Guarantor that was permitted to be incurred by another provision of this covenant;

          (x) the incurrence by the Issuer or any of its Subsidiaries of Acquired Debt in an aggregate principal amount at any time outstanding not to exceed $5.0 million;

          (xi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

          (xii) the incurrence by the Issuer or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xii), not to exceed $25.0 million; and

          (xiii) Indebtedness arising from guarantees of Indebtedness of the Issuer or any Subsidiary or the agreements of the Issuer or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Issuer or any Subsidiary, or other guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Capital Stock of the Issuer or any Subsidiary for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Issuer and its Subsidiaries in connection with such disposition.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     LIENS. The Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables
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

on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom for purposes of security, except Permitted Liens.

     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Issuer or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Issuer or any of its Subsidiaries, (ii) make loans or advances to the Issuer or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Issuer or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Revolving Credit Facility as in effect as of the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Revolving Credit Facility as in effect on the date of the Indenture, (c) the Indenture, the New Notes and the Collateral Documents, (d) applicable law, rule, regulation or order, (e) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases, licenses, encumbrances, contracts or similar assets entered into or acquired in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced or (i) contracts for the sale of assets containing customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

     MERGER, CONSOLIDATION OR SALE OF ASSETS. The Indenture provides that the Issuer may not consolidate or merge with or into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(ii) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Issuer under the New Notes, the Indenture and the Collateral Documents pursuant to a supplemental indenture or other documents or instruments in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists under the Indenture or the Collateral Documents; and (iv) except in the case of a merger of the Issuer with or into a Wholly Owned Subsidiary of the Issuer, the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock." The foregoing clause (iv) will not prohibit (a) a merger between the Issuer and a Person that owns all of the Capital Stock of the Issuer created for the purpose of
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

holding the Capital Stock of the Issuer, (b) a merger between the Issuer and a Wholly Owned Subsidiary of the Issuer or (c) a merger between the Issuer and an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another State of the United States so long as, in the case of each of clause
(a), (b) and (c), the amount of Indebtedness of the Issuer and its Subsidiaries is not increased thereby.

     TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries to, make any payment to or Investment in, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Subsidiary with an unrelated Person and (ii) the Issuer delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (u) payments of fees and expenses (including any such payments to TPG) in connection with the Recapitalization, (v) contracts, agreements, understandings or other arrangements existing on the Issue Date, (w) transactions with suppliers or other purchasers or sales of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in accordance with the terms of the Indenture which are fair to the Issuer, in the good faith determination of the Board of Directors of the Issuer or the senior management of the Issuer, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (x) any employment agreements, stock option or other compensation agreements or plans (and the payment of amounts or the issuance of securities thereunder) and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Issuer or any of its Subsidiaries with the officers, directors or employees of the Issuer or its Subsidiaries in the ordinary course of business, (y) transactions between or among the Issuer and/or its Subsidiaries and (z) Restricted Payments (other than Restricted Investments) that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

     SALE AND LEASEBACK TRANSACTIONS. The Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction with respect to any property or asset of the Issuer or any of its Subsidiaries; provided that the Issuer may enter into such a sale and leaseback transaction if (i) the Issuer could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption
"-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and
(b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is excluded from the definition of Asset Sale pursuant to clause (v) or is permitted by, and the Issuer applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Asset Sales, Collateral Asset Sales and Events of Loss."

     LOANS TO SUBSIDIARIES. The Indenture provides that all loans to Subsidiaries made by the Issuer from time to time after the date of the Indenture will be evidenced by unsecured Subsidiary Intercompany New Notes in favor of the Issuer that will be pledged to the Collateral Agent pursuant to the Pledge Agreement as Collateral to secure the New Notes. The Indenture will also provide that all loans by the Issuer to any Subsidiary outstanding on the date of the Indenture will be evidenced by an unsecured Subsidiary Intercompany Note that will be pledged to the Collateral Agent pursuant to the Pledge Agreement as

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

Collateral for the New Notes. Each Subsidiary Intercompany Note will be payable upon demand and will bear interest at a market rate. A form of Subsidiary Intercompany Note will be attached as an annex to the Indenture. Repayments of principal with respect to any Subsidiary Intercompany Note will be required to be pledged to the Collateral Agent pursuant to the Pledge Agreement as Collateral to secure the New Notes until such amounts are repaid.

     ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED SUBSIDIARIES. The Indenture provides that the Issuer (i) will not, and will not permit any Wholly Owned Subsidiary of the Issuer to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Issuer to any Person (other than to the Issuer or to a Wholly Owned Subsidiary of the Issuer), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Asset Sales, Collateral Asset Sales and Events of Loss" and (ii) will not permit any Wholly Owned Subsidiary of the Issuer to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Issuer or to a Wholly Owned Subsidiary.

     PAYMENTS FOR CONSENT. The Indenture provides that neither the Issuer nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any New Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the New Notes unless such consideration is offered to be paid or is paid to all Holders of the New Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     GUARANTEES OF CERTAIN INDEBTEDNESS. The Indenture provides that (i) the Issuer will not permit any of its Subsidiaries that is not a Guarantor to incur, guarantee or secure through the granting of Liens the payment of any Indebtedness and (ii) the Issuer will not and will not permit any of its Subsidiaries to pledge any intercompany notes representing obligations of any of its Subsidiaries, to secure the payment of any Indebtedness, in each case unless such Subsidiary, the Issuer and the Trustee execute and deliver a supplemental indenture evidencing such Subsidiary's Guarantee (providing for the unconditional guarantee by such Subsidiary, on a senior basis, of the New Notes).

     REPORTS. The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any New Notes are outstanding, the Issuer will furnish to the Holders of New Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Issuer's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports, in each case within the time periods set forth in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, the Issuer will file a copy of all such information and reports with the Commission for public availability within the time periods set forth in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer and the Guarantors have agreed that, for so long as any New Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the New Notes; (ii) default in payment when due of the principal of or premium, if any, on the New Notes; (iii) failure by the Issuer or any

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

of its Subsidiaries for 30 days after notice by the Trustee or by the Holders of at least 25% of New Notes then outstanding to comply with any of its other agreements in the Indenture or the New Notes; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after giving effect to any grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (v) failure by the Issuer or any of its Subsidiaries to pay final judgments (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing) aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vi) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; (vii) material breach by the Issuer of any representation or warranty set forth in the Collateral Documents, or a material default by the Issuer in the performance of any covenant set forth in the Collateral Documents, or repudiation by the Issuer of its obligations under the Collateral Documents or the unenforceability of the Collateral Documents against the Issuer for any reason, which in any such case materially impairs the Trustee's lien on or the value of the Collateral, taken as a whole; and (viii) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Significant Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer or any Guarantor constituting a Significant Subsidiary, all outstanding New Notes will become due and payable without further action or notice. Holders of the New Notes may not enforce the Indenture or the New Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. In the event of a declaration of acceleration of the New Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (iv) of the preceding paragraph, the declaration of acceleration of the New Notes shall be automatically annulled if the holders of any Indebtedness described in clause (iv) of the preceding paragraph have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (a) the annulment of the acceleration of such New Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal or interest on the New Notes that became due solely because of the acceleration of the New Notes, have been cured or waived.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuer with the intention of avoiding payment of the premium that the Issuer would have had to pay if the Issuer then had elected to redeem the New Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the New Notes. If an Event of Default occurs prior to March 1, 2002, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuer with the intention of avoiding the prohibition on redemption of the New Notes prior to March 1, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the New Notes.

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

     The Holders of a majority in aggregate principal amount of the New Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the New Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the New Notes.

     The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Collateral Documents, and the Issuer is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Issuer, as such, shall have any liability for any obligations of the Issuer under the New Notes, the Collateral Documents, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Issuer may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding New Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding New Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such New Notes when such payments are due from the trust referred to below, (ii) the Issuer's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the New Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the New Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding New Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the New Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and
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

at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the financing of amounts to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound; (vi) the Issuer must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions (which assumptions and exclusions shall not relate to the operation of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision), after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Issuer must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of New Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and (viii) the Issuer must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any New Notes for a period of 15 days before a selection of New Notes to be redeemed.

     The registered Holder of a New Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture, the Subsidiary Guarantees, the New Notes or the Collateral Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes), and any existing default or compliance with any provision of the Indenture, the Subsidiary Guarantees or the New Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding New Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting Holder): (i) reduce the principal amount of New Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the New Notes (except a rescission of acceleration of the New Notes by the Holders of at least a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the New Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of New Notes to receive payments of principal of or premium, if any, or interest on the New Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"), (viii) except as otherwise permitted by the Indenture, release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, or amend the
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

provisions of the Indenture relating to the release of Guarantors, (ix) release the Lien of the Collateral Agent in any of the Collateral other than pursuant to the terms of the Indenture or the Collateral Documents or (x) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of New Notes, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Subsidiary Guarantees, the New Notes or the Collateral Documents to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Notes in addition to or in place of certificated New Notes, to provide for the assumption of the Issuer's or a Guarantor's obligations to Holders of New Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of New Notes or that does not adversely affect the legal rights under the Indenture or the Collateral Documents of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Guarantor to guarantee the New Notes.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of New Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

     The Old Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). The Old Notes were also offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes"). Except as set forth below, the New Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. New Notes will be issued at the closing of the Exchange Offer (the "Closing") only against payment in immediately available funds.

     The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for New Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Notes for Certificated Notes." In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

     Initially, the Trustee will act as Paying Agent and Registrar. The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

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

DEPOSITORY PROCEDURES

     DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Issuer that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants tendering Old Notes with portions of the applicable Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Rule 144A Global Notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or CEDEL, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Euroclear and CEDEL will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of CEDEL. The depositaries, in turn, will hold such interests in the Global Notes in customers' securities accounts in the depositaries' names on the books of DTC. All interests in a Global Note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interest held through Euroclear or CEDEL may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the New Notes, see "-- Exchange of Book-Entry New Notes for Certificated New Notes," "-- Exchange of Certificated New Notes for Book-Entry New Notes" and "-- Exchanges Between Regulation S New Notes and Rule 144A New Notes."

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE NEW NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NEW NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of and premium and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any

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

of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Except for trades involving only Euroclear and CEDEL participants, interest in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. See "-- Same-Day Settlement and Payment."

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the New Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and CEDEL participants may not deliver instructions directly to the depositaries for Euroclear or CEDEL.

     Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or CEDEL as a result of sales of interests in a Global Note by or through a Euroclear or CEDEL participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following DTC's settlement date.

     DTC has advised the Issuer that it will take any action permitted to be taken by a Holder of New Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange the Global Notes for legended New Notes in certificated form, and to distribute such New Notes to its Participants.

     The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

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

     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     EXCHANGE OF BOOK-ENTRY NEW NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive New Notes in registered certificated form if (i) DTC (x) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Note and the Issuer thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the New Notes. In addition, beneficial interests in a Global Note may be exchanged for certificated New Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of DTC in accordance with its customary procedures. In all cases, certificated New Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

     EXCHANGE OF CERTIFICATED NEW NOTES FOR BOOK-ENTRY NEW NOTES

     New Notes issued in certificated form may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such New Notes as described under "Notice to Investors." In the case of any such exchange for an interest in the Regulation S Global Note, such transfer must occur pursuant to Regulation S or Rule 144 (if available).

     EXCHANGES BETWEEN REGULATION S NEW NOTES AND RULE 144A NEW NOTES

     Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if such exchange occurs in connection with a transfer of the New Notes pursuant to Rule 144A and the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the New Notes are being transferred to a person who the transferor reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A and in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

     Beneficial interest in a Rule 144A Global Note may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or CEDEL.

     Transfers involving an exchange of a beneficial interest in the Regulation S Global Note for a beneficial interest in a Rule 144A Global Note or vice versa will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

SAME DAY SETTLEMENT AND PAYMENT

     The Indenture will require that payments in respect of the New Notes represented by the Global Notes (including principal, premium, if any, and interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to New Notes in certificated form, the Issuer will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The New Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Issuer expects that secondary trading in any certificated New Notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or CEDEL as a result of sales of interests in a Global Note by or through a Euroclear or CEDEL participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following DTC's settlement date.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease (other than an operating lease), conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the sale by the Issuer and the issue or sale by any of its Subsidiaries of Equity Interests of any of the Issuer's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions that have a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million or for net cash proceeds in excess of $1.0 million. Notwithstand-
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

ing the foregoing: (i) a transfer of assets by the Issuer to a Guarantor or by a Guarantor to the Issuer or to another Guarantor, (ii) an issuance of Equity Interests by a Guarantor to the Issuer or to another Guarantor, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments," (iv) a Collateral Asset Sale and (v) the sale and leaseback of any assets within 90 days of the acquisition of such assets, will not be deemed to be Asset Sales.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) securities issued or unconditionally and fully guaranteed or insured by the full faith and credit of the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (ii) obligations issued or unconditionally and fully guaranteed by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any lender party to the Credit Facility or with any domestic commercial bank having capital and surplus in excess of $250.0 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having one of the two highest ratings obtainable from either Moody's or S&P and in each case maturing within one year after the date of acquisition and (vi) investments in funds investing exclusively in investments of the types described in clauses
(i) through (v) above.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principal and its Affiliates, (ii) the adoption of a plan relating to the liquidation or dissolution of the Issuer, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (A) any "person" (as defined above), other than the Principal and its Affiliates, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of 40% or more of the Voting Stock of the Issuer (measured by voting power rather than number of shares) and (B) the Principal and its Affiliates beneficially own, directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Issuer than such other "person," (iv) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors or (v) the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person and (B) either (1) the "beneficial owners" (as defined above) of the Voting Stock of the Issuer immediately prior to such transaction own, directly or indirectly through one or more subsidiaries, not less than a majority of the total Voting Stock of the surviving or transferee corporation immediately after such transaction or (2) if, immediately prior to such transaction the Issuer is a direct or indirect subsidiary of any other Person (such other Person, the "Holding Company"), then the "beneficial owners" (as defined above) of the Voting Stock of such Holding Company immediately prior to such transaction own, directly or indirectly through one or more subsidiaries, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction.

     "Collateral" means all property and assets, tangible and intangible, that from time to time secure the New Notes pursuant to the applicable Collateral Documents, including any Replacement Collateral.

     "Collateral Asset Sale" means the sale, lease (other than an operating lease), conveyance or other disposition of any Collateral (including, without limitation, by means of an amalgamation, merger, consolidation or similar transaction (each, a "Disposition") (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Collateral Asset Sale covenant), or a series of related Dispositions by the Issuer or any of its Subsidiaries involving the Collateral, other than (i) the sale for fair market value of machinery, equipment, furniture, apparatus, tools or implements or other similar property that may be defective or may have become worn out or obsolete or no longer used or useful in the operations of the Issuer or (ii) the sale or exchange of equipment at the Issuer's operating facilities with an aggregate value not to exceed $5.0 million at any one time provided such equipment has been replaced by equipment of equal or greater value within 180 days of such sale or exchange. A Collateral Asset Sale shall not include the requisition of title to or the seizure, condemnation, forfeiture or casualty of any Collateral.

     "Collateral Documents" means, collectively, the Deeds of Trust, the Security Agreements, the Pledge Agreements and any other agreements, instruments, financing statements or other documents that evidence, set forth or limit the Lien of the Collateral Agent in the Collateral.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) Recapitalization Related Special Charges of such Person and its Subsidiaries for such period, to the extent any such expense was deducted in computing Consolidated Net Income of such Person for such period, plus (vi) deferred compensation expense of such Person and its Subsidiaries for such period (provided, however, that any payments actually made with respect to the liabilities for which such charges were created shall be deducted from Consolidated Cash Flow in the period when made), to the extent any such expense was
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

deducted in computing Consolidated Net Income of such Person for such period, plus (vii) the impact on Consolidated Cash Flow of such Person for such period, an aggregate amount not to exceed $5.0 million since the Issue Date, of the deferral of recognition of revenue by the Issuer until products are shipped by the Issuer's distributors, minus (viii) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof that is a Guarantor, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the amortization of
(A) any premiums, fees or expenses incurred in connection with the Recapitalization and related financings, or (B) any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with the Acquisition) and 17 (including non-cash charges relating to intangibles and goodwill arising in connection with the Acquisition) shall be excluded.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Issuer who (i) was a member of such Board of Directors immediately after consummation of the Acquisition or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election, or any successor Continuing Directors appointed by such Continuing Directors (or their successors).

     "Credit Facilities" means, with respect to the Issuer, one or more debt facilities (including, without limitation, the Revolving Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which New Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Debt.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date on which the New Notes mature; provided, however, that a class of Capital Stock shall not be Disqualified Stock

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

hereunder solely as the result of any maturity or redemption that is conditioned upon, and subject to, compliance with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments; and provided further, that Capital Stock issued to any plan for the benefit of employees of the Issuer or its subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Event of Loss" means (i) the loss or destruction of or damage to any Collateral, (ii) the condemnation, seizure, confiscation, requisition of the use or taking by exercise of the power of eminent domain or otherwise of any Collateral or (iii) any consensual settlement in lieu of any event listed in clause (ii), in each case whether in a single event or a series of related events, that results in Net Proceeds from all sources in excess of $5.0 million.

     "Existing Indebtedness" means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Revolving Credit Facility) in existence on the date of the Indenture, until such Indebtedness is repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense (net of interest income) of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations); provided, however, that in no event shall any amortization of deferred financing costs incurred in connection with the Recapitalization be included in Fixed Charges, (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) (without duplication) (1) all dividends paid or accrued in respect of Disqualified Stock which are not treated as interest for tax purposes and (2) all cash dividend payments, on any series of preferred stock of such Person or any of its Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that the Issuer or any of its Subsidiaries incurs, assumes, Guarantees, repays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Issuer or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income and shall reflect any pro forma expense and cost reductions attributable to such acquisitions, (to the extent such expense and cost reduction would be permitted by the Commission to be reflected in pro forma financial statements included in a registration statement filed with the Commission) and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture; provided, however, that all reports and other financial information provided by the Issuer to the Holders, the Trustee and/or the Commission shall be prepared in accordance with GAAP, as in effect on the date of such report or other financial information.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantors" means each direct and indirect domestic Subsidiary of the Issuer existing on the Issue Date and each of the Subsidiaries of the Issuer that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, notes or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

     "Issue Date" means February 27, 1998.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to give a security interest).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or Collateral Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Subsidiaries in respect of any Asset Sale or Collateral Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale or Collateral Asset Sale), net of the direct costs relating to such Asset Sale or Collateral Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Credit Facilities) secured by a Lien on the asset or assets that were the subject of such Asset Sale or Collateral Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Obligations" means, with respect to any Indebtedness, any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing such Indebtedness.

     "Permitted Investments" means (a) any Investment in the Issuer or in a Subsidiary; (b) any Investment in cash and Cash Equivalents; (c) any Investment by the Issuer or any Subsidiary in a Person, if as a result of such Investment
(i) such Person becomes a Subsidiary or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Subsidiary; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales" or a transaction not constituting an Asset Sale by reason of the $1 million threshold contained in the definition thereof; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer; (f) Hedging Obligations entered into in the ordinary course of business by the Issuer or its Subsidiaries and otherwise in accordance with the Indenture; (g) loans and advances to employees and officers of the Issuer and its Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding; (h) Investments in securities of trade creditors or customers received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; and (i) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (i) that are at the time outstanding, not to exceed $25.0 million.

     "Permitted Liens" means (i) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (ii) Liens on Collateral securing the New Notes, the Exchange New Notes and the Subsidiary Guarantees; (iii) Liens of the Issuer or a Guarantor on assets of any Subsidiary of the Issuer; (iv) Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (A) are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (B) do not extend to or cover any property or assets of the Issuer or any of its Subsidiaries not securing the Indebtedness so refinanced; (v) Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and as to which the Issuer or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP; (vi) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent for a period of more than 60 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof; (vii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (viii) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (ix) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Subsidiaries; (x) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease; (xi) Liens securing Capital Lease Obligations and purchase money Indebtedness incurred in accordance with clause (iv) of the definition of Permitted Debt; provided, however that in the case of purchase money Indebtedness (A) the Indebtedness shall not exceed the cost of such property or assets being acquired or constructed and shall not be secured by any property or assets of the Issuer or any Subsidiary of the Issuer other than the property and assets being acquired or constructed and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction; (xii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (xiii) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(xiv) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Subsidiaries, including rights of offset and set-off; (xv) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture; (xvi) Liens securing Acquired Debt incurred in accordance with clause (x) of the definition of Permitted Debt; provided that (A) such Liens secured such Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by the Issuer or a Subsidiary of the Issuer and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Debt by the Issuer or a Subsidiary of the Issuer and
(B) such Liens do not extend to or cover any property or assets of the Issuer or of any of its Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such Indebtedness became Acquired Debt of the Issuer or a Subsidiary of the Issuer and are no more favorable to the lienholders than those securing the Acquired Debt prior to the incurrence of such Acquired Debt by the Issuer or a Subsidiary of the Issuer; (xvii) leases or subleases granted to others not interfering in any material respect with the business of the Issuer or its Subsidiaries; (xviii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Issuer or any Subsidiary in the ordinary course of business; (xix) Liens incurred in the ordinary course of business of the Issuer or any Subsidiary of the Issuer with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Issuer or such Subsidiary and (xx) Liens on inventory, accounts receivable and the proceeds thereof securing working capital Indebtedness of the Issuer and liens on cash collateral constituting proceeds of accounts receivable or inventory securing letters of credit or mandatory prepayments of working capital Indebtedness secured thereby, which Indebtedness is, in each case, incurred in compliance with the Indenture.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, prepay, retire, renew, replace, defease or refund Indebtedness of the Issuer or any of its Subsidiaries (other than such Indebtedness described in clauses (i), (vi), (vii), (viii), (ix), (xi), (xii) or
(xiii) of the covenant described above under the caption "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, prepaid, retired, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith including premiums paid, if any, to the holders thereof); (ii) such Permitted Refinancing Indebtedness has a final maturity date at or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, prepaid, retired, renewed, replaced, defeased or refunded;
(iii) if the Indebtedness being extended, refinanced, prepaid, retired, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the New Notes on terms at least as favorable to the Holders of New Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, prepaid, retired, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Issuer or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, prepaid, retired, renewed, replaced, defeased or refunded.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Principal" means TPG Partners II, L.P.

     "Public Equity Offering" means an underwritten public offering of common stock (other than Disqualified Stock) of the Issuer, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act, other than an offering pursuant to Form S-8 (or any successor thereto).

     "Qualified Proceeds" means any of the following or any combination of the following: (i) cash, (ii) Cash Equivalents, (iii) long-term assets that are used or useful in the business of the Issuer or its subsidiaries on the Issue Date or businesses reasonably related thereto (the "Permitted Business"), (iv) the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Issuer or any Restricted Subsidiary of the Issuer of such Capital Stock, (a) such Person becomes a Wholly Owned Subsidiary and a Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or any Wholly Owned Subsidiary of the Issuer that is a Guarantor.

     "Recapitalization Related Special Charges" means (i) up to $10.0 million of retention bonuses paid to employees of the Issuer within six months following the Issue Date, (ii) up to $5.0 million of (x) severance costs paid by the Issuer within six months following the Issue Date and (y) bonuses paid by the Issuer to members of management of the Issuer retained effective on or after January 1, 1998 and paid within six months following the Issue Date, (iii) expense incurred by the Issuer as a result of (x) payments made by the Issuer on the Issue Date in respect of options to purchase common stock of the Issuer outstanding on the Issue Date and (y) the grant by the Issuer on the Issue Date of options to purchase common stock of the Issuer and (iv) consulting fees, not exceeding $1.5 million, paid by the Issuer within six months following the Issue Date.

     "Replacement Collateral" means, at any relevant date in connection with a Collateral Asset Sale or Event of Loss, assets used in the Issuer's business other than the Collateral, which on such date (i) constitute similar assets to Collateral disposed of or destroyed and do not constitute Capital Stock of any Person, (ii) are acquired by the Issuer at a purchase price which does not exceed the fair market value of such Replacement

Collateral (as determined in the case of each of (i) and (ii), in good faith by the Board of Directors of the Issuer,) and made available to the Collateral Agent, (iii) are free and clear of all Liens other than Permitted Liens, and
(iv) are subject to the Collateral Documents.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Revolving Credit Facility" means that certain revolving credit facility, dated as of February 27, 1998, by and among the Issuer, Goldman Sachs Credit Partners L.P. and BankBoston, N.A., as agents and lenders, providing for up to $25.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, extended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or a combination thereof.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

IN GENERAL

     The following summary describes the principal United States federal income tax consequences of the exchange of Old Notes for New Notes (the "Exchange") and the principal U.S. federal tax consequences of the purchase, ownership and disposition of Notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to exchange Old Notes. In particular, special tax considerations that may apply to certain types of taxpayers, including securities dealers, banks, tax-exempt investors and insurance companies, are not addressed. In addition, this summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States federal government. In general, this summary assumes that a holder holds Notes as capital assets under the U.S. Internal Revenue Code of 1986 (the "Code") and not as part of a "hedge," "straddle," "conversion transaction," "synthetic security" or other integrated investment.

     This summary is based on the U.S. federal tax laws, regulations, rulings and judicial and administrative decisions in effect or available on the date hereof. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary.

     As used in this section, the term "U.S. Holder" means a holder of a Note who is a citizen or resident of the United States, which is a corporation, partnership or other entity created or organized under the laws of the U.S. or any state or political subdivision thereof, which is an estate that is subject to U.S. federal income taxation without regard to the source of its income, or which is a trust the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust and the term "Non-U.S. Holder" means any holder of Notes other than a U.S. Holder.

     ALL HOLDERS OF OLD NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND OF THE OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING NEW NOTES RECEIVED IN THE EXCHANGE OFFER, IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

EXCHANGE OF OLD NOTES FOR NEW NOTES

     The Exchange pursuant to the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. As a result, a holder of an Old Note whose Old
Note is accepted in the Exchange Offer will not recognize gain on the Exchange. A tendering holder's tax basis in the New Notes will be the same as such holder's tax basis in its Old Notes. A tendering holder's holding period for the New Notes received pursuant to the Exchange Offer will include its holding period for the Old Notes surrendered therefor.

OTHER U.S. FEDERAL INCOME TAX CONSEQUENCES FOR U.S. HOLDERS OF NOTES

     Original Issue Discount and Stated Interest. The Old Notes were issued and the New Notes will be issued without original issue discount. Stated interest on the Notes will be includable in a U.S. Holder's income in accordance with such holder's method of accounting for U.S. federal income tax purposes.

     Sale, Exchange and Retirement of Notes. Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on such disposition and the U.S. Holder's tax basis in the Note. Except as discussed below under " --Market Discount," gain or loss recognized by a U.S. Holder on such disposition of a Note will be capital gain or loss and will, in the case of individuals, be long-term capital gain or loss subject to a maximum federal income tax rate of 20% if the Note has been held for more than 18 months at the time of such disposition. Net capital gain recognized by a U.S. Holder on such a disposition of Notes held for more than 12 months but for not more than 18 months will be subject to tax at a federal income tax rate not to exceed 28% and capital gain recognized from such a disposition of Notes held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a U.S. corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations.

     Market Discount. If a Note is acquired by a subsequent purchaser at a "market discount," some or all of any gain realized upon a disposition (including a sale or a taxable exchange) or payment at maturity of such Note may be treated as ordinary income. "Market discount" with respect to a Note is, subject to a de minimis exception, the excess of (i) the issue price of the Old Note exchanged therefor plus all previously accrued original issue discount, if any, over (ii) such U.S. Holder's tax basis in the Note. The amount of market discount treated as having accrued will be determined either on a ratable basis, or, if the U.S. Holder so elects, using a constant-yield method. Upon any subsequent disposition (including a gift or payment at maturity) of such Note (other than in connection with certain nonrecognition transactions), the lesser of any gain on such disposition (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the Note was held by such U.S. Holder will be treated as ordinary interest income at the time of the disposition. In lieu of including accrued market discount in income at the time of disposition, a U.S. Holder may elect to include market discount in income currently. Unless a U.S. Holder so elects, such U.S. Holder may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Note until the U.S. Holder disposes of the Note.

     Bond Premium. If New Notes are purchased or Old Notes were purchased for an amount in excess of all remaining payments on the Notes other than qualified stated interest (such excess generally being "bond premium"), the U.S. Holder may elect to amortize the bond premium over the period from the date of acquisition to the maturity date of the Notes and reduce the amount of interest included in income in respect of the Notes by such amortized amount. Bond premium may be offset against interest realized in respect of the taxable year of the U.S. Holder in an amount that is based upon the U.S. Holder's yield to maturity determined by using the U.S. Holder's tax basis in the Notes and compounding at the close of each accrual period. A U.S. Holder who elects to amortize bond premium must reduce its adjusted tax basis for the Notes by the amount of such allowable amortization. Under certain circumstances, the amount of bond premium and the amortization period may be determined with reference to the optional redemption price and date of the Notes. The election to amortize bond premium is revocable only with the consent of the U.S. Internal Revenue Service and applies to all obligations owned or subsequently acquired by the electing U.S. Holder.

OTHER U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS

     Interest. Interest paid by the Company to a Non-U.S. Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder and such Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company, (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code and (iii) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address.

     Gain on Disposition. A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

     Federal Estate Taxes. If interest on the Notes is exempt from withholding of United States federal income tax under the rules described above under "-- Interest," the Notes will not be included in the estate of a deceased Non-U.S. Holder for United States federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company will, where required, report to the holders of Notes and the U.S. Internal Revenue Service the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

     Under current United States federal income tax law, a 31% "backup" withholding tax is applied to certain payments made to, and to the proceeds of sales before maturity by, certain U.S. persons if such persons (i) fail to furnish their taxpayer identification numbers which, for an individual, would be such individual's Social Security Number or (ii) in certain circumstances, fail to certify, under penalties of perjury, that they have both furnished a correct taxpayer identification number and not been notified by the U.S. Internal Revenue Service that they are subject to backup withholding for failure to report interest and dividend payments.

     In the case of payments of interest to Non-U.S. Holders, temporary U.S. Treasury Department regulations provide that the 31% backup withholding tax and certain information reporting requirements will not apply to such payments with respect to which either the requisite certification, as described above under "-- Other U.S. Federal Tax Considerations for Non-U.S. Holders-Interest," has been received or an exemption has otherwise been established, as long as neither the Company nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under temporary U.S. Treasury Department regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-U.S. Holder on the disposition of Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of Notes by or through a foreign office of either a United States broker or a foreign broker with certain types of relationships to the United States, unless such broker has documentary evidence in its file that the holder of the Notes is not a United States person, and such broker has no actual knowledge to the contrary, or the holder establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of Notes by or through a foreign office of a foreign broker not having any of the requisite relationships to the United States.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, provided that the required information is furnished to the U.S. Internal Revenue Service.

     The U.S. Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. As originally promulgated, the final regulations were to be generally effective for payments made after December 31, 1998, subject to certain transition rules; however the U.S. Treasury Department and Internal Revenue Service subsequently announced that the December 31, 1998 date would be extended to December 31, 1999. Non-U.S. Holders should consult their own tax advisors with respect to the impact, if any, of the new final regulations.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuer and the Guarantors have agreed that they will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed one year after the date on which the Exchange Offer is consummated for use in connection with any such resale. In addition, until such date, all broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     Neither the Issuer nor the Guarantors will receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Starting on the Expiration Date, the Issuer and the Guarantors will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuer has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the exchange offer are being passed upon for Zilog by Pillsbury Madison & Sutro LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of Zilog, Inc. and its subsidiaries at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst and Young LLP, Independent Auditors.........  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Income...........................  F-4
Consolidated Statements of Cash Flows.......................  F-5
Consolidated Statements of Shareholders' Equity.............  F-6
Notes to Consolidated Financial Statements..................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Shareholders of Zilog, Inc.

     We have audited the accompanying consolidated balance sheets of Zilog, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Zilog, Inc. at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

San Jose, California
February 6, 1998, except for Note 2,
as to which the date is February 27, 1998

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE AMOUNTS)

                                     ASSETS

                                                                   DECEMBER 31,
                                                              ----------------------     APRIL 5,
                                                                1996         1997          1998
                                                              ---------    ---------    -----------
                                                                                        (UNAUDITED)
Current Assets:
  Cash and cash equivalents.................................  $  15,511    $  92,184     $  66,890
  Short-term investments....................................     53,412       14,127            --
  Accounts receivable, less allowance for doubtful accounts
     of $250 in 1996, 1997 and 1998.........................     29,395       31,633        28,107
  Inventories...............................................     34,469       32,968        32,511
  Prepaid expenses, deferred income taxes and other current
     assets.................................................     15,516       19,769        20,114
                                                              ---------    ---------     ---------
          Total current assets..............................    148,303      190,681       147,622
Property, plant and equipment, at cost:
  Land, buildings and leasehold improvements................     34,061       34,314        34,316
  Machinery and equipment...................................    345,867      381,144       388,402
                                                              ---------    ---------     ---------
                                                                379,928      415,458       422,718
  Less accumulated depreciation and amortization............   (131,217)    (191,881)     (207,756)
                                                              ---------    ---------     ---------
          Net property, plant and equipment.................    248,711      223,577       214,962
Other assets................................................      4,052        1,381        10,521
                                                              ---------    ---------     ---------
                                                              $ 401,066    $ 415,639     $ 373,105
                                                              =========    =========     =========
                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $  28,786    $  24,733     $  23,993
  Accrued compensation and employee benefits................     17,545       18,284        19,453
  Other accrued liabilities.................................      5,116        5,287         8,084
  Income taxes payable......................................      8,289       10,783         2,301
                                                              ---------    ---------     ---------
          Total current liabilities.........................     59,736       59,087        53,831
Notes payable...............................................         --           --       280,000
Deferred income taxes.......................................     16,050       16,070        16,070
Commitments and contingencies
Shareholders' Equity:
  Preferred Stock, $0.01 par value; 190,000 shares
     authorized, no shares issued and outstanding at
     December 31, 1996 and 1997. (At April 5, 1998:
     Preferred Stock, $100 par value; 5,000,000 shares
     authorized; 1,500,000 shares designated as Series A
     Cumulative Preferred Stock; 250,000 shares of Series A
     Cumulative Preferred issued and outstanding; aggregate
     liquidation preference $25,000)........................         --           --        25,000
  Common Stock, $.01 par value; 75,000,000 shares
     authorized, 20,127,976 shares issued and outstanding at
     December 31, 1996 and 20,333,742 shares at December 31,
     1997. (At April 5, 1998: Common Stock, $.01 par value;
     35,000,000 shares authorized; 14,999,368 shares issued
     and outstanding; Class A Non-Voting Common Stock, $.01
     par value; 15,000,000 shares authorized; 5,000,000
     shares issued and outstanding).........................        201          203           200
  Additional paid-in capital................................    161,599      164,950            --
  Retained earnings (deficit)...............................    163,375      175,236        (1,996)
  Net unrealized gains on securities (Net of tax effect)            105           93            --
                                                              ---------    ---------     ---------
          Total shareholders' equity........................    325,280      340,482        23,204
                                                              ---------    ---------     ---------
                                                              $ 401,066    $ 415,639     $ 373,105
                                                              =========    =========     =========

                            See Accompanying Notes.

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                       YEAR ENDED DECEMBER 31,              THREE MONTHS ENDED
                                   --------------------------------   ------------------------------
                                     1995        1996        1997     MARCH 30, 1997   APRIL 5, 1998
                                   --------    --------    --------   --------------   -------------
                                                                               (UNAUDITED)
Sales............................  $265,122    $298,425    $261,097      $70,136         $ 49,539
Costs and expenses:
  Cost of sales..................   135,066     175,319     171,722       44,028           40,767
  Research and development.......    24,546      30,548      30,467        6,632            8,104
  Selling, general and
     administrative..............    41,943      47,934      47,806       12,052           13,941
  Recapitalization...............        --          --          --           --           13,304
                                   --------    --------    --------      -------         --------
                                    201,555     253,801     249,995       62,712           76,116
Operating income (loss)..........    63,567      44,624      11,102        7,424          (26,577)
Other income (expense):
  Interest income, net...........     2,676       2,443       2,892          595            1,159
  Interest expense...............        --          --          --           --           (2,978)
  Other, net, including license
     and royalty income and
     expense.....................      (360)       (911)        832         (880)             (88)
                                   --------    --------    --------      -------         --------
Income (loss) before income
  taxes..........................    65,883      46,156      14,826        7,139          (28,484)
Provision (benefit) for income
  taxes..........................    23,418      16,155       2,965        2,356           (8,545)
                                   --------    --------    --------      -------         --------
Net income (loss)................    42,465      30,001      11,861        4,783          (19,939)
                                   ========    ========    ========      =======         ========
Other comprehensive income
  (loss), net of tax.............     1,003         (72)        (12)          58              (93)
                                   --------    --------    --------      -------         --------
Comprehensive income.............  $ 43,468    $ 29,929    $ 11,849      $ 4,841         $(20,032)
                                   ========    ========    ========      =======         ========

                            See Accompanying Notes.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               (INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS)
                                 (IN THOUSANDS)

                                           YEAR ENDED DECEMBER 31,              THREE MONTHS ENDED
                                      ---------------------------------   ------------------------------
                                        1995        1996        1997      MARCH 30, 1997   APRIL 5, 1998
                                      ---------   ---------   ---------   --------------   -------------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...................  $  42,465   $  30,001   $  11,861      $  4,783        $ (19,939)
Adjustments to reconcile net income
  to cash provided by operating
  activities:
  Depreciation......................     27,214      48,315      63,750        15,150           16,015
  Loss from disposition of
     equipment......................        386         100          50             3               --
  Deferred income taxes.............      4,794       3,811      (2,229)           --               --
  Changes in assets and liabilities:
     Accounts receivable............     (5,640)     13,666      (2,238)       (3,381)           3,526
     Inventories....................     (7,171)     (6,317)      1,501         2,456              457
     Prepaid expenses, and other
       assets.......................     (9,956)      5,000         201            26             (452)
     Accounts payable...............     (2,620)     (7,421)     (4,053)       (6,991)            (740)
     Accrued compensation and
       employee benefits............      2,068       2,798         739        (2,363)           1,173
     Other accrued liabilities and
       income taxes payable.........      3,322       1,683       3,062         1,550           (5,966)
                                      ---------   ---------   ---------      --------        ---------
          Cash provided by (used
            for) operating
            activities..............     54,862      91,636      72,644        11,233           (5,926)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures................    (79,346)   (117,065)    (38,437)      (11,991)          (7,260)
Short-term investments:
  Purchases.........................   (112,240)    (55,006)   (229,730)      (10,755)              --
  Proceeds from sales...............     87,121      45,035     141,936         7,156           14,127
  Proceeds from maturities..........     33,076      30,095     127,304            --               --
                                      ---------   ---------   ---------      --------        ---------
          Cash provided by (used
            for) investing
            activities..............    (71,389)    (96,941)      1,073       (15,590)           6,867
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of stock.....     16,276      13,032       2,956           442              208
Purchase of outstanding shares......         --          --          --            --         (399,475)
Merger expenses charged to retained
  earnings..........................         --          --          --            --          (15,202)
Proceeds of Notes payable...........         --          --          --            --          270,734
Investment by TPG...................         --          --          --            --          117,500
                                      ---------   ---------   ---------      --------        ---------
  Cash provided (used) by financing
     activities.....................     16,276      13,032       2,956           442          (26,235)
                                      ---------   ---------   ---------      --------        ---------
Increase (decrease) in cash and cash
  equivalents.......................       (251)      7,727      76,673        (3,915)         (25,294)
Cash and cash
  equivalents -- beginning of
  period............................      8,035       7,784      15,511        15,511           92,184
                                      ---------   ---------   ---------      --------        ---------
Cash and cash equivalents -- end of
  period............................  $   7,784   $  15,511   $  92,184      $ 11,596        $  66,890
                                      =========   =========   =========      ========        =========
Supplemental disclosures of cash
  flow information --
Cash paid for:
  Income taxes......................  $  12,754   $   9,249   $   1,905      $    311        $      53
                                      =========   =========   =========      ========        =========

                            See Accompanying Notes.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                             COMMON STOCK
                                PREFERRED STOCK        COMMON STOCK       CLASS A NON-VOTING                               NET
                               -----------------   --------------------   ------------------                            UNREALIZED
                                                                                               ADDITIONAL                  GAIN
                                                                                                PAID-IN     RETAINED    (LOSS) ON
                               SHARES    AMOUNT      SHARES      AMOUNT    SHARES     AMOUNT    CAPITAL     EARNINGS    SECURITIES
                               -------   -------   -----------   ------   ---------   ------   ----------   ---------   ----------
BALANCE AT JANUARY 1, 1995...       --   $    --    18,499,965   $ 185    $      --    $ --     $122,327    $  90,909     $ (826)
Issuance of Common Stock
  under stock option and
  stock purchase plans,
  including tax benefit of
  $6,525.....................       --        --       955,662      10           --      --       22,791           --         --
Adjustments to unrealized
  gains (losses) on
  available-for-sale
  securities, net of tax.....       --        --            --      --           --      --           --           --      1,003
Net income...................       --        --            --      --           --      --           --       42,465         --
                               -------   -------   -----------   -----    ---------    ----     --------    ---------     ------
BALANCE AT DECEMBER 31,
  1995.......................       --        --    19,455,627     195           --      --      145,118      133,374        177
Issuance of Common Stock
  under stock option and
  stock purchase plans,
  including tax benefit of
  $3,455.....................       --        --       672,349       6           --      --       16,481           --         --
Adjustments to unrealized
  gains (losses) on
  available-for-sale
  securities, net of tax.....       --        --            --      --           --      --           --           --        (72)
Net income...................       --        --            --      --           --      --           --       30,001         --
                               -------   -------   -----------   -----    ---------    ----     --------    ---------     ------
BALANCE AT DECEMBER 31,
  1996.......................       --        --    20,127,976     201           --      --      161,599      163,375        105
Issuance of Common Stock
  under stock option and
  stock purchase plans,
  including tax benefit of
  $397.......................       --        --       205,766       2           --      --        3,351           --         --
Adjustments to unrealized
  gains (losses) on
  available-for-sale
  securities, net of tax.....       --        --            --      --           --      --           --           --        (12)
Net income...................       --        --            --      --           --      --           --       11,861         --
                               -------   -------   -----------   -----    ---------    ----     --------    ---------     ------
BALANCE AT DECEMBER 31,
  1997.......................       --        --    20,333,742     203           --      --      164,950      175,236         93
Issuance of Common Stock
  under stock option plans
  plus tax benefit
  (unaudited)................       --        --        14,852      --           --      --          212           --         --
Adjustment to unrealized gain
  on sale of
  available-for-sale
  securities, net of tax
  (unaudited)................       --        --            --      --           --      --           --           --        (93)
Purchase of outstanding
  shares (unaudited).........                      (20,348,594)   (203)          --      --     (165,162)    (234,110)        --
TPG investment, new stock
  issued (unaudited).........  250,000    25,000    14,999,368     150    5,000,000      50           --       92,300         --
Preferred dividends accrued
  (unaudited)................       --        --            --      --           --      --           --         (281)        --
One time merger charges
  (unaudited)................       --        --            --      --           --      --           --      (15,202)        --
Net loss (unaudited).........       --        --            --      --           --      --           --      (19,939)        --
                               -------   -------   -----------   -----    ---------    ----     --------    ---------     ------
BALANCE AT APRIL 5, 1998
  (UNAUDITED)................  250,000   $25,000    14,999,368   $ 150    5,000,000    $ 50     $     --    $  (1,996)    $   --
                               =======   =======   ===========   =====    =========    ====     ========    =========     ======


                                   TOTAL
                               SHAREHOLDERS'
                                  EQUITY
                               -------------
BALANCE AT JANUARY 1, 1995...    $ 212,595
Issuance of Common Stock
  under stock option and
  stock purchase plans,
  including tax benefit of
  $6,525.....................       22,801
Adjustments to unrealized
  gains (losses) on
  available-for-sale
  securities, net of tax.....        1,003
Net income...................       42,465
                                 ---------
BALANCE AT DECEMBER 31,
  1995.......................      278,864
Issuance of Common Stock
  under stock option and
  stock purchase plans,
  including tax benefit of
  $3,455.....................       16,487
Adjustments to unrealized
  gains (losses) on
  available-for-sale
  securities, net of tax.....          (72)
Net income...................       30,001
                                 ---------
BALANCE AT DECEMBER 31,
  1996.......................      325,280
Issuance of Common Stock
  under stock option and
  stock purchase plans,
  including tax benefit of
  $397.......................        3,353
Adjustments to unrealized
  gains (losses) on
  available-for-sale
  securities, net of tax.....          (12)
Net income...................       11,861
                                 ---------
BALANCE AT DECEMBER 31,
  1997.......................      340,482
Issuance of Common Stock
  under stock option plans
  plus tax benefit
  (unaudited)................          212
Adjustment to unrealized gain
  on sale of
  available-for-sale
  securities, net of tax
  (unaudited)................          (93)
Purchase of outstanding
  shares (unaudited).........     (399,475)
TPG investment, new stock
  issued (unaudited).........      117,500
Preferred dividends accrued
  (unaudited)................         (281)
One time merger charges
  (unaudited)................      (15,202)
Net loss (unaudited).........      (19,939)
                                 ---------
BALANCE AT APRIL 5, 1998
  (UNAUDITED)................    $  23,204
                                 =========

                            See Accompanying Notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (INFORMATION AS OF APRIL 5, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                 MARCH 30, 1997 AND APRIL 5, 1998 IS UNAUDITED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: Zilog designs, develops, manufactures and markets application specific standard products (ASSPs) for the data communications, consumer product controller and intelligent peripheral controller markets.

     Principles of consolidation: The consolidated financial statements include the accounts of Zilog, Inc. and its subsidiaries. All significant transactions and accounts between the Company and these subsidiaries have been eliminated in consolidation.

     Interim Financial Information: The interim financial information for the three month periods ended March 30, 1997 and April 5, 1998 is unaudited; however, in the opinion of the Company's management, all adjustments (including normal recurring adjustments), necessary for a fair statement of interim results have been included. The results for the three months ended April 5, 1998 are not necessarily indicative of results to be expected for the entire year.

     Revenue recognition: Certain of the Company's sales are made through distributors under agreements allowing limited right of return and price protection on merchandise unsold by the distributors. Revenue is recognized at the time of shipment with appropriate reserves provided for returns and price allowances. Royalty income is recognized on a quarterly basis when the income is earned and received from the licensees.

     Foreign currency translation: All of the Company's subsidiaries use the U.S. dollar as the functional currency. Accordingly, monetary accounts and transactions are remeasured at current exchange rates, and nonmonetary accounts are remeasured at historical rates. Revenues and expenses are remeasured at the average exchange rates for each period, except for depreciation expense which is remeasured at historical rates. Foreign currency exchange gains and (losses) were included in determining results of operations and aggregated $(508,000), $(540,000), and $940,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Fair values of financial instruments: The Company's short-term investments consist primarily of various State and Municipal bonds. Cash and cash equivalents consist primarily of cash in bank accounts and overnight investments in commercial paper. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amount (at cost), in the balance sheet for cash and cash equivalents at December 31, 1996 and 1997 were $15,511,000 and $92,184,000 respectively, which approximates fair value, due to their short maturities.

     Short-term investments: The fair values for marketable debt securities are based on quoted market prices. Investments consist primarily of marketable debt securities which are classified as available-for-sale and are carried at fair value. Unrealized gains and losses, net of tax, are reported in shareholders' equity. The cost basis of investments is adjusted for amortization of premiums and accretion of discounts to maturity, which is included in interest income. Realized gains and losses are included in other income. The cost of securities sold is based on the specific identification method.

     (INFORMATION AS OF APRIL 5, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                 MARCH 30, 1997 AND APRIL 5, 1998 IS UNAUDITED)

     The following is a summary of available-for-sale securities as of December 31, 1996 and 1997 (in thousands):

                                                            1996         1997
                                                          ---------    ---------
                                                          MUNICIPAL    MUNICIPAL
                                                            BONDS        BONDS
                                                          ---------    ---------
Cost....................................................   $53,250      $14,011
Gross Unrealized Gains..................................       173          116
Gross Unrealized (Losses)...............................       (11)          --
                                                           -------      -------
Estimated Fair Value....................................   $53,412      $14,127
                                                           =======      =======

     The gross realized gains and losses on sales for the year ended December 31, 1995, 1996 and 1997 were not significant.

     The maturities for the marketable debt securities at December 31, 1996 and 1997 are shown below (in thousands):

                                             1996                     1997
                                     ---------------------    ---------------------
                                                ESTIMATED                ESTIMATED
                                      COST      FAIR VALUE     COST      FAIR VALUE
                                     -------    ----------    -------    ----------
Due in 1 year or less..............  $30,831     $30,921      $14,011     $14,127
Due after 1 year through 3 years...   22,419      22,491           --          --
                                     -------     -------      -------     -------
                                     $53,250     $53,412      $14,011     $14,127
                                     =======     =======      =======     =======

     Inventories: Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market and consist of the following (in thousands):

                                             DECEMBER 31,   DECEMBER 31,     APRIL 5,
                                                 1996           1997           1998
                                             ------------   ------------   ------------
Raw materials..............................    $ 5,385        $ 4,171        $ 4,081
Work-in-process............................     23,412         23,543         23,199
Finished goods.............................      5,672          5,254          5,231
                                               -------        -------        -------
                                               $34,469        $32,968        $32,511
                                               =======        =======        =======

     Property, plant and equipment: Depreciation is computed using the straight-line method over the estimated economic lives of the assets which are generally five years for machinery and equipment and thirty years for buildings. Amortization of leasehold improvements is computed using the shorter of the remaining terms of the leases or the estimated economic lives of the improvements.

     Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentration of Credit Risk: Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and trade accounts receivable. By policy, the Company places its investments only with high credit quality financial institutions. Almost all of the Company's trade accounts receivable are derived from sales to electronics distributors and to manufacturers of consumer products, intelligent computer peripherals and products which network computers and peripherals. The Company performs ongoing credit evaluations of its customers' financial condition and

     (INFORMATION AS OF APRIL 5, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                 MARCH 30, 1997 AND APRIL 5, 1998 IS UNAUDITED)

limits its exposure to accounting losses by limiting the amount of credit extended whenever deemed necessary and generally does not require collateral.

     Stock Awards: The Company accounts for employee stock awards in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. As stock option grants are issued with an exercise price equal to the fair value of the stock, the Company recognizes no compensation expense for stock option grants. Additionally, as the Stock Purchase Plan qualifies as an "Employee Stock Purchase Plan" under Section 423 of the Code, no compensation expense is recorded. Pro forma information required by FASB Statement No. 123, Accounting for Stock Based Compensation is presented in Note 5, below.

     New Accounting Pronouncements: In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income (FAS No. 130) and Statement No. 131. Disclosures About Segments of An Enterprise and Related Information (FAS No. 131). FAS No. 130 establishes rules for reporting and displaying comprehensive income. FAS No. 131 will require the Company to use the "management approach" in disclosing segment information. Both statements are effective for the Company during 1998. FAS No. 130 was adopted on January 1, 1998.

NOTE 2. THE MERGER

     Pursuant to the Agreement and Plan of Merger by and among TPG Partners II, L.P. (TPG II), TPG Zeus Acquisition Corporation ("Merger Sub") and Zilog dated as of July 20, 1997, as amended (the "Merger Agreement"), Merger Sub merged with and into Zilog on February 27, 1998, and Zilog continues as the surviving corporation (the "Merger"). By virtue of the Merger, 374,842 shares of Zilog common stock held by certain of Zilog's stockholders prior to the Merger remain outstanding. All other shares of outstanding common stock were canceled and converted into the right to receive cash consideration. By virtue of the Merger, the common stock of Merger Sub was converted into new shares of common stock, non-voting common stock and preferred stock of Zilog. Also in connection with the Merger, stock options to purchase shares of common stock issued under Zilog's stock plans outstanding immediately prior to the consummation of the Merger were canceled and, in certain instances, were converted into the right to receive an amount in cash, as set forth in the Merger Agreement. The transaction was accounted for as a recapitalization which resulted in TPG II owning 90% of the voting shares and pre-Merger shareholders owning 10% of the voting shares. Because TPG II acquired less than substantially all of the Common Stock the basis of the Company's assets and liabilities were not impacted by the transaction.

     In connection with the Merger, Zilog amended its articles of incorporation with respect to the Company's authorized share capital. Authorized shares are as follows: (i) 5,000,000 shares of $100 par value preferred stock, (ii) 15,000,000 of $0.01 par value Class A Non-Voting common stock and (iii) 35,000,000 shares of $0.01 par value common stock. Immediately after consummation of the Merger, the Board of Directors declared a 4-for-1 stock split in the form of a dividend for each share of Common Stock and Class A Non-voting Common Stock and designated 1,500,000 shares of Series A Cumulative Preferred Stock.

     The Company estimates that approximately $433.6 million will be used to complete the Merger and consists of the following: (i) $399.5 million for the purchase of the pre-Merger outstanding common stock; (ii) $4.1 million for the cancellation of existing stock options; and (iii) an estimated $30.0 million in fees and expenses of which $28.1 million has been paid as of April 5, 1998.

     The cash funding requirements for the Merger were satisfied through the following: (i) an equity investment by TPG II and certain other investors of $117.5 million; (ii) use of approximately $36.1 million of Zilog's cash and cash equivalents; and (iii) $280 million of gross proceeds from the sale of senior secured notes through a private placement. As a result of the Merger (on a post-split basis), the Company has

     (INFORMATION AS OF APRIL 5, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                 MARCH 30, 1997 AND APRIL 5, 1998 IS UNAUDITED)

1,500,000 shares of Series A Cumulative Preferred Stock, 15,000,000 shares of common stock and 5,000,000 shares of Class A Non-Voting common stock issued and outstanding.

     Upon consummation of the Merger, Zilog obtained a revolving credit facility, under which $25 million may be borrowed, secured by certain inventories and accounts receivable. The revolving credit facility and the indenture governing the senior secured notes contain covenants that, among other things, limit the ability of the Company and its Subsidiaries to incur additional indebtedness, issue disqualified stock, pay dividends or distributions, make investments or certain other restricted payments, enter into certain transactions with affiliates, dispose of certain assets, incur liens and engage in mergers and consolidations. In addition, under the revolving credit facility, Zilog is required to maintain specified financial ratios and tests, including minimum interest coverage ratios, minimum fixed charge coverage ratios and leverage ratios below a specified maximum.

     The revolving credit facility contains customary events of default, including nonpayment of principal, interest or fees, violation of covenants, cross default and cross-acceleration to certain other indebtedness, certain events of bankruptcy and insolvency, material judgments against Zilog, invalidity or any guaranty or security interest and a change of control of Zilog in certain circumstances as set forth therein. Notwithstanding the foregoing, for the first year following the closing date of the Merger, Zilog's failure to be in compliance with the covenants contained in the revolving credit facility shall not, with certain specified exceptions, constitute an event of default so long as no loans or letters of credit are outstanding thereunder.

     The Company has issued $280.0 million 9 1/2% Senior Secured Notes, which mature on February 27, 2005. Interest is payable to note holders on each quarter end from the date of issuance. Expenses associated with the offering of approximately $10.9 million are deferred. Such expenses are being amortized to interest expense over the term of the notes.

     Interest on the revolving credit facility will be calculated as the sum of the Adjusted Eurodollar Rate plus the Applicable Margin in effect during the time of the applicable Interest Period selected by the Company. There have been no borrowings on the revolving credit facility as of April 5, 1998.

     Recapitalization expenses consist of charges directly related to the change in control of the Company as a result of the Merger. The basic components are as follows (in thousands of dollars):

Stock option buy out........................................  $ 4,195
Bridge loan fees............................................    3,360
Employee retention bonus....................................    3,333
Executives severance and bonus..............................    2,361
Other.......................................................       55
                                                              -------
          Recapitalization expenses.........................  $13,304
                                                              =======

NOTE 3. STATE OF INCORPORATION

     The Company changed the state of incorporation from California to Delaware in May 1997. As a result of that change, no par Common Stock became $.01 par Common Stock under the State of Delaware Corporation laws. All share information was retroactively adjusted to reflect the $.01 par value.

NOTE 4. EMPLOYEE BENEFIT PLANS

     Employee Performance Incentive Plan: Under the amended 1987 Employee Performance Incentive Plan (the Incentive Plan), domestic exempt employees not included in any other Company incentive program are eligible to participate in incentive awards. The Incentive Plan provided for awards of up to 7.5% of pretax

     (INFORMATION AS OF APRIL 5, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                 MARCH 30, 1997 AND APRIL 5, 1998 IS UNAUDITED)

profit (as defined) for the periods 1995, 1996 and 1997 dependent upon the attainment of certain operating results. Results of operations were charged approximately $3,893,000, $2,141,000, and $2,421,000 in the years ended December 31, 1997, 1996 and 1995, respectively, under this plan. The Incentive Plan may be continued, discontinued or amended by the Company's Board of Directors.

     Savings Plan: The Company has an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the plan, participating U.S. employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit ($9,500 for calendar year 1997). The Company may make matching contributions on behalf of each participating employee in an amount equal to 100% of the participant's deferral contribution, up to 1 1/2% of the participant's compensation on a quarterly basis. The Company may also make additional discretionary contributions to the 401(k) Plan up to a limit set by federal tax law. Matching contributions to the savings plan were approximately $549,000, $589,000, and $583,000 in 1995, 1996 and 1997, respectively. The discretionary contributions for 1995, 1996 and 1997 were approximately $1,308,000, $2,354,000, and
$1,820,000, respectively.

NOTE 5. SHAREHOLDERS' EQUITY

     Common Stock: Holders of Common Stock will be entitled to one vote per share on all matters submitted to a vote of stockholders. Approval of matters brought before the stockholders will require the affirmative vote of a majority of the holders of the outstanding shares of Common Stock, except as otherwise required by the General Corporation Law of the State of Delaware (the "DGCL"). Holders of Class A Non-Voting Common Stock will not have any voting rights, except the right to vote as a class to the extent required by DGCL.

     Except for differences in voting rights described above, the rights, powers, preferences and limitations of the Common Stock and Class A Non-Voting Common Stock are identical. Subject to the rights of holders of Series A Cumulative Preferred Stock and other classes and/or series of preferred stock, if any, all shares of Common Stock and Class A Non-Voting Common Stock are entitled to share in such dividends as the Board of Directors may from time to time declare from sources legally available therefor. Subject to the rights of creditors and holders of Series A Cumulative Preferred Stock and other classes and/or series of preferred stock, if any, holders of Common Stock and Class A Non-Voting Common Stock are entitled to share ratably in a distribution of assets of the Surviving Corporation upon any liquidation, dissolution or winding up of the Surviving Corporation.

     Preferred Stock: The Board of Directors has the authority to issue, from time to time, by resolution and without any action by stockholders, up to 5,000,000 shares of preferred stock, par value $100.00 per share, in one or more classes and/or series and may establish the powers, designations, preferences, rights and qualifications, limitations or restrictions (which may differ with respect to each such class and/or series) of such class and/or series. Upon consummation of the Recapitalization, the Board of Directors adopted a resolution providing for the creation of Series A Cumulative Preferred Stock into which the shares of capital stock of Merger Sub were converted in the Merger. The Series A Cumulative Preferred Stock is a non-voting 13.5% preferred stock with a stated value of $100.00 per share.

     The Series A Cumulative Preferred Stock will accumulate dividends at the rate of 13.5% per annum (payable quarterly) for periods ending on or prior to the anniversary of the Effective Time in 2008, and 15.5% per annum thereafter. Dividends will be payable, at the election of the Board of Directors but subject to availability of funds and the terms of the Senior Secured Notes and Revolving Credit Facility, in cash or in kind through a corresponding increase in the liquidation preference (as described below) of the Series A Cumulative Preferred Stock. The Series A Cumulative Preferred Stock has an initial liquidation preference of $100.00 per share.

     (INFORMATION AS OF APRIL 5, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                 MARCH 30, 1997 AND APRIL 5, 1998 IS UNAUDITED)

     To the extent that a quarterly dividend payment in respect of a share of Series A Cumulative Preferred Stock is not made in cash when due, the amount of such unpaid dividend will accumulate (whether or not declared by the Board of Directors) through an increase in the liquidation preference of such share of Series A Cumulative Preferred Stock equal to the amount of such unpaid dividend, and compounding dividends will accumulate on all such accumulated and unpaid dividends. The liquidation preference will be reduced to the extent that previously accumulated dividends are thereafter paid in cash. The Issuer is required on the anniversary of the Effective Time in 2008 to pay in cash all accumulated dividends that have been applied to increase the liquidation preference (the "Clean-Down").

     Shares of Series A Cumulative Preferred Stock may be redeemed at the option of the Issuer, in whole or in part, at the redemption prices ranging from 105%, if redeemed prior to the six-month anniversary of the Effective Time in 1998, to 100%, if redeemed after the six-month anniversary of the Effective Time in 2003, in each case of the sum of (i) the liquidation preference thereof, increased to the extent that accumulated dividends thereon shall not have been paid in cash, plus (ii) accrued and unpaid dividends thereon to the date of redemption. Optional redemption of the Series A Cumulative Preferred Stock will be subject to, and expressly conditioned upon, certain limitations under the Senior Secured Notes and Revolving Credit Facility.

     In certain circumstances, including the occurrence of a change of control of the Issuer, but again subject to certain limitations under the Senior Secured Notes and Revolving Credit Facility, the Issuer may be required to repurchase shares of Series A Cumulative Preferred Stock at 101% of the sum of the liquidation preference thereof, increased to the extent that accumulated dividends thereon shall not have been paid in cash, plus accumulated and unpaid dividends to the repurchase date.

     Holders of Series A Cumulative Preferred Stock will not have any voting rights with respect thereto, except for (i) such rights as are provided under the DGCL, (ii) the right to elect, as a class, one director of the Issuer in the event that the Issuer fails to comply with its Clean-Down or repurchase obligations and (iii) class voting rights with respect to transactions adversely affecting the rights, preferences or powers of the Series A Cumulative Preferred Stock and certain transactions involving stock that ranks junior in payment of dividends, or upon liquidation, to the Series A Cumulative Preferred Stock.

     Stock Purchase Plan: During 1990, the Company adopted an employee stock purchase plan (the "Stock Purchase Plan") allowing eligible employees to purchase shares of the Company's Common Stock. The total number of shares of Common Stock authorized for issuance under the plan is 600,000. All full-time employees of the Company are eligible to participate, subject to certain limited exceptions. The Stock Purchase Plan provides a means for the Company's employees to purchase stock through payroll deductions of up to 10% of their gross compensation. The purchase price for shares offered under the Stock Purchase Plan is equal to 85% of the lower of the closing price of the Common Stock on the first day of the six month offer period, or the last day of the six month offer period. Shares purchased under the Plan were 47,875, 65,087 and 92,898 in 1995, 1996 and 1997, respectively. Subscriptions of the Stock Purchase Plan were suspended after the expiration in October, 1997 of the six month offer period. Upon completion of the Merger, the Plan was terminated.

     Stock Option Plans: The Zilog New Employee and Employee Promotion Common Share Option Plan (the "1989 Option Plan") and The Zilog Employee Common Share Option Plan (the "1990 Option Plan") expired during 1995, and no further stock options may be granted under these plans. In April 1994, the 1994 Long-Term Stock Incentive Plan (the "1994 Option Plan") was adopted, effective January 1, 1994.

     Under the 1994 Option Plan, the Company may grant to eligible employees: restricted shares, stock units, incentive stock options, nonqualified stock options or stock appreciation rights, to purchase up to a total of 3,542,208 shares as of December 31, 1997. The exercise price for incentive stock options, nonqualified stock options and stock appreciation rights will be determined by the Board of Directors. Under the terms of the

     (INFORMATION AS OF APRIL 5, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                 MARCH 30, 1997 AND APRIL 5, 1998 IS UNAUDITED)

plan, restricted shares and stock units may be awarded to eligible employees at no cost. No options have been granted since July 1997. Upon completion of the Merger, the 1994 Option Plan was terminated.

     Options under the plans generally vested 25% at the end of one year from the date of grant and 25% on each anniversary of the grant date thereafter. Eligible employees under the option plans are new employees and employees at certain position classification levels within the Company. Effective January 1, 1995 and on each January 1 thereafter for the remaining term of the Plan, an additional 1,000,000 Common Shares shall be reserved for award as Restricted Shares, Stock Units, Options and SARs. Any Common Shares that have been reserved but not awarded as Restricted Shares, Stock Units, Options and SARs during any calendar year shall not remain available for award in any subsequent calendar year. All options granted had 10 year terms.

     Shares granted and canceled for 1996, include a Stock Option Replacement offered by the Company to existing grant holders of unexercised shares of the 1994 plan which were granted prior to October 18, 1996. Under the terms of the Stock Option Replacement offer, 2,494,352 shares were canceled and re-granted at the market value of the common stock, at the election of the grant holder. These new grants are not otherwise exercisable for one year from the date of the stock option replacement on November 6, 1996, but with the same vesting schedule and expiration date of the original grants.

     The following table summarizes activity under the 1989, 1990 and 1994 Option Plans:

                                                        OPTIONS OUTSTANDING
                                         SHARES      --------------------------
                                       AVAILABLE                    PRICE PER
                                       FOR GRANT      SHARES          SHARE
                                       ----------    ---------    -------------
Balance at December 31, 1994.........     433,182    4,662,860    $ 0.13-$35.25
Shares reserved......................   1,000,000           --               --
Granted..............................  (1,644,600)   1,644,600    $29.75-$47.75
Exercised............................          --     (907,787)   $ 0.13-$35.25
Canceled.............................     248,913     (549,149)   $ 2.67-$47.75
                                                     ---------
Balance at December 31, 1995.........      37,495    4,850,524    $ 0.13-$47.75
                                       ==========    =========

     A summary of the Company's stock option activity, and related information for the year ended December 31, 1997 and 1996 follows:

                                       SHARES        OPTIONS
                                     AVAILABLE       SHARES       WEIGHTED-AVERAGE
                                     FOR GRANT     OUTSTANDING     EXERCISE PRICE
                                     ----------    -----------    ----------------
Balance at January 1, 1996.........      37,495     4,850,524          $27.12
Shares reserved....................   1,000,000            --              --
Granted............................  (3,598,502)    3,598,502          $25.56
Exercised..........................          --      (607,262)         $19.12
Canceled...........................   2,561,007    (3,171,491)         $33.16
                                     ----------    ----------          ------
Balance at December 31, 1996.......          --     4,670,273          $20.67
Shares reserved....................   1,000,000            --              --
Granted............................    (916,800)      916,800          $22.84
Exercised..........................          --      (112,868)         $12.89
Canceled...........................     (83,200)     (330,872)         $21.79
                                     ----------    ----------          ------
Balance at December 31, 1997.......          --     5,143,333          $21.11
                                     ==========    ==========          ======

     (INFORMATION AS OF APRIL 5, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                 MARCH 30, 1997 AND APRIL 5, 1998 IS UNAUDITED)

                                              OPTIONS OUTSTANDING
                                   ------------------------------------------
                                                  WEIGHTED                          OPTIONS EXERCISABLE
                                                   AVERAGE                      ----------------------------
                                                  REMAINING       WEIGHTED                       WEIGHTED
            RANGE OF                 NUMBER      CONTRACTUAL      AVERAGE         NUMBER         AVERAGE
         EXERCISE PRICES           OUTSTANDING      LIFE       EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
         ---------------           -----------   -----------   --------------   -----------   --------------
At December, 1997:
  $ 0.13 -- $10.00...............     180,543    2.93 years        $ 5.68          180,543        $ 5.68
  $10.66 -- $20.00...............   2,531,803    7.80 years        $19.36        1,359,443        $18.83
  $20.16 -- $30.00...............   2,163,289    7.26 years        $22.91        1,092,026        $22.44
  $30.12 -- $47.75...............     267,698    7.42 years        $33.53          168,609        $32.55
                                    ---------                      ------        ---------        ------
  $ 0.13 -- $47.75...............   5,143,333    7.38 years        $21.11        2,800,621        $20.22
                                    =========                      ======        =========        ======

     The weighted average fair value of options granted in 1997, 1996 and 1995 were $8.52, $9.23 and $12.26 per share, respectively.

     Pro Forma Stock Based Compensation: Pro forma information regarding net income and earnings per share is required by FASB Statement 123, which also requires that the information be determined as if the Company has accounted for its employee options granted subsequent to December 31,1994 under the fair value method of that statement. The fair value for these options was estimated at the date of grant utilizing a Black-Scholes option pricing model with a multiple option approach. The following weighted-average assumptions for 1995, 1996, and 1997, respectively, were used: risk-free interest rates (annual average) of 6.4%, 5.5%, and 6.1%; dividend yields of zero; volatility factors of the expected market price of the Company's common stock of .40, .67, and .47; and a weighted-average expected life of the option of 4.5 years.

     To comply with the pro forma reporting requirements of FAS No. 123 for stock awards granted under the employee stock purchase plan, compensation cost is estimated for the fair value of the employees' purchase rights using the Black-Scholes model with the following assumptions for those rights granted in 1995, 1996, and 1997; dividend yield of 0.0%; an expected life ranging up to .5 years; expected volatility factor of .42, .61, and .48; and a risk free interest rate of 6.1%, 5.4%, and 6.0%. The weighted average fair value of those purchase rights granted in March 1995, September 1995, March 1996, September 1996 and March 1997 were $3.75, $3.59, $3.54, $5.62 and $5.93, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable, single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosure, the expense amortization of the options' fair value is allocated over the options' vesting period (4 years). The Company's pro forma information follows (in thousands):

                                                   YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                  1995       1996       1997
                                                 -------    -------    ------
Pro forma net income...........................  $36,957    $10,413    $2,012

     For pro forma disclosure in accordance with FAS No. 123, the 1996 Stock Option Replacement offer options were treated as a modification of an award. Any additional compensation arising from the modification is recognized over the remaining vesting period of the new grant. FAS No. 123 is effective for options granted by the Company commencing January 1, 1995. All options granted before January 1, 1995 have not been

     (INFORMATION AS OF APRIL 5, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                 MARCH 30, 1997 AND APRIL 5, 1998 IS UNAUDITED)

valued and no pro forma compensation expense has been recognized. However any option granted before January 1, 1995 that was repriced in 1996 is treated as a new grant within 1996 and valued accordingly. In addition, as compensation expense is recognized over the vesting period of the option, which is typically four years, and pro forma disclosure is only required commencing with 1995, the initial impact on pro forma income may not be representative of pro forma compensation expense in future years. However, upon completion of the Merger, all options were canceled and all existing option plans terminated.

NOTE 6. INCOME TAXES

     The provision for income taxes is as follows (in thousands):

                                                   YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                  1995       1996       1997
                                                 -------    -------    ------
Federal:
  Current......................................  $15,998    $10,076    $3,036
  Deferred.....................................    4,074      3,360    (1,949)
                                                 -------    -------    ------
                                                  20,072     13,436     1,087
State:
  Current......................................    1,478        966       565
  Deferred.....................................      684        636        55
                                                 -------    -------    ------
                                                   2,162      1,602       620
Foreign:
  Current......................................    1,148      1,302     1,593
  Deferred.....................................       36       (185)     (335)
                                                 -------    -------    ------
                                                   1,184      1,117     1,258
                                                 -------    -------    ------
  Provision for income taxes...................  $23,418    $16,155    $2,965
                                                 =======    =======    ======

     The tax benefits associated with the exercise of stock options reduce taxes currently payable as shown above by $6,525,000, $3,455,000, and $397,000 in 1995, 1996 and 1997 respectively. Such benefits are credited to additional paid-in-capital when realized.

     Pretax income from foreign operations was $3,901,000, $4,678,000, and $5,309,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Unremitted foreign earnings to be indefinitely reinvested outside the United States and on which no deferred taxes have been provided, amounted to approximately $17,500,000 at December 31, 1997. If such amounts were remitted, the residual U.S. tax liability (net of foreign tax credits), would be approximately $3,000,000.

     (INFORMATION AS OF APRIL 5, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                 MARCH 30, 1997 AND APRIL 5, 1998 IS UNAUDITED)

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The sources and tax effects of the differences are as follows (in thousands):

                                                   YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                  1995       1996       1997
                                                 -------    -------    ------
Computed expected provision....................  $23,059    $16,155    $5,189
State tax, net of federal benefit..............    1,405      1,042       403
Tax exempt interest income.....................     (710)      (745)     (721)
Foreign rates less than the federal rate.......     (206)      (791)     (838)
Research and development credits...............     (682)      (572)     (921)
Other..........................................      552      1,066      (147)
                                                 -------    -------    ------
                                                 $23,418    $16,155    $2,965
                                                 =======    =======    ======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                         --------------------
                                                           1996        1997
                                                         --------    --------
Deferred tax liabilities:
  Tax over book depreciation...........................  $(16,046)   $(18,599)
  Valuation of investment portfolio....................       (57)        (59)
                                                         --------    --------
                                                          (16,103)    (18,658)
Deferred tax assets:
  Inventory valuation adjustment and reserves..........     4,106       4,105
  Accruals not currently deductible....................     2,297       1,975
  Alternative minimum tax credits......................        --       3,186
  Prepaid expenses and other...........................       537       2,183
                                                         --------    --------
                                                            6,940      11,449
                                                         --------    --------
  Net deferred tax liabilities.........................  $ (9,163)   $ (7,209)
                                                         ========    ========

     At December 31, 1997 the Company had alternative minimum tax credit carryforwards of approximately $3,186,000 which may be carried forward indefinitely.

NOTE 7. COMMITMENTS AND CONTINGENCIES

     The Company leases certain of its facilities under noncancelable operating leases which expire in 1998 through 2004. The Company is currently negotiating a new office lease which will start May 1, 1998 for Campbell headquarters and expects to have the lease signed by the end of February, 1998. The facilities lease agreements generally provide for base rental rates which increase at various times during the terms of the leases and also provide for renewal options at fair market rental value.

     (INFORMATION AS OF APRIL 5, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                 MARCH 30, 1997 AND APRIL 5, 1998 IS UNAUDITED)

     Minimum future payments under these noncancelable operating leases at December 31, 1997 are as follows (in thousands):

1998........................................................  $1,390
1999........................................................     534
2000........................................................     418
2001........................................................     340
2002........................................................     280
Thereafter..................................................     296
                                                              ------
                                                              $3,258
                                                              ======

     Total rental expense, including month-to-month rentals, was $2,732,000, $2,778,000, and $2,875,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     The Company has been named as a defendant in a purported class action lawsuit which was filed on January 23, 1998 in the United States District Court for the Northern District of California. Certain executive officers of the Company are also named as defendants. The plaintiff purports to represent a class of all persons who purchased the Company's Common Stock between June 30, 1997 and November 20, 1997 (the "Class Period"). The complaint alleges that the Company and certain of its executive officers made false and misleading statements regarding the Company that caused the market price of its Common Stock to be "artificially inflated" during the Class Period. The complaint does not specify the amount of damages sought. The Company believes the lawsuit lacks merit and intends to defend it vigorously. There can be no assurance that the Company will prevail in its defense of the lawsuit or that any judgment against the Company will not be material.

     The Company is participating in other litigation and responding to claims arising in the ordinary course of business. The Company intends to defend itself vigorously. The Company believes that it is unlikely that the outcome of these matters will have a material adverse effect on the Company, although there can be no assurance in this regard.

NOTE 8. GEOGRAPHIC INFORMATION

     The Company operates in one industry segment and is primarily engaged in the design, development, manufacturing and marketing of application specific standard semiconductor products. The Company sells its products to system manufacturers in a broad range of industries. During the period ending December 31, 1996 one customer, Lucent Technologies, represented 12.8% of sales or approximately $38,000,000. No single customer accounted for more than 8.5% of sales during the years ended December 31, 1997 and 1995.

     Export sales to unaffiliated customers located outside the United States, expressed as a percentage of consolidated sales, consist of the following:

                                                          1995    1996    1997
                                                          ----    ----    ----
Far East................................................   40%     42%     42%
Europe..................................................   10       9      10
Other...................................................    7       5       7
                                                           --      --      --
                                                           57%     56%     59%
                                                           ==      ==      ==

     The Company's operating results are subject to the risks inherent in international sales and purchases, including, but not limited to various regulatory requirements, political and economic changes and disruptions, transportation delays, foreign currency fluctuations, export/import controls, tariff regulations, higher freight rates, difficulties in staffing and managing foreign sales operations, greater difficulty in accounts receivable

     (INFORMATION AS OF APRIL 5, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                 MARCH 30, 1997 AND APRIL 5, 1998 IS UNAUDITED)

collection, and potentially adverse tax consequences. Duty, tariff and freight costs can materially increase the cost of crucial components for the Company's products. Foreign exchange fluctuations may render the Company's products less competitive relative to locally manufactured product offerings, or could result in foreign exchange losses. The Company remains subject to the transaction exposures that arise from foreign exchange movements between the dates foreign currency export sales or purchase transactions are recorded and the dates cash is received or payments are made in foreign currencies. There can be no assurance that the Company's current or any future currency exchange strategy will be successful in avoiding exchange related losses or that any of the factors listed above will not have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's operations outside the United States consist of two assembly plants in the Philippines and sales offices in certain foreign countries. Domestic operations are responsible for the design, development and wafer fabrication of all products, as well as the coordination of production planning and shipping to meet world-wide customer commitments. The Philippine assembly plants are reimbursed in relation to value added during assembly, and the foreign sales offices receive a commission on export sales within their territory. Accordingly, for financial statement purposes, it is not meaningful to segregate revenues or operating profits for the assembly and foreign sales operations. Identifiable assets by geographic area are as follows (in thousands):

                                                             DECEMBER 31,
                                                         --------------------
                                                           1996        1997
                                                         --------    --------
United States (including corporate assets).............  $329,304    $353,224
Philippines............................................    70,388      60,061
Other..................................................     1,374       2,354
                                                         --------    --------
          Total assets.................................  $401,066    $415,639
                                                         ========    ========

======================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER OR THE EXCHANGE AGENT. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

  UNTIL            , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Available Information.....................     2
Disclosure Regarding Forward-Looking
  Statements..............................     3
Incorporation of Certain Documents by
  Reference...............................     3
Prospectus Summary........................     4
Risk Factors..............................    16
The Exchange Offer........................    25
The Recapitalization......................    32
New Chief Executive Officer...............    33
Texas Pacific Group.......................    33
Use of Proceeds...........................    33
Capitalization............................    34
Unaudited Pro Forma Consolidated Financial
  Information.............................    35
Selected Consolidated Financial Data......    36
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................    38
Business..................................    43
Management................................    52
Description of Capital Stock..............    58
Description of Revolving Credit
  Facility................................    59
Description of the New Notes..............    60
Certain United States Federal Tax
  Considerations..........................    91
Plan of Distribution......................    94
Legal Matters.............................    94
Experts...................................    94
Consolidated Financial Statements.........   F-1

======================================================
======================================================
                                  ZILOG, INC.

                               OFFER TO EXCHANGE

                 Series B 9 1/2% Senior Secured Notes due 2005,
                which have been registered under the Securities
                            Act of 1933, as amended,
                                      for
                            any and all outstanding
                 Series A 9 1/2% Senior Secured Notes due 2005
                                   PROSPECTUS
                                           , 1998
======================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL permits Zilog's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of Zilog, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     Article IX of Zilog's Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by law.

     As permitted by sections 102 and 145 of the DGCL, Zilog's Certificate of Incorporation eliminates a director's personal liability for monetary damages to Zilog and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of the DGCL or liability for any breach of the director's duty of loyalty to Zilog or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

     In addition, Zilog maintains officers' and directors' insurance covering certain labilities that may be incurred by officers and directors in the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

     (b) Financial Statement Schedules. Other than Schedule II, schedules have been omitted since the required information is not present, or not present in amounts sufficient to require submission of the schedule, or because the information is included in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf, "hereunto duly authorized, in the City of Campbell, State of California, on April 28, 1998.

                                          ZILOG, INC.

                                          By:    /s/ CURTIS J. CRAWFORD
                                            ------------------------------------
                                                     Curtis J. Crawford
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Curtis J. Crawford and Robert E. Collins, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on April 28, 1998.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

               /s/ CURTIS J. CRAWFORD                  President and Chief Executive Officer;
-----------------------------------------------------  Director
                 Curtis J. Crawford

                /s/ ROBERT E. COLLINS                  Vice President and Chief Financial Officer
-----------------------------------------------------  (Principal Accounting Officer)
                  Robert E. Collins

              /s/ WILLIAM S. PRICE III                 Director
-----------------------------------------------------
                William S. Price III

                /s/ DAVID M. STANTON                   Director
-----------------------------------------------------
                  David M. Stanton

                /s/ CARRIE A. WHEELER                  Director
-----------------------------------------------------
                  Carrie A. Wheeler

                                  SCHEDULE II
                                  ZILOG, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                               BALANCE AT      ADDITIONS
                                               BEGINNING    CHARGED TO COSTS                    BALANCE AT
                 DESCRIPTION                   OF PERIOD      AND EXPENSES     DEDUCTIONS(1)   END OF PERIOD
---------------------------------------------  ----------   ----------------   -------------   -------------
YEAR ENDED DECEMBER 31, 1995:
  Allowance for doubtful accounts............     $250            $314             $(314)          $250
                                                  ====            ====             =====           ====
YEAR ENDED DECEMBER 31, 1996:
  Allowance for doubtful accounts............     $250            $107             $(107)          $250
                                                  ====            ====             =====           ====
YEAR ENDED DECEMBER 31, 1997:
  Allowance for doubtful accounts............     $250            $189             $(189)          $250
                                                  ====            ====             =====           ====

------------------------

(1)  Uncollectible accounts written off, net of recoveries.

                                 EXHIBIT INDEX

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
 2.1     Agreement and Plan of Merger, dated as of July 20, 1997,
         between TPG Partners II, L.P. and Zilog, Inc. (the
         "Recapitalization Agreement").
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         Schedule to the Recapitalization Agreement.
 2.2     Amendment Number One to the Recapitalization Agreement,
         dated as of November 18, 1997, by and between TPG Partners
         II, L.P., TPG Zeus Acquisition Corporation and Zilog, Inc.
 2.3     Amendment Number Two to the Recapitalization Agreement,
         dated as of December 10, 1997, by and between TPG Partners
         II, L.P., TPG Zeus Acquisition Corporation and Zilog, Inc.
 2.4     Amendment Number Three to the Recapitalization Agreement,
         dated as of January 26, 1997, by and among TPG Partners II,
         L.P., TPG Zeus Acquisition Corporation and Zilog, Inc.
 3.1     Certificate of Incorporation of Zilog, Inc.
 3.2     Certificate of Merger of TPG Zeus Acquisition Corporation
         into Zilog, Inc. filed with the Delaware Secretary of State on February 27, 1998.
 3.3     Bylaws of Zilog, Inc.
 3.4     Certificate of Designations of Series A Cumulative Preferred
         Stock of Zilog, Inc.
 4.1     Stockholders' Voting Agreement, dated as of July 20, 1997, by and among TPG Partners II, L.P., on the one hand, and
         Warburg, Pincus Capital Company, L.P. and Warburg, Pincus &
         Co., on the other hand.
 4.2     Stockholders' Agreement, dated as of February 27, 1998, by and among Zilog, Inc., TPG Partners II, L.P., TPG Investors
         II, L.P., TPG Parallel II, L.P. and certain other
         stockholders of Zilog, Inc.
 4.3     Letter Agreement, dated as of November 18, 1997, by and
         among TPG Partners II, L.P., Warburg, Pincus Capital
         Company, L.P., Warburg, Pincus & Co. and Zilog, Inc.
 4.4     Form of 9 1/2% Senior Secured Notes due 2005 of Zilog, Inc.
 4.5     Indenture, dated as of February 27, 1998, by and among
         Zilog, Inc., Zilog Europe, Zilog TOA Company and State
         Street Bank and Trust Company.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the Indenture.
 4.6     Purchase Agreement, dated as of February 23, 1998, by and
         among Zilog, Inc., Zilog Europe, Zilog TOA Company, Goldman,
         Sachs & Co., BancBoston Securities Inc. and Citicorp
         Securities, Inc.
 4.7     Registration Rights Agreement, dated as of February 27,
         1998, by and among Zilog, Inc., Zilog Europe, Zilog TOA
         Company, Goldman, Sachs & Co., BancBoston Securities Inc.
         and Citicorp Securities, Inc.
 4.8     Company Security Agreement, dated as of February 27, 1998, by and between Zilog, Inc. and State Street Bank and Trust
         Company.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the Company Security Agreement.
 4.9     Subsidiary Security Agreement, dated as of February 27, 1998 by and among each of the direct and indirect Zilog, Inc.
         Subsidiary signatories thereto and State Street Bank and
         Trust Company.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the Subsidiary Security Agreement.

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
 4.10    Company Pledge Agreement, dated as of February 27, 1998 by and between Zilog, Inc. and State Street Bank and Trust
         Company.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the Company Pledge Agreement.
 4.11    Subsidiary Pledge Agreement, dated as of February 27, 1998 by each of the direct and indirect Zilog, Inc. Subsidiary
         signatories thereto and State Street Bank and Trust Company.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the Subsidiary Pledge Agreement.
 4.12    Company and Subsidiary Patent and Trademark Security
         Agreement, dated as of February 27, 1998 by and among Zilog,
         Inc., each of the direct and indirect domestic Zilog, Inc.
         Subsidiary signatories thereto and State Street Bank and
         Trust Company.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the Company and Subsidiary Patent and Trademark
         Security Agreement.
 4.13    Copyright Security Agreement, dated as of February 27, 1998 by Zilog, Inc., each of the direct and indirect Zilog, Inc.
         Subsidiary signatories thereto and State Street Bank and
         Trust Company.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the Copyright Security Agreement.
 4.14    Stockholders' Agreement, dated as of March 26, 1998, by and among Zilog, Inc., TPG Partners II, L.P., TPG Investors II,
         L.P., TPG Parallel II, L.P. and certain other stockholders of Zilog.
 5.1     Opinion of Pillsbury Madison & Sutro LLP regarding legality of the New Notes.
10.1     Contract of Lease, dated March 22, 1979, by and between
         Zilog Philippines, Inc. and Fruehauf Electronics Phils.
         Corporation.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the Contract of Lease.
10.2     Industrial Lease Agreement, dated as of March 3, 1981, by
         and between M.J.H.M. Partnership II and ADDA Corporation,
         and addenda 1-5 thereto, as assigned to Zilog, Inc. on
         August 25, 1981 and addendum 1 thereto.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the Industrial Lease Agreement.
10.3     Form of 1997 Employee Performance Incentive Plan.
10.4     1997 Zilog Employee Performance Incentive Plan
         Administrative Guide.
10.5     1997 Zilog Employee Performance Incentive Plan Executive
         Bonus Administrative Guide.
10.6     Employment Agreement, dated May 22, 1997, by and between
         Michael J. Bradshaw and Zilog, Inc.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the 1997 Zilog Employee Performance Incentive
         Plan Executive Bonus Administrative Guide.
10.7     Employment Agreement, dated as of May 22, 1997, by and
         between Alan Secor and Zilog, Inc.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the 1997 Zilog Employee Performance Incentive
         Plan Executive Bonus Administrative Guide.

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
10.8     Employment Agreement, dated as of May 22, 1997, by and
         between Richard L. Moore and Zilog, Inc.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the 1997 Zilog Employee Performance Incentive
         Plan Executive Bonus Administrative Guide.
10.9     Employment Agreement, dated as of May 22, 1997, by and
         between Thomas C. Carson and Zilog, Inc.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the 1997 Zilog Employee Performance Incentive
         Plan Executive Bonus Administrative Guide.
10.10    Credit Agreement, dated as of February 27, 1998, among
         Zilog, Inc., Goldman Sachs Credit Partners L.P., as arranger and syndication agent, BankBoston, N.A., as administrative agent and the financial institutions listed therein.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the Credit Agreement.
10.11    Subsidiary Guaranty, dated as of February 27, 1998, by each of the direct and indirect Zilog, Inc. Subsidiary
         signatories thereto, BankBoston, N.A. and the financial
         institutions named therein.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the Subsidiary Guaranty.
10.12    Collateral Account Agreement, dated as of February 27, 1998, by and between Zilog, Inc. and BankBoston, N.A. and the
         financial institutions named therein.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the Collateral Account Agreement.
10.13    Company Security Agreement, dated as of February 27, 1998, by and between Zilog, Inc. and BankBoston, N.A. as
         administrative agent and representative.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the Company Security Agreement.
10.14    Subsidiary Security Agreement, dated as of February 27,
         1998, by and among each of the direct and indirect Zilog,
         Inc. Subsidiary signatories thereto and BankBoston, N.A. as administrative agent.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the Subsidiary Security Agreement.
10.15    Employment Agreement, dated as of January 5, 1998, by and
         between Curtis J. Crawford and TPG Partners II, L.P.
10.16    Lease, dated as of February 18, 1998, between Zilog, Inc.
         and Carramerica Realty Corporation.
         NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
         601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
         schedule to the Lease.
21.1     Subsidiaries of Zilog, Inc.
23.1     Consent of Ernst & Young LLP, independent auditors.
23.2     Consent of Pillsbury Madison & Sutro LLP (included in its
         opinion filed as Exhibit 5.1).
25.1     Form T-1 with respect to the eligibility of State Street
         Bank and Trust Company with respect to the Indenture.
27.1     Financial Data Schedule.

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
99.1     Form of Letter of Transmittal.
99.2     Form of Notice of Guaranteed Delivery.
99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
         Companies and Other Nominees.
99.4     Form of Letter to Clients.